As filed with Securities and Exchange Commission on November 2, 2004

Registration Statement No. 333-119128

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to

Form SB-2

Registration Statement

Under

The Securities Act of 1933

SFSB, Inc.

(Name of Small Business Issuer in its Charter)

Maryland	6035	(To be applied for)
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification Number)

1614 Churchville Road

Bel Air, Maryland 21015

443-265-5570

(Address and telephone number of principal executive offices and principal place of business)

Copies To:

Philip E. Logan, President and Chief Executive Officer SFSB, Inc. 1614 Churchville Road Bel Air, Maryland 21015 443-265-5570	Frank C. Bonaventure, Jr., Esquire Kenneth B. Abel, Esquire Ober, Kaler, Grimes & Shriver, A Professional Corporation 120 E. Baltimore Street Baltimore, Maryland 21202 410-685-1120

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value	1,339,031 Shares	$10.00	$13,390,310	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The registration fee of $1,697 was previously paid upon the initial filing of the Form SB-2 on September 20, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SFSB, INC.

Proposed Holding Company for Slavie Federal Savings Bank

Up to 1,164,375 Shares of Common Stock

We are offering shares of our common stock for sale in connection with the reorganization of Slavie Federal Savings Bank into the mutual holding company form of ownership. The shares we are offering will represent 45% of our outstanding common stock following the reorganization. The remaining 55% of our outstanding common stock will be owned by Slavie Bancorp, MHC, our federally chartered mutual holding company parent. We will be the holding company for Slavie Federal Savings Bank.

If you are or were a depositor of Slavie Federal Savings Bank:

•	You may have a priority subscription right to purchase shares of common stock in the offering.

If you have never been a depositor of Slavie Federal Savings Bank:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

Because this is our initial public offering, there is no market for our common stock at this time. We will not apply for listing of our common stock on any stock exchange or on The Nasdaq Stock Market in connection with the offering. Instead, we expect that our common stock will be quoted on the OTC Electronic Bulletin Board. However, we cannot assure you that an active trading market for our common stock will develop or be sustained after the offering. See “Market for the Common Stock” on page     .

We are offering up to 1,164,375 shares of the common stock on a best efforts basis, subject to certain conditions. We must sell a minimum of 860,625 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 1,339,031 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate on                     . We may extend the termination date without notice to you, until                     , unless the Office of Thrift Supervision approves a later date, which may not be beyond                     .

The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is 10,000 shares, and no person by him or herself, or with an associate or group of persons acting in concert, may purchase more than 14,000 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                     . If the offering is extended beyond                     , subscribers will have the right to modify or rescind their purchase orders. We anticipate that funds received prior to the completion of the offering will be held in an account at Slavie Federal Savings Bank and will bear interest at our passbook rate (currently         % per annum). If we terminate the offering, or if we extend the offering beyond          and you do not confirm your order, we will promptly return your funds with interest at our passbook rate.

Sandler O’Neill & Partners, L.P. will assist us in our selling efforts, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

This investment involves risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page     .

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Maximum	Adjusted Maximum
Number of shares	860,625	1,164,375	1,339,031
Gross offering proceeds	$8,606,250	$11,643,750	$13,390,310
Estimated offering expenses excluding selling agent’s fees and expenses	$425,000	$425,000	$425,000
Estimated selling agent’s fees and expenses(1)	$117,000	$151,000	$171,000
Estimated net proceeds	$8,064,250	$11,067,750	$12,794,310
Estimated net proceeds per share	$9.37	$9.51	$9.55

(1)	See “The Reorganization and the Offering – Plan of Distribution and Marketing Arrangements” on page for a discussion of Sandler O’Neill & Partners, L.P.’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Conversion Center at (410)                     .

Sandler O’Neill & Partners, L.P.

The date of this prospectus is                     , 2004

[INSERT MAP?]

SUMMARY

This summary highlights selected information from this prospectus. To understand the offering fully, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Slavie Federal Savings Bank. For assistance, please contact our Conversion Center at (410)             .

THE COMPANIES

Slavie Bancorp, MHC

Upon completion of the reorganization and offering, Slavie Bancorp, MHC will become the federally chartered mutual holding company parent of SFSB, Inc. and will own 55% of SFSB, Inc.’s common stock. Slavie Bancorp, MHC is not currently an operating company and has not engaged in any business to date. Slavie Bancorp, MHC will be formed upon completion of the reorganization. So long as Slavie Bancorp, MHC exists, it will own a majority of the voting stock of SFSB, Inc. We do not expect that Slavie Bancorp, MHC will engage in any business activity other than owning a majority of the common stock of SFSB, Inc. The officers and directors of Slavie Bancorp, MHC will be the same as the officers and directors of SFSB, Inc. and Slavie Federal Savings Bank.

SFSB, Inc.

This offering is being made by SFSB, Inc. Upon completion of the reorganization and offering, we will be the mid-tier stock holding company for Slavie Federal Savings Bank. We are not currently an operating company and have not engaged in any business to date. We will be chartered under Federal law and will own 100% of the common stock of Slavie Federal Savings Bank. Our executive office will be located at 1614 Churchville Road, Bel Air, Maryland 21015, and our telephone number will be (443) 265-5570.

Slavie Federal Savings Bank

Slavie Federal Savings Bank is a federally chartered mutual savings bank headquartered in Bel Air, Maryland. Originally founded in 1900 in Baltimore City to serve the financial needs of the local Slavic-American community, Slavie Federal Savings Bank has undergone considerable change during the past century. Today it operates from three offices, two in Harford County, Maryland and one in northeast Baltimore City, near the Baltimore County border. Its customer base has evolved from middle income families of Slavic descent living in urban areas to middle and upper income families living in the suburbs, with Slavic-Americans representing a minority of the customer base. The telephone number at Slavie Federal Savings Bank’s main branch office is (443) 265-5555 and its website address is www.slavie.com. Information on the website is not a part of this prospectus.

Slavie Federal Savings Bank’s principal lending activity has been the origination of first mortgage loans for the purchase or refinance of one- to four-family residential real property. As of June 30, 2004, this type of loan comprised approximately 90% of the total loan portfolio. Historically, Slavie Federal Savings Bank has retained all loans that it has originated.

At June 30, 2004, Slavie Federal Savings Bank had total assets of $146,753,428, total deposits of $100,434,035 and total equity of $10,975,910. Its net income for the six months ended June 30, 2004 and the year ended December 31, 2003 was $64,595 and $62,079, respectively. Slavie Federal Savings Bank’s principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate. These loans comprised approximately 89.31% of the loan portfolio at June 30, 2004. Slavie Federal Savings Bank offers a variety of deposit accounts, including checking, savings and certificates of deposit, and emphasizes personal and efficient service for its customers.

Business Strategy

Our business strategy is to grow and improve our profitability by:

•	Leveraging excess equity to improve earnings;

•	Increasing loan diversification, particularly with respect to commercial business and commercial real estate loans;

•	Increasing residential loan originations;

•	Increasing customer access through enhanced electronic delivery systems;

•	Building sources of fee income; and

•	Maintaining a high quality loan portfolio through prudent underwriting practices.

A further description of these strategies begins on page      of this prospectus.

THE REORGANIZATION

Description of the Reorganization

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters such as the election of directors and this reorganization.

The reorganization involves a series of transactions by which we will convert our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. Following the reorganization, Slavie Federal Savings Bank will become a federal stock savings bank subsidiary of SFSB, Inc., and SFSB, Inc. will be a majority-owned subsidiary of Slavie Bancorp, MHC. Our members will become members of Slavie Bancorp, MHC and will continue to have the same voting rights in Slavie Bancorp, MHC as they have in Slavie Federal Savings Bank. As a federal stock savings bank, we will continue to be subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Upon consummation of the reorganization and offering, Slavie Bancorp, MHC and SFSB, Inc. will also be registered with the Office of Thrift Supervision as savings and loan holding companies and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.

As part of the reorganization, we are offering between 860,625 and 1,164,375 shares of SFSB, Inc. common stock for $10.00 per share to persons other than Slavie Bancorp, MHC. We may increase the amount of stock to be sold to 1,339,031 shares without giving you further notice or the opportunity to change or cancel your order.

The following chart shows our corporate structure following the reorganization and offering:

Reasons for the Reorganization

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to (1) compete more effectively in the financial services marketplace; (2) offer our depositors, employees, management and directors an equity ownership interest in SFSB, Inc. and thereby obtain an economic interest in our future success; and (3) increase our capital to support further growth and expansion, as well as loan diversification.

Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings bank. In addition, the reorganization and the capital raised in the offering are expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	support the introduction of new financial products and services;

•	increase our capital base, which will provide greater flexibility to invest in higher yielding assets;

•	allow us to grow and enhance our profitability; and

•	improve our ability to manage capital including paying cash dividends and repurchasing shares of our common stock.

The reorganization and offering also will allow us to establish stock benefit plans for management and employees which will assist us in attracting and retaining qualified personnel.

Unlike a standard conversion transaction in which all of the common stock issued by the converting savings bank is sold to the public, in a mutual holding company reorganization only a minority of the converting bank’s stock is sold to the public. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our outstanding shares. Based on these restrictions, our board of directors has decided to offer 45% of our outstanding shares of common stock for sale in the offering, and the remaining 55% of our shares will be owned by Slavie Bancorp, MHC.

How We Determined the Offering Range and the $10.00 Price Per Share

The independent appraisal by Feldman Financial Advisors, Inc., dated as of September 8, 2004, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving reorganizations of mutual savings institutions.

The appraisal incorporated an analysis of a peer group of publicly traded fully-converted savings institutions that Feldman Financial Advisors, Inc. deemed comparable to Slavie Federal Savings Bank. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer group companies. Feldman Financial Advisors, Inc. applied the peer group’s pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Slavie Federal Savings Bank and the peer group, to Slavie Federal Savings Bank’s pro forma earnings and book value to derive the estimated pro forma market value of Slavie Federal Savings Bank.

In reviewing the appraisal prepared by Feldman Financial Advisors, Inc., the board of directors considered the methodologies and the appropriateness of the assumptions used by Feldman Financial Advisors, Inc. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

Feldman Financial Advisors, Inc. has estimated that as of September 8, 2004, the pro forma market value of SFSB, Inc. on a fully converted basis ranged from a minimum of $19,125,000 to a maximum of $25,875,000. Based on this valuation and the $10.00 per share price, the number of shares of common stock to be issued by us will range from a minimum of 1,912,500 shares to a maximum of 2,587,500 shares. We are offering 45% of these shares, or between 860,625 and 1,164,375 shares or $8,606,250 to $11,643,750, for sale to eligible members of Slavie Federal Savings Bank, our employee stock ownership plan and possibly to the general public in a community offering or syndicated community offering. Slavie Bancorp, MHC will own between 1,051,875 and 1,423,125 shares, or 55%, of SFSB, Inc. at the completion of the offering.

Recent and projected stock trading multiples. The following table presents the pricing ratios for the peer group companies analyzed by Feldman Financial Advisors, Inc., all of which are fully-converted publicly traded savings institutions, and the pro forma pricing ratios for SFSB, Inc. on a fully-converted basis. Feldman Financial Advisors, Inc.’s calculation of the fully-converted pricing multiples for SFSB, Inc. assumes the pro forma impact of selling 100% of the shares to be issued to the public at $10.00 per share. Feldman Financial Advisors, Inc. used the following information in preparing the appraisal, consistent with Office of Thrift Supervision guidelines.

	Price-to-earnings multiple	Price-to-book value ratio
SFSB, Inc. assuming issuance of 100% of its stock for the 12-months ended June 30, 2004
Maximum	56.5x	78.4%
Minimum	52.8x	70.5%
Valuation of peer group companies as of September 8, 2004(1)
Averages	20.8x	108.6%
Medians	22.3x	109.8%

(1)	Reflects earnings for the most recent 12-month period for which data is publicly available.

Stock trading multiples of mutual holding companies. The following table summarizes all national mutual holding company pricing ratios as of September 8, 2004, and price to pro forma per share data for SFSB, Inc. upon sale of 45% of its common stock. See “Pro Forma Data” for a description of the assumptions we used in making these calculations. The following information was not used by Feldman Financial Advisors, Inc. in preparing the appraisal.

	Price-to-earnings multiple	Price-to-book value ratio
SFSB, Inc. upon sale of 45% of its stock for the six months ended June 30, 2004
Maximum	100.0x	126.7%
Minimum	83.3x	107.3%
SFSB, Inc. upon sale of 45% of its stock for the year ended December 31, 2003
Maximum	111.1x	126.9%
Minimum	111.1x	107.5%
All national mutual holding companies as of September 8, 2004(1)
Averages	33.2x	199.7%
Medians	40.9x	185.8%

(1)	Reflects earnings for the most recent 12-month period for which data is publicly available.

The information for national mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that may have issued a different percentage of their stock in their offerings than the 45% that we are offering. In addition, stock repurchases also affect the ratios to a greater or lesser degree depending upon repurchase activity. Additionally, many factors that historically have affected pricing for mutual holding companies may not impact our trading price. See “- After-Market Performance Information Provided by Independent Appraiser” and “Risk Factors – Our Return on Equity Will be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.”

The independent appraisal is not necessarily indicative of the post-offering trading value. Do not assume or expect that the valuation of SFSB, Inc. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering is completed. See “Risk Factors – The Future Price of the Common Stock May be Less than the Purchase Price in the Offering.”

The independent appraisal must be updated before we complete the offering. The amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 1,339,031 shares could be sold in the offering. We received authorization from the Office of Thrift Supervision to conduct the offering on                          , 2004. The updated independent appraisal will be subject to the further approval of the Office of Thrift Supervision before we can complete the offering. If the updated independent appraisal estimates our pro forma market value to be more than $12,794,310 or less than $8,064,250, we will promptly return all funds received with interest at our passbook rate. After consulting with the Office of Thrift Supervision, we may also set a new offering range and seek to sell shares within the new range. In such a case, we may elect to solicit new subscriptions only from persons who submitted accepted subscriptions for shares of common stock in the terminated offering.

After-Market Performance Information Provided by Independent Appraiser

The following information was provided to our board of directors by Feldman Financial Advisors, Inc. as part of its appraisal review. The table presents for all mutual holding company reorganizations with a minority stock issuance from September 1, 2003 to September 8, 2004, the average and median percentage stock appreciation from the initial trading date of the offering to the dates presented in the table. The board of directors did not consider this data particularly relevant to our appraisal given that the information relates to stock appreciation experienced by other companies that reorganized in different markets and that may have issued more or less than 45% of their outstanding common stock. In addition, the companies may have few or no similarities to us with regard to the market in which we compete, earnings quality and growth potential, among other factors.

The proceeds raised as a percentage of pro forma stockholders’ equity may have a negative effect on our stock price performance. See “Risk Factors – Our Return on Equity Will be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.”

This table is not intended to indicate how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page     .

Mutual Holding Company Reorganizations with a Minority Stock Issuance from September 1, 2003 to September 8, 2004

	Average Percentage Stock Price Appreciation from Initial Public Offering Price			Median Percentage Stock Price Appreciation from Initial Public Offering Price
Number of Transactions	After One Day	After One Month	Through September 8, 2004	After One Day	After One Month	Through September 8, 2004
10	30.8%	28.2%	22.5%	26.6%	25.2%	19.0%

Data presented in the table were calculated using a small sample. The data, therefore, may not be meaningful for investors. While stock prices of reorganizing institutions have, on average, increased for the period presented, there can be no assurance that our stock price will appreciate the same amount, if at all. There can also be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some thrift institutions that have formed mutual holding companies. In addition, the transactions for which the data is presented occurred primarily during a falling interest rate environment, during which the market for financial institutions decreased. If interest rates rise, our net interest income and the value of our assets likely would be reduced, negatively affecting our stock price.

The increase in any particular company’s stock price is subject to various factors, including the amount of proceeds a company raises and the quality of management and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management.

In reviewing the information provided to it by Feldman Financial Advisors, Inc., the board of directors did not make any determinations regarding whether or not prior mutual to stock conversions have been under or overvalued on a price-to-tangible-book value basis, nor did the board of directors draw any conclusions regarding how the historical data reflected above may impact our appraisal. Instead, the board of directors hired Feldman Financial Advisors, Inc. to advise the board of directors as to how much capital SFSB, Inc. would likely be required to raise under the Office of Thrift Supervision’s appraisal guidelines. The board of director’s ability to control the amount of capital SFSB, Inc. will raise in the offering is limited by the regulatory framework established by the Office of Thrift Supervision, which requires that we hire an independent appraiser and permit the independent appraiser to arrive at a value without undue influence from outside parties, including from us. The board of directors permitted Feldman Financial Advisors, Inc. to arrive at the appraised value independently, which the board of directors also understood would be subject to Office of Thrift Supervision review and approval.

Tax Consequences of the Reorganization

As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to Slavie Bancorp, MHC, SFSB, Inc. or Slavie Federal Savings Bank or persons who receive or exercise subscription rights. Our special counsel, Ober, Kaler, Grimes & Shriver, a Professional Corporation, has issued an opinion to us that, among other items, for federal income tax purposes:

•	the reorganization will qualify as a tax free reorganization;

•	it is more likely than not that the fair market value of the subscription rights is zero and accordingly, no gain or loss will be recognized by recipients of subscription rights; and

•	no gain or loss will be recognized for federal income tax purposes by Slavie Bancorp, MHC, SFSB, Inc. or Slavie Federal Savings Bank as a result of the reorganization.

Ober, Kaler’s opinion also states that, assuming the reorganization does not result in any federal income tax liability to Slavie Federal Savings Bank, its account holders, SFSB, Inc. or Slavie Bancorp, MHC, the reorganization will not result in any Maryland income tax liability to those entities or persons.

For a further discussion of the tax consequences of the reorganization and stock offering, see “The Reorganization and the Offering – Tax Effects of the Reorganization.”

Benefits of the Reorganization to Management

We intend to establish an employee stock ownership plan, which we anticipate will purchase 3.92% of the aggregate shares issued in the reorganization (or 8.71% of the shares sold in the offering), including those issued to Slavie Bancorp, MHC, or if shares are not available, in the open market after the offering. A loan from SFSB, Inc. to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. The loan will accrue interest at the prime rate in effect at the time the employee stock ownership loan is entered into. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

The establishment of the employee stock ownership plan will result in additional compensation expense to SFSB, Inc. See “Pro Forma Data” for an illustration of the effects of this plan.

We also intend to adopt a stock option plan and a recognition and retention plan for the benefit of our directors, officers and employees, subject to stockholder approval. Under Office of Thrift Supervision regulations, these plans must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Slavie Bancorp, MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by Slavie Bancorp, MHC. If we adopt the recognition and retention plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the recognition and retention plan will increase the voting control of management without a cash outlay by the recipient of shares.

The establishment of the recognition and retention plan and the stock option plan will result in additional compensation expense to Slavie Federal Savings Bank. At this time, no determination has been made regarding whether any options that may be granted will be expensed; however, if we were to expense options, it would negatively affect our net income.

The value of the stock options that would be issued under a stock option plan will be affected by the price of our common stock at the time the stock option plan is implemented and the options are granted. If a stock option plan were to award stock options for 4.90% of the maximum amount of shares that could be issued in the reorganization based on Feldman Financial Advisors, Inc.’s appraisal, the total shares subject to options would be 93,712 shares, 110,250 shares, 126,787 shares and 145,805 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the valuation range.

The following table presents the total estimated value of the shares of common stock, assuming 1,164,375 shares are issued in the reorganization at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the recognition and retention plan. The table assumes that the value of the shares is $10.00 per share. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of the common stock increases. All employee and management stock benefit plans will comply with all applicable Office of Thrift Supervision regulations.

	Number of Shares	Estimated Value of Shares	Percentage of Shares Issued
Employee stock ownership plan(1)	101,430	$1,014,300	3.92%
Recognition and retention plan(2)	50,715	$507,150	1.96%
Stock option plan	126,788	—	4.90%

Total	278,933	$1,521,450	10.78%

(1)	If Slavie Federal Savings Bank’s tangible capital is not at least 10% at the close of the offering, the amount of shares purchased by the employee stock ownership plan will be reduced to 3.43% of the total outstanding shares of SFSB, Inc.

(2)	If Slavie Federal Savings Bank’s tangible capital is not at least 10% at the time the recognition and retention plan is presented to stockholders for approval, the amount of shares of restricted stock eligible for award will be reduced to 1.47% of the total outstanding shares of SFSB, Inc.

In addition, upon completion of the offering, Slavie Federal Savings Bank intends to enter into employment agreements with Philip E. Logan, its chairman, president and chief executive officer, Charles E. Wagner, Jr., its senior vice president and chief lending officer, and Sophie T. Wittelsberger, its vice president and chief operating officer. Each agreement will provide, among other things, that if the employee terminates the agreement for good reason or if the employee is terminated without cause prior to a change of control, the employee will receive severance pay for a period equal to the remaining term of the employee’s agreement in an amount equal to the employee’s current cash compensation. If the termination payments were required to be paid after completion of the reorganization, Mr. Logan would receive approximately $220,000 (approximately $110,000 per year for two years), Mr. Wagner would receive approximately $154,000 (approximately $77,000 per year for two years) and Mrs. Wittelsberger would receive approximately $120,000 (approximately $60,000 per year for two years). In addition, Slavie Federal Savings Bank will continue to maintain health insurance coverage for the remainder of the term of the agreement.

The agreements also will provide, among other things, that instead of the severance payment described above, the employee will receive a single payment in the event the employee is terminated without cause or terminates his employment for good reason in connection with or after a change in control of Slavie Federal Savings Bank. The amount of the payment will equal 2.99 times, 2.50 times and 2.0 times of Mr. Logan’s, Mr. Wagner and Mrs. Wittelsberger’s average annual compensation over the prior five years respectively. If the change in control severance payments were required to be paid in 2004 after completion of the reorganization, Mr. Logan would receive approximately $316,000, Mr. Wagner would receive approximately $230,000 and Mrs. Wittelsberger would receive approximately $109,000. See “Management - Employment Agreements.”

THE OFFERING

Terms of the Offering

We are offering between 860,625 and 1,164,375 shares of common stock of SFSB, Inc. to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,339,031 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of SFSB, Inc. decreases below $19,125,000 or increases above $29,756,250, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share and each investor will pay the same price. You will not pay a commission to purchase shares in the offering. Sandler O’Neill & Partners, L.P., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of SFSB, Inc. in a “subscription offering” in the following descending order of priority:

(1)	Depositors who had accounts at Slavie Federal Savings Bank with a balance of at least $50.00 on December 31, 2002;

(2)	Our employee stock ownership plan;

(3)	Depositors who had accounts at Slavie Federal Savings Bank with a balance of at least $50.00 on ; and

(4)	Other depositors of Slavie Federal Savings Bank on .

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Baltimore City, Baltimore County and Harford County, Maryland will have a purchase preference in any community offering. Shares also may be offered to the general public in the community offering. The community offering, if any, may commence concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through one or more broker-dealers in what is referred to as a syndicated community offering. We anticipate that the syndicated community offering, if necessary, would be managed by Sandler O’Neill & Partners, L.P.

Your ability to purchase shares will depend on your purchase order priority and the number of shares subscribed for by others with the same purchase order priority as you. We have the right to accept or reject any orders received in the community offering and the syndicated community offering.

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, you may not purchase more than $100,000 (10,000 shares of common stock). Also, if any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed an aggregate of $140,000 (14,000 shares of common stock):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have an interest or hold a position; or

•	other persons who may be acting together with you (which may include, without limitation, joint account holders, persons sharing an address or who have substantially similar addresses and persons who file jointly a Schedule 13-G or Schedule 13-D Beneficial Ownership Report with the Securities and Exchange Commission).

Where more than one person is the owner of a particular deposit account, the orders of such persons pursuant to the subscription rights related to such joint account collectively may not exceed $100,000 (10,000 shares). Where one person is the owner of multiple accounts with multiple other persons, such persons shall be deemed to be acting in concert and may not purchase more than $140,000 (14,000 shares) through all such accounts. We may increase these limitations to up to 5% of the shares sold in the offering.

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Reorganization and the Offering - Limitations on Purchase of Shares.”

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order; or

•	authorizing us to withdraw money from your deposit account(s) maintained with Slavie Federal Savings Bank.

If you wish to use your Slavie Federal Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Slavie Federal Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Slavie Federal Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. We will pay interest at Slavie Federal Savings Bank’s passbook rate from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Slavie Federal Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Slavie Federal Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we will not accept copies or facsimiles of order forms.

You May Not Sell or Transfer Your Subscription Rights

If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells, gives away or otherwise transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, Eastern Time, on                     , unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to the Conversion Center located at our Bel Air branch office at 1614 Churchville Road, Bel Air, Maryland 21015 or to either of our other branch offices. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond                     .

Termination of the Offering

The subscription offering will terminate at 12:00 noon, Eastern Time, on                     , unless extended. We may extend this expiration date without notice to you, until                     , unless regulators approve a later date. We expect that the community offering, if one is conducted, would terminate at the same time. If the subscription offering and/or community offerings extend beyond                     , all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. We will return subscription funds promptly with interest at our passbook rate to subscribers who do not respond to this notice. All further extensions, in the aggregate, may not last beyond                     , which is two years after the special meeting of members of Slavie Federal Savings Bank to be held on                      to vote on the plan of reorganization.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 860,625 shares of common stock, we may take a number of steps in order to sell the minimum number of shares of common stock in the offering range. Among other things, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond the                      expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Once Submitted, Your Purchase Order May Not be Revoked Unless the Offering is Terminated or Extended Beyond                     .

Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the reorganization on                     ; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond                     .

How We Intend to Use the Proceeds We Raise From the Offering

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares of common stock at the minimum and maximum of the offering range:

	Minimum Share Amount	Maximum Share Amount
	(in thousands)
Offering proceeds	$8,606	$11,644
Less:
Estimated offering expenses excluding selling agent’s fees and expenses	425	425
Estimated selling agent’s fees and expenses	117	151

Net offering proceeds	8,064	11,068
Less:
Proceeds contributed to Slavie Federal Savings Bank	4,032	5,534
Proceeds used for loan to employee stock ownership plan	750	1,014

Proceeds retained by SFSB, Inc.	$3,282	$4,520

We may use the net proceeds of the offering that we retain to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Slavie Federal Savings Bank may use the proceeds it receives to, among other things, make loans, support new products and services and invest in securities. SFSB, Inc. and Slavie Federal Savings Bank also may use the net proceeds of the offering to diversify their businesses and acquire other companies, although neither SFSB, Inc. nor Slavie Federal Savings Bank has any specific plans to do so at this time. See “How We Intend to Use the Proceeds from the Offering.”

Purchases by Directors and Executive Officers

We expect that our directors and executive officers, together with their associates, will subscribe for 34,500 shares, which equals 2.96% of the shares to be sold in the offering at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share as everyone else who purchases shares in the offering.

Market for the Common Stock

We expect that our common stock will be quoted on the OTC Electronic Bulletin Board. Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so. We cannot predict whether or if a liquid trading market in shares of our common stock will develop or be maintained. Investors in our common stock should have a long-term investment intent. Persons purchasing shares in the offering may not be able to sell their shares at a price equal to or above $10.00. See “Market for the Common Stock.”

Possible Conversion of Slavie Bancorp, MHC to Stock Form

The reorganization does not preclude the future conversion of Slavie Bancorp, MHC from the mutual to stock form of organization in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Slavie Bancorp, MHC would have subscription rights to purchase common stock of SFSB, Inc. or its successor, and the public stockholders of SFSB, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Slavie Bancorp, MHC. No assurance can be given when, if ever, Slavie Bancorp, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “The Reorganization and the Offering – Reasons for the Reorganization.”

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Conversion Center at (        )                     , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time.

RISK FACTORS

An investment in our common stock involves substantial risks. You should carefully read the following, together with the other information in this prospectus, before making a decision to purchase our common stock.

Our Return on Equity Will be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on equity has historically been below that of peer institutions. A high proportion of our loan portfolio is invested in residential mortgage loans, which we have funded with higher cost certificates of deposit and, recently, borrowings, and we have had nominal non-interest income. Over the past several years our return on equity has been negatively impacted by premium rate certificates of deposit that we offered in 2000 (coinciding with our 100th anniversary) and the subsequent significant decline in interest rates, and the opening of our two Harford County offices. Our return on average equity amounted to 1.18% for the six months ended June 30, 2004 (annualized) and 0.57% for the year ended December 31, 2003. We incurred a loss of $110,602 for the year ended December 31, 2002.

Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, added expenses associated with our employee stock ownership plan and our recognition and retention plan and, possibly, our stock option plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to continue to be below the industry average, which might make an investment in our common stock unattractive to investors and might cause our common stock to trade at lower prices than comparable companies with a higher return on equity.

The net proceeds from the offering, assuming we sold the current maximum of the offering range (or 1,164,375 shares), would increase our equity by approximately $9.4 million. Based on our net income for the six months ended June 30, 2004 (annualized), our pro forma return on equity (assuming the sale of 1,164,375 shares) would be 1.23%. In contrast, the return on equity of the peer group of financial institutions selected by Feldman Financial Advisors, Inc. was 4.35% for the latest available 12-month period ended June 30, 2004. Consequently, you should not expect a competitive return on equity in the near future.

Rising Interest Rates May Hurt Our Profits and Assets Value.

Interest rates, although they have risen recently, are at historically low levels. As a result of low interest rates, we have experienced strong demand for fixed rate loans, and as of June 30, 2004, $110,946,762, or 95.62%, of our loans had fixed rates. If interest rates continue to rise, our net interest income and the value of our assets likely would be reduced because the interest paid on interest-bearing liabilities, such as deposits and borrowings, would increase more quickly than interest received on interest-earning assets, such as loans and investments. Due primarily to the current lower interest rate environment as well as the composition of our interest sensitive assets and liabilities, our interest rate spread (the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities) was 2.48% for the six months ended June 30, 2004 compared to 2.25% for the six months ended June 30, 2003. Our net interest margin (net interest income as a percentage of average interest-earning assets) was 2.60% for the six months ended June 30, 2004 compared to 2.40% for the six months ended June 30, 2003. If interest rates rise, our interest rate spread and net interest margin could be compressed, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets. According to Office of Thrift Supervision calculations, as of June 30, 2004, if interest rates increase by 1%, the net value of our assets (our net portfolio value) will decrease by 29%. If interest rates increase by 2%, the net value of our assets (our net portfolio value) will decrease by 58%. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Management of Market Risk.”

Our Intended Increased Focus on Commercial Real Estate and Commercial Business Loans May Not be Successful.

We intend to grow our commercial loan portfolio, an area in which we do not have substantial past experience, in order to increase both our interest and non-interest income. Although we recently hired an experienced commercial lender to oversee our commercial lending program, there can be no assurance that we will be successful in implementing this strategy and/or managing the anticipated growth as a result of this strategy.

We Have Limited Recognition and Reputation in the Markets in Which We Will Seek to Expand Our Business.

In recent years we have proactively sought to position our offices in response to changing market dynamics and the outmigration of our historic target customer group, the Slavic-American population. Thus, in 1976, we relocated our Baltimore City office to the Baltimore County border. In November 2001, we opened two locations in Harford County, Maryland, a suburban market which features rapid population growth and high per capita income, and moved our headquarters to Harford County. However, our small size, recent entry into the Harford County market and lack of a physical presence in Baltimore County, as well as limited alternative delivery channels (e.g., no internet banking), have resulted in limited name recognition and reputation in Harford County and Baltimore County.

Because Slavie Federal Savings Bank Currently Serves a Limited Market Area, We Could be More Adversely Affected by an Economic Downturn in Our Market Area Than Our Larger Competitors Which are More Geographically Diverse.

Currently, our primary market area is limited to Baltimore City, Baltimore County and Harford County, Maryland. If these areas or the Baltimore metropolitan area generally suffers an economic downturn, our business and financial condition may be severely affected. Our larger competitors serve a more geographically diverse market area, parts of which may not be affected by the same economic conditions that exist in our primary market area.

We Depend Heavily on our Key Personnel, Particularly Philip E. Logan, Charles E. Wagner, Jr. and Sophie T. Wittelsberger, and Our Business Could Suffer if Something Were to Happen to Mr. Logan, Mr. Wagner or Mrs. Wittelsberger or if They Were to Leave.

Mr. Logan is our chairman, president and chief executive officer, Mr. Wagner is our senior vice president, chief lending officer, secretary and a member of our board of directors, and Mrs. Wittelsberger is our vice president and chief operating officer. Mr. Logan, Mr. Wagner and Mrs. Wittelsberger provide valuable services to us and would be difficult to replace. Although we intend to enter into employment agreements with Mr. Logan, Mr. Wagner and Mrs. Wittelsberger in connection with the reorganization, if any one of them were to leave for any reason, our business could suffer. See “Management – Employment Agreements” for a discussion of the terms of these employment agreements. Moreover, we do not maintain “key-man” life insurance on Messrs. Logan or Wagner or Ms. Wittelsberger.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with, among others, commercial banks, savings institutions, mortgage brokerage firms, credit unions, mutual funds and insurance companies operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors have recently offered loans with lower fixed rates and loans on more attractive terms than Slavie Federal Savings Bank has been willing to offer. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. See “Business of Slavie Federal Savings Bank—Competition” for more information about competition in our market area.

Our Ability to Operate Profitably May Depend on our Ability to Implement Various Technologies into Our Operations.

We do not currently offer Internet-based banking, although we intend to introduce this service by the end of 2004. The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking and telebanking. Our ability to compete successfully in our markets may depend on the extent to which we are able to exploit such technological changes. However, we cannot assure you that the development of these or any other new technologies, or our failure in anticipating or responding to such developments, will not materially adversely affect our business, financial condition or operating results.

Persons Who Purchase Stock in the Offering Will Own a Minority of SFSB, Inc.’s Common Stock and Will Not be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

Slavie Bancorp, MHC will own a majority of SFSB, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage SFSB, Inc. and Slavie Federal Savings Bank also manage Slavie Bancorp, MHC. In addition, Slavie Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares. The only matters as to which stockholders other than Slavie Bancorp, MHC will be able to exercise voting control are proposals to implement a recognition and retention stock plan or stock option plan, which, under Office of Thrift Supervision regulations, requires the approval of a majority of the total votes eligible to be cast by stockholders, other than Slavie Bancorp, MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by Slavie Bancorp, MHC.

The Future Price of our Common Stock May be Less than the Purchase Price in the Offering.

The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. We cannot assure you that the price of our common stock will not be subject to such volatility.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Acquisition of SFSB, Inc., Which May Adversely Affect Our Stock Price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of such a transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future our per share stock price may be adversely affected.

There Will be a Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

It is not likely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market does develop. This limited trading market for our common stock also may reduce the market value of our common stock. Before purchasing you should consider the limited trading market for our shares and be financially prepared and able to hold your shares for an indefinite period. See “Market for the Common Stock” for more information about trading of our shares.

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could be Adversely Affected as Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because most of our loan portfolio is comprised of real estate related loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

If Our Allowance for Loan Losses is not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review, among other things, our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.

We are particularly susceptible to this risk because a large portion of our loans are of relatively recent origin due to our growth over the past 18 months. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because a large portion of our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses.

Material additions to our allowance would materially decrease our net income. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs may have a material adverse effect on our results of operations and financial condition.

Our Stock Benefit Plans Will Increase Our Expenses, Which May Reduce Our Profitability and Stockholders’ Equity.

We will recognize annual material employee compensation and benefit expenses stemming from the shares purchased or granted to employees, officers and directors under new benefit plans. We cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of awards made to recipients. These expenses in the first year following the reorganization have been estimated to be approximately $95,000 at the maximum of the offering as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock.

Currently, we do not intend to expense any stock options that we may grant. However, the Financial Accounting Standards Board issued an exposure draft on March 31, 2004 of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2005. If this standard is adopted or if we decide to expense options, it would negatively affect our net income. For further discussion of these plans, see “Management – New Stock Benefit Plans.”

The Implementation of Stock-based Benefit Plans May Dilute Your Ownership Interest.

We intend to adopt a stock option plan and recognition and retention plan following the reorganization and offering. If shareholders approve these plans, we intend to issue awards to our officers, directors and employees. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. If the shares for the recognition and retention plan are issued from our authorized but unissued stock and are equal to 1.96% of the shares issued in the reorganization (or 4.36% of the shares sold in the offering), your ownership percentage would be diluted by approximately 1.92% and the trading price of our stock may be reduced. Your ownership percentage would decrease by approximately 4.67% if all potential stock options are exercised from our authorized but unissued stock assuming stock options granted equal 4.90% of the shares issued in the reorganization (or 10.89% of the shares sold in the offering). For additional information, see “Pro Forma Data.”

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Hurt Our Profits.

We intend to contribute approximately 50% of the net proceeds from the offering to Slavie Federal Savings Bank. We will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial institutions or other businesses that are related to banking or for other general corporate purposes. Slavie Federal Savings Bank may use the proceeds it receives to fund new loans, to support new products and services, to invest in securities, to establish or acquire new branches or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

We Operate in a Highly Regulated Environment and May be Adversely Affected by Changes in Laws and Regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

Our Stock Value May Suffer From Anti-takeover Provisions and Our Mutual Holding Company Structure That May Impede Potential Takeovers.

Provisions in our corporate documents, as well as certain federal regulations and our mutual holding company structure, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The most significant anti-takeover provision is the ability of Slavie Bancorp, MHC, as the majority stockholder of SFSB, Inc., to control the outcome of virtually all matters presented to stockholders for their approval. Other anti-takeover provisions in our corporate documents, include, but are not limited to:

•	Restrictions limiting the ability of any one person or group other than Slavie Bancorp, MHC from acquiring more than 10% of our common stock for five years and limitations on voting rights;

•	The election of members of the board of directors to staggered three-year terms;

•	The absence of cumulative voting by stockholders in the election of directors; and

•	Our ability to issue preferred stock and additional shares of common stock without stockholder approval.

Also, for three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Officer of Thrift Supervision. See “Restrictions on the Acquisition of SFSB, Inc. and Slavie Federal Savings Bank” for a description of anti-takeover provisions in our corporate documents and federal regulations.

If We Only Sell the Minimum Number of Shares in the Offering, We Will Not Be Able to Grow as Quickly as We Might Be Able to if We Sold the Maximum Number of Shares.

If we sell the minimum number of shares being offered, we will be able to complete the reorganization but we will not have as much capital to use to implement our business plans as we would if we sold the maximum number of shares. As a result, we may not be as profitable or grow as quickly as we might be able to if we had more capital. See “Use of Proceeds.”

Once Submitted, Your Purchase Order May Not be Revoked Unless the Offering is Terminated or Extended Beyond                    .

Funds submitted in connection with a purchase of common stock in the offering will be held by Slavie Federal Savings Bank until the termination or completion of the reorganization, including any extension of the expiration date. Since completion of the reorganization will be subject to an update of the independent appraisal prepared by Feldman Financial Advisors, Inc., among other factors, there may be one or more delays in the completion of the reorganization. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds unless the offering is terminated or extended beyond                     .

SPECIAL NO TE REGARDING FORWARD LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts. Words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “could,” “will,” “predict,” “potential,” “continue,” “may,” “plan,” “estimate” and similar expressions, or the negative of these and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

Forward-looking statements are subject to significant risks, assumptions and uncertainties and actual results may differ materially from those expressed in the forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed in the section titled “Risk Factors” beginning on page      and elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include, among others, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

SELE CTED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Slavie Federal Savings Bank. The information at December 31, 2003 and 2002, and for the years then ended is derived from the audited consolidated financial statements of Slavie Federal Savings Bank. The information at June 30, 2004 and 2003 and for the six months then ended is unaudited. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included in the information at and for the six months ended June 30, 2004 and June 30, 2003. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At June 30, 2004	At December 31,
		2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$146,753	$126,436	$110,733
Cash and cash equivalents	3,475	3,497	6,491
Loans receivable(1)	114,833	93,210	73,814
Investment securities – available for sale	7,888	7,849	6,243
Investment securities – held to maturity	3,994	3,993	7,000
Mortgage-backed securities – held to maturity	8,450	10,266	9,257
Deposits	100,434	97,824	97,768
Borrowings	29,500	16,500	1,500
Equity	10,976	10,941	10,910

(1)	Net of loans in process, allowance for loan losses and deferred loan fees.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(In Thousands)
Selected Operating Data:
Total interest income	$3,018	$2,943	$5,852	$6,164
Total interest expense	1,414	1,680	3,229	3,849

Net interest income	1,604	1,263	2,623	2,315
Provision for loan losses	24	15	39	44

Net interest income after provision for loan losses	1,580	1,248	2,584	2,271
Other income (loss)	(17)	52	101	89
Non-interest expense	1,464	1,266	2,615	2,532
Income taxes	34	4	8	(61)

Net income (loss)	$65	$30	$62	$(111)

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2004(1)	2003(1)	2003	2002
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(2)	0.10%	0.05%	0.05%	(0.10)%
Return on average equity	1.18	0.55	0.57	(1.02)
Net loans to total assets	78.25	64.85	73.72	66.66
Net yield on average interest-earning assets	4.90	5.60	5.33	6.22
Net cost of interest bearing liabilities	2.42	3.35	3.10	4.08
Net interest rate spread(3)	2.48	2.25	2.23	2.14
Net interest margin(4)	2.60	2.40	2.39	2.34
Average interest-earning assets to average interest bearing liabilities	1.05x	1.05x	1.06x	1.06x
Non-interest expense to average assets	2.24%	2.25%	2.23%	2.37%
Average equity to average assets	8.40	9.68	9.30	10.22
Efficiency ratio(5)	92.25	96.27	96.00	105.32

Capital Ratios:
Tangible ratio	7.51%	9.56%	8.66%	9.84%
Tier 1 core ratio	7.51	9.56	8.66	9.84
Total risk-based capital ratio	15.37	18.77	16.31	19.15

Asset Quality Ratios:
Net charge-offs (recoveries) to average non-performing assets	—%	—%	—%	2.48%
Net charge-offs (recoveries) to average loans outstanding	—	—	—	0.01
Allowance for loan losses to gross loans outstanding	0.32	0.46	0.39	0.44
Non-performing loans to total assets	0.21	0.22	0.13	0.24
Non-performing assets to total assets	0.21	0.22	0.13	0.24
Non-performing loans to total loans	0.26	0.35	0.18	0.36

Other Data:
Number of full-service offices	3	3	3	3

(1)	Ratios for the six-month periods have been annualized where appropriate.

(2)	Ratio of net income to average total assets.

(3)	The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest income divided by average interest-earning assets.

(5)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables contain certain information concerning the financial position and results of operations of Slavie Federal Savings Bank. The information presented at September 30, 2004 and for the three and nine month periods ended September 30, 2004 and 2003 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included in the information presented. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30, 2004	At December 31, 2003	% Change(1)
	(In Thousands)
Selected Financial Condition Data:
Total assets	$147,954	$126,436	17.02%
Cash and cash equivalents	3,647	3,497	4.26
Loans receivable(2)	116,503	93,210	24.99
Investment securities – available for sale	7,936	7,849	1.10
Investment securities – held to maturity	3,995	3,993	0.06
Mortgage-backed securities – held to maturity	7,670	10,266	(25.29)
Deposits	106,001	97,824	8.36
Borrowings	29,500	16,500	78.79
Equity	11,114	10,941	1.59

(1)	Percentages are based on whole dollars.

(2)	Net of loans in process, allowance for loan losses and deferred loan fees.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Change(1)	2004	2003	% Change(1)
	(In Thousands)
Selected Operating Data:
Total interest income	$1,735	$1,395	24.36%	$4,753	$4,338	9.56%
Total interest expense	816	774	5.33	2,230	2,454	(9.14)

Net interest income	919	621	48.12	2,523	1,884	33.92
Provision for loan losses	12	13	(7.69)	36	28	29.96

Net interest income after provision for loan losses	907	608	49.31	2,487	1,856	33.98
Other income (loss)	46	23	98.07	29	75	(61.49)
Non-interest expense	718	624	15.22	2,182	1,889	15.53
Income taxes	97	1	11,299.05	131	5	2,593.34

Net income	$138	$6	2,046.52%	$203	$37	447.38%

(1)	Percentages are based on whole dollars.

	At or for the Three Months Ended September 30,				At or for the Nine Months Ended September 30,
	2004(1)		2003(1)		2004(1)		2003(1)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(2)	0.37%		0.02%		0.20%		0.04%
Return on average equity	5.00		0.24		2.45		0.45
Net loans to total assets	78.74		69.01		78.74		69.01
Net yield on average interest-earning assets	4.92		5.09		4.91		5.42
Net cost of interest bearing liabilities	2.40		3.02		2.41		3.24
Net interest rate spread(3)	2.52		2.07		2.50		2.18
Net interest margin(4)	2.61		2.27		2.60		2.36
Average interest-earning assets to average interest bearing liabilities	1.04	x	1.07	x	1.05	x	1.06	x
Non-interest expense to average assets	1.93%		2.13%		2.13%		2.21%
Average equity to average assets	7.46		9.32		8.08		9.56
Efficiency ratio(5)	74.44		96.61		85.51		96.37
Capital Ratios:
Tangible ratio	7.52%		8.79%		7.52%		8.79%
Tier 1 core ratio	7.52		8.79		7.52		8.79
Total risk-based capital ratio	15.31		16.96		15.31		16.96
Asset Quality Ratios:
Net charge-offs (recoveries) to average non-performing assets	—%		—%		—%		—%
Net charge-offs (recoveries) to average loans outstanding	—		—		—		—
Allowance for loan losses to gross loans outstanding	0.34		0.41		0.34		0.41
Non-performing loans to total assets	0.24		0.16		0.24		0.16
Non-performing assets to total assets	0.24		0.16		0.24		0.16
Non-performing loans to total loans	0.30		0.23		0.30		0.23
Other Data:
Number of full-service offices	3		3		3		3

(1)	Ratios for the three and nine-month periods have been annualized where appropriate.

(2)	Ratio of net income to average total assets.

(3)	The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest income divided by average interest-earning assets.

(5)	The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2004 and December 31, 2003

Total assets increased by $21,517,829, or 17.02%, to $147,954,198 at September 30, 2004 from $126,436,369 at December 31, 2003. Asset growth was fueled by increased deposits and additional borrowings, which were used to increase loans receivable.

Loans receivable increased $23,293,000, or 24.99%, to $116,503,282 at September 30, 2004 from $93,210,282 at December 31, 2003. Approximately 95.59% of the increase in net loans receivable was the result of additional one-to-four family residential loan originations.

Cash and cash equivalents increased $148,880, or 4.26%, to $3,646,506 at September 30, 2004 from $3,497,626 at December 31, 2003. Investment securities – available for sale, increased $86,483, or 1.10%, to $7,935,766 at September 30, 2004 from $7,849,283 at December 31, 2003, primarily as a result of dividends credited to the account. Mortgage backed securities – held to maturity, decreased $2,596,084, or 25.29%, to $7,670,272 at September 30, 2004 from $10,266,356 at December 31, 2003, as a result of principal repayments.

Deposits increased $8,177,745, or 8.36%, to $106,001,285 at September 30, 2004 from $97,823,540 at December 31, 2003. Most of the growth in deposits was in a new statement savings account paying a higher rate of interest on balances of $50,000 or more, which accounted for $8,082,646 of the increase. Borrowings increased $13,000,000, or 78.79%, to $29,500,000 at September 30, 2004 from $16,500,000 at December 31, 2003. Our increase in borrowings was consistent with our strategy of leveraging excess equity and utilizing the borrowings for loan originations.

Total equity increased $173,631, or 1.59%, to $11,114,362 at September 30, 2004 from 10,940,731 at December 30, 2003 as a result of net income of $203,067, partially offset by a $29,436 increase in accumulated other comprehensive loss (resulting from unrealized losses on investments available for sale, net of tax).

Results of Operations for the Three and Nine Months Ended September 30, 2004 and 2003

General. Net income increased $132,021, to $138,472 for the three months ended September 30, 2004 compared to $6,451 for the same period in the prior year. The increase was due primarily to a $298,677 increase in net interest income, offset by a $94,898 increase in non-interest expense.

For the nine months ended September 30, 2004, net income increased $165,969, or 447.38%, to $203,067 compared to $37,098 for the same period in the prior year. The increase was due primarily to a $639,141 increase in net interest income, offset by a $293,301 increase in non-interest expense.

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following tables present for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and no income was exempt from federal income taxes. All average balances are monthly average balances. We do not believe that the monthly averages differ materially from what the daily averages would have been. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income, however, such fees are not material.

	Three Months Ended September 30, 2004				Three Months Ended September 30, 2003
	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$116,559	$1,558		5.35%	$78,924	$1,187		6.02%
Mortgage-backed securities	7,911	67		3.39	11,756	90		3.06
Investment securities (available for sale)	7,925	47		2.37	7,798	40		2.05
Investment securities (held to maturity)	3,994	39		3.91	5,991	59		3.94
Other interest-earning assets	4,818	25		2.06	5,100	19		1.49

Total interest-earning assets	141,207	1,736		4.92%	109,569	1,395		5.09%
Interest-bearing liabilities:
Savings deposits	33,293	81		0.97%	28,644	76		1.06%
Demand and NOW accounts	2,224	3		0.54	2,033	4		0.79
Certificates of deposit	68,774	555		3.23	68,466	669		3.91
Escrows	11	—		—	14	—		—
Borrowings	31,500	177		2.25	3,333	25		3.00

Total interest-bearing liabilities	135,802	816		2.40%	102,490	774		3.02%

Net interest income		920				621

Interest rate spread(2)				2.52%				2.07

Net interest-earning assets	5,405				7,079

Net interest margin(3)				2.61%				2.27

Ratio of interest earning assets to interest bearing liabilities		1.04	x			1.07	x

(1)	Loans receivable are net of the allowance for loan losses.

(2)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest earning assets.

	Nine Months Ended September 30, 2004				Nine Months Ended September 30, 2003
	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate
Interest-earning assets:
Loans receivable(1)	$104,363	$4,221		5.39%	$75,181	$3,646		6.47%
Mortgage-backed securities	8,848	228		3.44	11,267	313		3.70
Investment securities (available for sale)	7,894	134		2.27	7,119	116		2.18
Investment securities (held to maturity)	3,994	115		3.83	4,886	177		4.83
Other interest-earning assets	4,126	56		1.82	8,192	86		1.40

Total interest-earning assets	129,225	4,754		4.91%	106,645	4,338		5.42%
Interest-bearing liabilities:
Savings deposits	30,755	208		0.90%	27,927	270		1.29%
Demand and NOW accounts	2,131	9		0.56	1,917	12		0.83
Certificates of deposit	67,490	1628		3.22	69,026	2,110		4.08
Escrows	16	—		—	26	—		—
Borrowings	22,944	385		2.24	2,111	62		3.93

Total interest-bearing liabilities	123,336	$2,230		2.41%	101,007	$2,454%		3.24%

Net interest income		$2,524				$1,884

Interest rate spread(2)				2.50%				2.18%

Net interest-earning assets	$5,889				$5,638

Net interest margin(3)				2.60%				2.36%

Ratio of interest earning assets to interest bearing liabilities		1.05	x			1.06	x

(1)	Loans receivable are net of the allowance for loan losses.

(2)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net Interest Income. Net interest income increased $298,677, or 48.12%, to $919,416 for the three months ended September 30, 2004 from $620,739 for the three months ended September 30, 2003. The increase was due primarily to a 62 basis point decrease in the average cost of interest-bearing liabilities offset by a 17 basis point decrease in the average yield on average interest-earning assets.

Net interest income increased $639,141, or 33.92%, to $2,523,200 for the nine months ended September 30, 2004 from $1,884,059 for the nine months ended September 30, 2003. The increase was due primarily to an 83 basis point decrease in the average cost of interest-bearing liabilities offset by a 51 basis point decrease in the average yield on average interest-earning assets.

Interest Income. Interest income increased by $339,924, or 24.36%, to $1,735,087 for the three months ended September 30, 2004, from $1,395,163 for the three months ended September 30, 2003. The increase in interest income resulted primarily from increases of $370,784, or 31.24%, in interest and fee income from loans and $6,543, or 35.26%, in interest income from other interest earning assets (primarily consisting of interest earned on cash and cash equivalents and Federal Home Loan Bank Stock), partially offset by decreases of $24,128, or 26.65%, in interest income from mortgage backed securities and $13,275, or 13.40%, in interest income from investment securities.

Interest income increased by $414,727, or 9.56%, to $4,753,012 for the nine months ended September 30, 2004, from $4,338,285 for the nine months ended September 30, 2003. The increase in interest income resulted primarily from an increase of $574,844, or 15.77%, in interest and fee income from loans, partially offset by decreases of $85,610, or 27.33%, in interest income from mortgage backed securities, $44,238, or 15.09%, in interest income from investment securities and $30,269, or 35.10%, in interest income from other interest earning assets (primarily consisting of interest earned on cash and cash equivalents and Federal Home Loan Bank stock).

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, increased by $41,247, or 5.33%, to $815,671 for the three months ended September 30, 2004 from $774,424 for the three months ended September 30, 2003. The increase in interest expense resulted primarily from an increase in the average balance of interest-bearing liabilities, which was partially offset by a decrease in the average cost of deposits and borrowings. The average cost of deposits declined by 57 basis points and was offset by an increase in the average balance of deposits to $104,290,722 from $99,142,299. The average cost of borrowings declined by 75 basis points and was offset by an increase in the average balance of borrowings to $31,500,000 from $3,333,333.

Interest expense decreased by $224,414, or 9.14%, to $2,229,812 for the nine months ended September 30, 2004 from $2,454,226 for the nine months ended September 30, 2003. The decrease in interest expense resulted primarily from a decrease in the average cost of deposits and borrowings as a result of declining market interest rates, which was partially offset by increases in the average balances of outstanding deposits and borrowings. The average cost of deposits declined by 78 basis points and was partially offset by an increase in the average balance of deposits to $100,375,856 from $98,869,802. The average cost of borrowings declined by 169 basis points and was partially offset by an increase in the average balance of borrowings to $22,944,444 from $2,111,111.

Provision for Loan Losses. The following table summarizes the activity in the provision for loan losses for the three and nine months ended September 30, 2004 and 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Dollars in Thousands)
Balance at beginning of period	$387	$339	$362	$324
Charge-offs	—	—	—	—
Recoveries	—	—	1	—

Net charge-offs	—	—	1	—
Provision for loan losses	12	13	36	28

Ending balance	$399	$352	$399	$352

Ratio of net charge-offs (recoveries) during the period to average loans outstanding, net, during the period	—	—	—	—

Ratio of allowance of loan losses to total loans outstanding	.34%	.41%	.34%	.41%

Allowance for loan losses as a percent of total non-performing loans	112.67%	177.61%	112.67%	177.61%

Provisions for loan losses was $12,000 and $36,000 for the three and nine months ended September 30, 2004, respectively, as compared to $13,000 and $27,700 for the three and nine months ended September 30, 2003, respectively. The additions to the allowance for loan losses in all periods reflected continued growth of the loan portfolio.

Other Income. Non-interest income increased $22,493, or 98.07%, to $45,428 for the three months ended September 30, 2004, as compared to $22,935 for the three months ended September 30, 2003. The primary reason for the increase in non-interest income was a $25,504 increase in rental income from our headquarters building, partially offset by a $3,011 decrease in other miscellaneous income (generally, fees from deposit accounts, late charges from delinquent loan products and ATM fees).

Non-interest income decreased $45,820, or 61.49%, to $28,698 for the nine months ended September 30, 2004, as compared to $74,518 for the nine months ended September 30, 2003. The primary reason for the decrease in non-interest income was a $102,166 loss on the sale of our ground rent portfolio, partially offset by an increase of $69,476 in rental income from our headquarters building.

Non-interest Expense. Non-interest expense was $718,278 for the three months ended September 30, 2004 as compared to $623,380 for the three months ended September 30, 2003, an increase of $94,898, or 15.22%. The increase was due primarily to a $72,935 increase in compensation and related expenses, a $12,291 increase in occupancy expenses and a $4,005 increase in advertising expenses.

Non-interest expense was $2,182,231 for the nine months ended September 30, 2004, as compared to $1,888,930 for the nine months ended September 30, 2003, an increase of $293,301, or 15.53%. The increase was due primarily to a $207,599 increase in compensation and related expenses, a $37,173 increase in occupancy expenses, a $23,972 increase in advertising expense and a $41,346 increase in other expenses (consisting primarily of charitable contributions, office supplies expenses, Office of Thrift Supervision assessments, network support expenses, correspondent bank fees, professional expenses, armored car cash delivery fees, dues and subscriptions and insurance premiums), partially offset by a decrease of $20,543 in furniture, fixtures and equipment expense. The increase in compensation and related expenses reflected, among other items, the hiring of a residential loan officer in March 2004 and a commercial lender in April 2004. The increase in occupancy expenses reflected costs incurred in building out tenant space at our headquarters building.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of our common stock until the offering is completed, we anticipate that the net proceeds will be between approximately $8,064,000 and $11,067,000, or $12,794,000 if the offering is increased by 15%. See “Pro Forma Data” and “The Reorganization and the Offering - How We Determined Stock Pricing and the Number of Shares to be Issued” as to the assumptions used to arrive at these amounts.

SFSB, Inc. intends to distribute the net proceeds from the offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in Thousands)
Offering proceeds	$8,606		$10,125		$11,644		$13,390
Less:
Estimated offering expenses excluding selling agent’s fees and expenses	425		425		425		425
Estimated selling agent’s fees and expenses	117		134		151		171

Net offering proceeds	8,064	100.00%	9,566	100.00%	11,068	100.00%	12,794	100.00%
Less:
Proceeds contributed to Slavie Federal Savings Bank	4,032	50.00%	4,783	50.00%	5,534	50.00%	6,397	50.00%
Proceeds used for loan to employee stock ownership plan	750	9.30%	882	9.22%	1,014	9.16%	1,166	9.11%

Proceeds retained by SFSB, Inc.	$3,282	40.70%	$3,901	40.78%	$4,520	40.84%	$5,231	40.89%

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. The net proceeds also will vary if the number of shares to be issued in the offering is adjusted to reflect a change in our and Slavie Federal Savings Bank’s estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Slavie Federal Savings Bank’s deposits.

We intend to contribute approximately 50% of the net proceeds from the offering to Slavie Federal Savings Bank and may contribute additional proceeds so that Slavie Federal Savings Bank’s tangible capital is at least 10% at the close of the offering and/or at the time the recognition and retention plan is presented to our stockholders for approval.

For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy.” The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

SFSB, Inc. May Use the Proceeds it Retains From the Offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of common stock, subject to regulatory restrictions;

•	to finance acquisitions of other financial service organizations, such as other savings institutions and commercial banks, or diversification into other banking related businesses, although no specific transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Initially, the cash retained by us will be invested in liquid investments and other short-term investment grade securities.

Slavie Federal Savings Bank May Use the Proceeds it Receives From the Offering:

•	to fund new loans;

•	to support new products and services such as internet banking;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations, although no specific transactions are being considered at this time; and

•	for general corporate purposes.

Initially, the cash received by Slavie Federal Savings Bank will be invested in liquid investments and other short-term investment grade securities.

The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, overall market conditions and other factors.

Except as described above, neither SFSB, Inc. nor Slavie Federal Savings Bank has any specific plans for the investment of the proceeds of the offering. For a discussion of the business reasons for undertaking the offering, see “The Reorganization and the Offering – Reasons for the Reorganization.”

OUR POLICY REGARDING DIVIDENDS

Following the reorganization, our board of directors intends to adopt a policy of paying regular cash dividends, but has not decided the amount that may be paid or when the payments may begin. In determining whether to declare or pay any dividends, the board of directors will take into account, among other factors, our financial condition and results of operations, investment opportunities, expected growth and compliance with regulatory capital requirements, along with the prevailing economic, interest rate and stock market environments. Our board of directors will also consider the regulatory restrictions discussed below that affect the payment of dividends by Slavie Federal Savings Bank to us. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

If we pay dividends to our stockholders, we also will be required to pay dividends to Slavie Bancorp, MHC, unless Slavie Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Slavie Bancorp, MHC will waive dividends paid by us. As a result of Slavie Bancorp, MHC’s waiver of dividends, we will have additional capital (in the amount of the waived dividend), which we will be able to use in our and/or Slavie Federal Savings Bank’s business. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Slavie Bancorp, MHC in the event Slave Bancorp, MHC converts to stock form. See “Supervision and Regulation - Holding Company Regulation – Waivers of Dividends by Slavie Bancorp, MHC.”

Dividends from us may depend, in part, upon receipt of dividends from Slavie Federal Savings Bank because we initially will have no source of income other than dividends from Slavie Federal Savings Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments with respect to our loan to the employee stock ownership plan. Office of Thrift Supervision regulations impose limitations on the amount of dividends that can be paid by Slavie Federal Savings Bank. See “Supervision and Regulation – Federal Banking Regulation - Capital Distributions.”

We currently have no intention to initiate any action which would lead to a return of capital (as distinguished from a dividend) to our stockholders. Regulations of the Office of Thrift Supervision prohibit a return of capital through December 31, 2008, the end of the term of the business plan that we submitted to the Office of Thrift Supervision in connection with the offering.

Any payment of dividends by Slavie Federal Savings Bank to us that would be deemed to be paid out of Slavie Federal Savings Bank’s bad debt reserves would require Slavie Federal Savings Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation – Federal Taxation” and note 12 of the notes to consolidated financial statements included in this prospectus. We do not contemplate any distribution by Slavie Federal Savings Bank that would result in this type of tax liability.

MARKET FOR THE COMMON STOCK

SFSB, Inc. is a newly formed company and has never issued capital stock. Slavie Federal Savings Bank, as a mutual institution, has never issued capital stock. We anticipate that our common stock will be traded and quoted on the OTC Electronic Bulletin Board. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so. There can be no assurance that we will obtain commitments from other broker-dealers to make a market in our common stock.

We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.

REGULATORY CAPITAL COMPLIANCE

At June 30, 2004, Slavie Federal Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of June 30, 2004, with the regulatory capital standards, on a historical and pro forma basis assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, and Slavie Federal Savings Bank received the estimated net proceeds after adjustment for stock benefit plans and the capitalization of Slavie Bancorp, MHC, less proceeds retained by SFSB, Inc. Accordingly, proceeds received by Slavie Federal Savings Bank have been assumed to equal approximately $4,032,000, $4,783,000, $5,534,000 and $6,397,000 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation - Federal Banking Regulation - Capital Requirements.”

	Historical At June 30, 2004		860,625 Shares At Minimum Of Offering Range		1,012,500 Shares At Midpoint Of Offering Range		1,164,375 Shares At Maximum Of Offering Range		1,339,031 Shares At Adjusted Maximum Of Offering Range(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in Thousands)
GAAP Capital	$10,976	7.48%	$13,784	9.17%	$14,336	9.49%	$14,888	9.82%	$15,524	10.18%

Tangible capital:
Tangible capital	$11,031	7.51%	$13,839	9.20%	$14,391	9.52%	$14,943	9.84%	$15,579	10.21%
Requirement	2,205	1.50%	2,257	1.50%	2,267	1.50%	2,277	1.50%	2,289	1.50%

Excess	$8,826	6.01%	$11,582	7.70%	$12,124	8.02%	$12,666	8.34%	$13,290	8.71%

Core capital:
Core capital(3)	$11,031	7.51%	$13,839	9.20%	$14,391	9.52%	$14,943	9.84%	$15,579	10.21%
Requirement(4)	5,879	4.00%	6,018	4.00%	6,045	4.00%	6,072	4.00%	6,104	4.00%

Excess	$5,152	3.51%	$7,821	5.20%	$8,346	5.52%	$8,871	5.84%	$9,475	6.21%

Risk-based capital:
Tier 1 risk based	$11,031	14.84%	$13,839	18.18%	$14,391	18.82%	$14,943	19.45%	$15,579	20.17%
Requirement	4,460	6.00%	4,568	6.00%	4,589	6.00%	4,610	6.00%	4,634	6.00%

Excess	$6,571	8.84%	$9,271	12.18%	$9,802	12.82%	$10,333	13.45%	$10,945	14.17%

Risk-based capital(3) (5)	$11,418	15.36%	$14,226	18.68%	$14,778	19.32%	$15,330	19.95%	$15,966	20.67%
Requirement	5,947	8.00%	6,091	8.00%	6,119	8.00%	6,146	8.00%	6,178	8.00%

Excess	$5,471	7.36%	$8,135	10.68%	$8,659	11.32%	$9,184	11.95%	$9,788	12.67%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.

(2)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of the shares issued in the reorganization with funds borrowed from SFSB, Inc. and SFSB, Inc. funds the recognition and retention plan with purchases in the open market of 1.96% of the shares of common stock issued in the reorganization at a price equal to the price for which the shares of common stock are sold in the offering. If Slavie Federal Savings Bank’s tangible capital is not at least 10% (a) at the close of the offering, the amount of shares purchased by the employee stock ownership plan will be reduced to 3.43% of the shares issued in the reorganization and (b) at the time the recognition and retention plan is presented to our stockholders for approval, the amount of shares of restricted stock eligible for award will be reduced to 1.47% of the shares issued in the reorganization. See “Management” for a discussion of the recognition and retention plan and employee stock ownership plan.

(4)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks.

(5)	Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk weighting.

OUR CAPITALIZATION

The following table presents the historical consolidated capitalization of Slavie Federal Savings Bank at June 30, 2004, and the pro forma consolidated capitalization of SFSB, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization SFSB, Inc. Based Upon The Sale For $10.00 Per Share of
	Slavie Federal Savings Bank Historical Capitalization	860,625 Shares At Minimum Of Offering Range	1,012,500 Shares At Midpoint Of Offering Range	1,164,375 Shares At Maximum Of Offering Range	1,339,031 Shares At Adjusted Maximum Of Offering Range(1)
	(Dollars in Thousands)
Deposits (2)	$100,434	$100,434	$100,434	$100,434	$100,434
Borrowings	29,500	29,500	29,500	29,500	29,500

Total deposits and borrowings	$129,934	$129,934	$129,934	$129,934	$129,934

Stockholders’ equity:
Preferred Stock, no par value per share, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
9,000,000 shares authorized; shares to be issued as reflected	—	19	23	26	30
Additional paid-in capital(3)	—	8,045	9,543	11,042	12,764
Retained earnings(4)	11,031	10,931	10,931	10,931	10,931
Accumulated other comprehensive income (loss)	(55)	(55)	(55)	(55)	(55)
Less:
Common Stock acquired by employee stock ownership plan(5)	—	(750)	(882)	(1,014)	(1,166)
Common Stock acquired by recognition and retention plan(6)	—	(375)	(441)	(507)	(583)

Total Stockholder’s Equity	$10,976	$17,815	$19,119	$20,423	$21,921

Pro forma shares outstanding:
Total shares outstanding		1,912,500	2,250,000	2,587,500	2,975,625
Shares issued to Slavie Bancorp, MHC		1,051,875	1,237,500	1,423,125	1,636,605
Shares offered for sale		860,625	1,012,500	1,164,375	1,339,031
Total stockholders’ equity as a percentage of pro forma total assets	7.48%	11.60%	12.34%	13.07%	13.90%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that SFSB, Inc. expects to adopt.

(4)	Pro forma retained earnings reflect a $100,000 initial capitalization of Slavie Bancorp, MHC.

(5)

Assumes that 3.92% of the shares of common stock issued in the reorganization will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from SFSB, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Slavie Federal Savings Bank will provide the funds to repay the employee stock ownership plan loan. If Slavie Federal Savings Bank’s tangible capital is not at least 10% at the close of the offering, the amount of shares purchased by the employee stock ownership plan will be reduced to 3.43% of the common stock issued in the reorganization. See “Management – New Stock Benefit Plans – Employee Stock Ownership Plan.”

(6)	SFSB, Inc. intends to adopt a recognition and retention plan and to submit the plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the offering. If the plan is approved by stockholders, SFSB, Inc. intends to contribute sufficient funds to the recognition and retention plan to enable the plan to purchase a number of shares of common stock equal to 1.96% of the common stock issued in the reorganization. This assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at a purchase price of $10.00 per share. However, if SFSB, Inc. issues authorized but unissued shares of common stock to the recognition and retention plan in the amount of 1.96% of the common stock issued in the reorganization, the voting interests of existing stockholders would be diluted approximately 1.92%. The shares are reflected as a compensation expense resulting in a reduction of stockholders’ equity. If Slavie Federal Savings Bank’s tangible capital is not at least 10% at the time the recognition and retention plan is presented to our stockholders for approval, the amount of shares of restricted stock eligible for award will be reduced to 1.47% of the common stock issued in the reorganization. See “Pro Forma Data” and “Management – New Stock Benefit Plans – Recognition and Retention Plan.”

PRO FORMA DATA

We must sell a minimum of 860,625 shares to complete the offering. We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between approximately $8,064,000 and $11,067,000, or $12,794,000 if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	our employee stock ownership plan will purchase 3.92% of the shares of common stock issued in the reorganization with a loan from SFSB, Inc. The loan will be repaid in substantially equal principal payments over a period of twenty years;

•	total expenses of the offering, including fees and expenses paid to Sandler O’Neill & Partners, L.P., will be approximately $576,000 at the maximum of the offering range.

We calculated the pro forma consolidated net income and stockholders’ equity of SFSB, Inc. for the six months ended June 30, 2004 and the year ended December 31, 2003, as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 3.68% and 4.22% for the six months ended June 30, 2004 and fiscal year ended December 31, 2003, respectively, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for the periods. We assumed a combined federal and state tax rate of 38.62% for both periods. This results in an annualized after-tax yield of 2.26% and 2.59% for the six months ended June 30, 2004 and fiscal year ended December 31, 2003, respectively. We chose the arithmetic average method because we believe these rates more accurately reflect our pro forma reinvestment rates than the yields on one-year United States Government securities.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approvals, we have assumed that the recognition and retention plan will acquire an amount of common stock equal to 1.96% of the shares of common stock issued in the reorganization. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 1.96% of the shares issued in the reorganization at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five year period.

As discussed under “How We Intend to Use the Proceeds from the Offering,” SFSB, Inc. intends to contribute approximately 50% of the net proceeds from the offering to Slavie Federal Savings Bank and may contribute additional proceeds so that Slavie Federal Savings Bank’s tangible capital is at least 10% at the close of the offering and/or at the time the recognition and retention plan is presented to our stockholders for approval. SFSB, Inc. will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and will retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	shares of common stock to be reserved for issuance under the stock option plan;

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	SFSB, Inc.’s results of operations after the reorganization and offering; or

•	changes in the market price of the common stock after the reorganization and offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Slavie Federal Savings Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax with respect to bad debt reserves in the event we are liquidated.

	At or For the Six Months Ended June 30, 2004 Based Upon The Sale at $10.00 per Share of
	860,625 Shares Minimum Of Estimated Offering Range	1,012,500 Shares Midpoint Of Estimated Offering Range	1,164,375 Shares Maximum Of Estimated Offering Range	1,339,031 Shares 15% Above Maximum Of Estimated Offering Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds	$8,606	$10,125	$11,644	$13,390
Expenses	(542)	(559)	(576)	(596)

Estimated net proceeds	8,064	9,566	11,068	12,794
Common stock acquired by employee stock ownership plan(2)	(750)	(882)	(1,014)	(1,166)
Common stock acquired by recognition and retention plan(3)	(375)	(441)	(507)	(583)

Estimated net proceeds after adjustment for stock benefit plans(4)	$6,939	$8,243	$9,547	$11,045

FOR THE SIX MONTHS ENDED JUNE 30, 2004
Net income:
Historical	$65	$65	$65	$65
Pro forma adjustments:
Income on adjusted net proceeds	78	93	108	125
Employee stock ownership plan(2)	(12)	(14)	(16)	(18)
Recognition and retention plan(3)	(23)	(27)	(31)	(36)

Pro forma net income	$108	$117	$126	$136

Net Income per share:
Historical	$0.04	$0.03	$0.03	$0.02
Pro forma adjustments:
Income on net proceeds	0.04	0.04	0.04	0.04
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (5)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share (2)(5)(6)	$0.06	$0.05	$0.05	$0.04

Offering price to pro forma net income per share	83.33	100.00	100.00	125.00
Shares considered outstanding in calculating pro forma net income per share	1,839,404	2,164,005	2,488,606	2,861,897

AT JUNE 30, 2004
Stockholders’ equity:
Historical	$10,976	$10,976	$10,976	$10,976
Estimated net proceeds	8,064	9,566	11,068	12,794
Less: Capitalization of MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(750)	(882)	(1,014)	(1,166)
Common stock acquired by recognition and retention plan (3)	(375)	(441)	(507)	(583)

Pro forma stockholders’ equity(2)(3)(7)	$17,815	$19,119	$20,423	$21,921

Stockholders’ equity per share:
Historical	$5.74	$4.88	$4.24	$3.69
Estimated net proceeds	4.22	4.25	4.28	4.30
Less: Capitalization of MHC	(0.05)	(0.04)	(0.04)	(0.03)
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by recognition and retention plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(3)(5)(6)(7)	$9.32	$8.50	$7.89	$7.37

Offering price as percentage of pro forma stockholders’ equity per share(5)	107.30%	117.65%	126.74%	135.69%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share(5)	1,912,500	2,250,000	2,587,500	2,975,625
Minority ownership	45.00%	45.00%	45.00%	45.00%

(Footnotes begin on page         )

	At or for the Year Ended December 31, 2003 Based Upon the Sale at $10.00 per Share of
	860,625 Shares Minimum Of Estimated Offering Range	1,012,500 Shares Midpoint Of Estimated Offering Range	1,164,375 Shares Maximum Of Estimated Offering Range	1,339,031 Shares 15% Above Maximum Of Estimated Offering Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds	$8,606	$10,125	$11,644	$13,390
Expenses	(542)	(559)	(576)	(596)

Estimated net proceeds	8,064	9,566	11,068	12,794
Common stock acquired by employee stock ownership plan(2)	(750)	(882)	(1,014)	(1,166)
Common stock acquired by recognition and retention plan(3)	(375)	(441)	(507)	(583)

Estimated net proceeds after adjustment for stock benefit Plans(4)	$6,939	$8,243	$9,547	$11,045

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003
Net income:
Historical	$62	$62	$62	$62
Pro forma adjustments:
Income on adjusted net proceeds	180	213	247	286
Employee stock ownership plan(2)	(23)	(27)	(31)	(36)
Recognition and retention plan(3)	(46)	(54)	(62)	(72)

Pro forma net income	$173	$194	$216	$240

Net Income per share:
Historical	$0.03	$0.03	$0.02	$0.02
Pro forma adjustments:
Income on net proceeds	0.10	0.10	0.10	0.10
Employee stock ownership plan(2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (5)	(0.03)	(0.03)	(0.02)	(0.03)

Pro forma net income per share(2)(5)(6)	$0.09	$0.09	$0.09	$0.08

Offering price to pro forma net income per share	111.11	111.11	111.11	125.00
Shares considered outstanding in calculating pro forma net income per share	1,841,279	2,166,210	2,491,142	2,864,813

AT DECEMBER 31, 2003
Stockholders’ equity:
Historical	$10,941	$10,941	$10,941	$10,941
Estimated net proceeds	8,064	9,566	11,068	12,794
Less: Capitalization of MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan(2)	(750)	(882)	(1,014)	(1,166)
Common stock acquired by recognition and retention plan(3)	(375)	(441)	(507)	(583)

Pro forma stockholders’ equity(2)(3)(7)	$17,780	$19,084	$20,388	$21,886

Stockholders’ equity per share:
Historical	$5.72	$4.86	$4.23	$3.68
Estimated net proceeds	4.22	4.25	4.28	4.30
Less: Capitalization of MHC	(0.05)	(0.04)	(0.04)	(0.03)
Common stock acquired by employee stock ownership plan(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by recognition and retention plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3)(5)(6)(7)	$9.30	$8.48	$7.88	$7.36

Offering price as percentage of pro forma stockholders’ equity per share(5)	107.53%	117.92%	126.90%	135.87%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share(5)	1,912,500	2,250,000	2,587,500	2,975,625
Minority ownership	45.00%	45.00%	45.00%	45.00%

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2)	It is assumed that 3.92% of the shares of common stock issued in the reorganization will be purchased by the employee stock ownership plan with funds loaned by SFSB, Inc. Slavie Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (a) that the loan to the employee stock ownership plan is payable over 20 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with Statement of Position 93-6 of the American Institute of Certified Public Accounting, entitled “Employers’ Accounting for Employee Stock Ownership Plans,” and (b) the effective tax rate was 38.62% for the period. If Slavie Federal Savings Bank’s tangible capital is not at least 10% at the close of the offering, the amount of shares purchased by the employee stock ownership plan will be reduced to 3.43% of the common stock issued in the reorganization. See “Management – New Stock Benefit Plans - Employee Stock Ownership Plan.”

(3)

Gives effect to the recognition and retention plan we expect to adopt following the offering for the benefit of directors, officers and employees. This plan intends to acquire, following stockholder approval of the plan, a number of shares of common stock equal to 1.96% of the shares of common stock issued in the reorganization or 37,485, 44,100, 50,715 and 58,322 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively. Funds used by the recognition and retention plan to purchase the shares initially will be contributed by SFSB, Inc. It is further assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 and 20% of the amount contributed, net of taxes, was an amortized expense during the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. The issuance of authorized but unissued shares of common stock pursuant to the recognition and retention plan in the amount of 1.96% of the common stock issued in the reorganization would dilute the voting interests of existing stockholders by approximately 1.92% and under such circumstances, pro forma net earnings per share would be $0.05, $0.05, $0.05 and $0.04 and $0.09, $0.09, $0.08 and $0.08 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range for the six months ended June 30, 2004 and for the year ended December 31, 2003, respectively, and pro forma stockholders’ equity per share would be $9.33, $8.53, $7.93 and $7.42, and $9.31, $8.51, $7.92 and $7.41 at the minimum, midpoint, maximum and 15% above the maximum of such range for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the recognition and retention plan will be $10.00 per share. If Slavie Federal Savings Bank’s tangible capital is not at least 10% at the time the recognition and retention plan is presented to our stockholders for approval, the amount of shares of restricted stock eligible for award will be reduced to 1.47% of the common stock issued in the reorganization. See “Management – New Stock Benefit Plans – Recognition and Retention Plan.”

(4)	Estimated proceeds available for investment consists of the estimated net proceeds from the offering less (a) the proceeds attributable to the purchase by the employee stock ownership plan and (b) the value of the shares to be purchased by the recognition and retention plan, subject to stockholder approval, after the offering at an assumed purchase price of $10.00 per share.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be issued in the reorganization, less 73,096 shares, 85,995 shares, 98,894 shares and 113,728 shares, and 71,222 shares, 83,790 shares, 96,359 shares and 110,812 shares, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, representing the employee stock ownership plan shares which have not been committed for release during the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. For purposes of calculating pro forma stockholders’ equity per share, it is assumed that shares outstanding total 1,912,500 shares at the minimum of our estimated pro forma market value on a fully converted basis of the estimated valuation range, 2,250,000 shares at the midpoint of the range, 2,587,500 shares at the maximum of the range and 2,975,625 shares at 15% above the maximum of the range.

(6)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which we will adopt following the offering and presented for approval by stockholders at an annual or special meeting of stockholders held at least six months following the completion of the offering. If the stock option plan is approved by stockholders, an amount equal to 4.90% of the common stock issued in the reorganization, or 93,713 shares at the minimum of the estimated offering range, 110,250 shares at the midpoint of the range, 126,788 shares at the maximum of the range and 145,806 shares at 15% above the maximum of the range will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders’ voting interests by approximately 4.67%. Assuming stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the recognition and retention plan are acquired through open market purchases at a purchase price of $10.00 per share, pro forma net earnings per share would be $0.06, $0.05, $0.05 and $0.05, and $0.09, $0.09, $0.08 and $0.08 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively, and pro forma stockholders’ equity per share would be $9.36, $8.58, $8.00 and $7.50, and $9.34, $8.56, $7.99 and $7.49 at the minimum, midpoint, maximum and 15% above the maximum of the range at June 30, 2004 and at December 31, 2003, respectively. See “Management – New Stock Benefit Plans – Stock Option Plan.”

(7)	Pro forma stockholders’ equity and pro forma stockholders’ equity per share do not give effect to the federal income tax payable with respect to bad debt reserves established by Slavie Federal Savings Bank for federal income tax purposes in the event of liquidation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including the related footnotes to the consolidated financial statements, included elsewhere in this prospectus.

General

Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, primarily loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and interest expense on interest-bearing liabilities, consisting primarily of deposit accounts and borrowings. Net interest income is dependent upon the level of interest rates and the extent and degree of changes to such rates. Our profitability also depends on our non-interest expenses and, to a lesser extent, on our provision for loan losses, non-interest income and income taxes. Our profitability also may be affected significantly by changes in market interest rates, applicable statutes and regulations, general and local economic and competitive conditions, as well as other factors beyond our control.

Our non-interest income, which currently consists primarily of rental income and other miscellaneous income, historically has been nominal. One of our strategies going forward is to build our sources of non-interest income. See “- Business Strategy.” Non-interest expense currently consists primarily of compensation and related expenses; occupancy expense; deposit insurance premiums; advertising expense; data processing expense; furniture, fixture and equipment expenses; telephone, postage and delivery expenses and other general and administrative expenses.

Non-interest expense can be expected to increase following completion of the reorganization, as a result of the increased costs associated with operating as a public company, the increased compensation expense associated with adopting and funding our employee stock ownership plan and the recognition and retention plan, if approved by stockholders. The implementation of the employee stock ownership plan and the recognition and retention plan will affect our results of operations as a component of compensation and related expenses. The employee stock ownership plan will result in expenses equal to the current market price of the shares being released and allocated to the participants in the plan for that year. The effect of the recognition and retention plan on expenses will be equal to the current market price of the shares being awarded to the persons receiving the shares recognized as compensation expense over the vesting period of the shares.

We also intend to adopt a stock option plan, subject to stockholder approval. Currently, we do not intend to expense any stock options that we may grant. However, the Financial Accounting Standards Board issued an exposure draft on March 31, 2004 of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2005. If this standard is adopted or if we decide to expense options, it would negatively affect our net income. For further discussion of these plans, see “Management – New Stock Benefit Plans.”

Critical Accounting Policies

Slavie Federal Savings Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America or GAAP, and follow general practices within the industry in which we operate. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation allowance to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by Slavie Federal Savings Bank are presented in Note 1 to the financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for loan losses represents management’s best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate, based on, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions

(particularly as such conditions relate to our market area). Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant estimates, assumptions and judgment. The loan portfolio also represents the largest asset type on our balance sheet.

We have developed a methodology for evaluating the adequacy of the allowance for loan losses that distinguishes between specific allowances for identified problem loans (“watch list” loans), a general valuation allowance on certain identified problem loans and a general valuation allowance for the remainder of the loan portfolio. Two of our officers review the watch list loans and establish an individual allowance allocation on certain loans based on such factors as: (1) the strength of the customer’s personal or business cash flow; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. We also establish a general allowance for watch list loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio. Finally, we establish another general allowance for loans that are not on the watch list to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience and delinquency trends. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. The applied loss factors are reevaluated annually to ensure their relevance in the current environment.

Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans. Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital. For additional information regarding the allowance for loan losses, see “Business of Slavie Federal Savings Bank – Allowance for Loan Losses.”

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. The following strategic initiatives form the foundation of our strategy:

Our business strategy is to grow and improve our profitability by:

•	Leveraging excess equity to improve earnings;

•	Increasing loan diversification;

•	Increasing residential loan originations;

•	Increasing customer access through enhanced electronic delivery systems;

•	Building sources of fee income; and

•	Maintaining a high quality loan portfolio through prudent underwriting practices.

Leveraging excess equity to improve earnings. Leveraging excess equity means that we have sufficient regulatory capital to increase our deposits and other borrowings to finance a greater amount of interest earning assets. We intend to continue to enhance lending capacity to facilitate strong balance sheet growth and to increase earnings. This initiative has commenced with the borrowing from the Federal Home Loan Bank of Atlanta of $15,000,000 during 2003 and $13,000,000 during the first six months of 2004, and further borrowing is expected. We believe that this strategy, assuming favorable market conditions (i.e., low market interest rates), will provide us with additional liquidity, enhance earnings and help manage our interest rate risk. However, if interest rates were to rise, this strategy could have a negative effect on our profitability and the value of our assets. See “Risk Factors – Rising Interest Rates May Hurt Our Profits and Assets.”

Increasing loan diversification, particularly with respect to commercial business and commercial real estate loans. We believe that increasing loan diversification will increase our competitive profile and improve earnings through higher yields. We hired an experienced commercial lender in April 2004, and we intend to focus our commercial lending activities on small to mid-size businesses in our market area. We will seek to distinguish ourselves by providing responsive personal service and local decision making. Our goal is to grow the commercial business and commercial real estate loan portfolio to 10% of total loans over the next five years. Currently, commercial loans constitute less than three percent of our total loan portfolio. We will also seek to expand our consumer lending activities by cross-selling to a larger base of transaction accounts (through additional marketing efforts in this area).

Increasing residential loan originations. We intend to continue to grow our residential mortgage lending within our market area. As of June 30, 2004 and December 31, 2003, $102,968,226 and $82,779,265, respectively, or 88.74% and 88.10%, respectively, of our total loan portfolio consisted of one- to four-family residential loans. During the six months ended June 30, 2004 and the year ended December 31, 2003, we originated $25,196,997 and $41,052,391, respectively, of one- to four-family residential mortgage loans.

To facilitate growth, we hired a new residential loan officer in March 2004. We also established a non-exclusive arrangement with a correspondent loan broker in April 2004 pursuant to which the loan broker agreed to perform certain specified services for us, such as assisting borrowers with the application process. We agreed to pay the loan broker one percent of the principal balance of loans closed by us with the loan broker’s clients.

Our growth strategy contemplates that we will retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and may sell the remaining loans in the secondary market on a servicing released basis. Currently, it is anticipated that the amount of loans sold will gradually increase to 20% of the fixed rate loan production. Over time, we will evaluate selling loans on a servicing retained basis. We believe enhanced residential mortgage loan origination volume should (1) increase interest income through yield improvement as excess liquidity is redeployed into loans, (2) increase non-interest income and (3) enhance the customer base for cross-selling purposes.

Increasing customer access through enhanced electronic delivery systems. We intend to expand our electronic delivery systems to increase transaction accounts, emphasize cross-selling, increase non-interest income and raise our profile. By the end of 2004, we expect to be affiliated with an ATM network which will either allow our customers to use the ATM machines of another larger financial institution or to use privately owned ATM machines in our market area (that are branded with our name), in each case, without charge. By the end of 2004, we also intend to introduce online banking to our customers which will allow them to, among other things, view their account information online.

Building sources of fee income. We intend to increase our fee income by intensifying the marketing of transaction accounts and business checking accounts and broadening the financial products and services we offer. In that regard, during the third quarter of 2004, we began offering overdraft protection for transaction accounts. Currently, we are evaluating whether to provide financial planning related services to our customers. We believe our intensified marketing efforts will lead to an increase in the number of accounts per household, thus enhancing our ability to retain customers. We also believe this initiative will directly benefit from our enhanced focus on commercial lending and our introduction of online banking. We may also acquire or enter into strategic affiliations with financial services companies, although no such transaction is being considered at this time.

Maintaining a high quality loan portfolio through prudent underwriting practices. We believe that high asset quality is a key to long-term success. We have sought to maintain a high level of asset quality and moderate credit risk by focusing on residential mortgage lending and by using conservative underwriting standards. At June 30, 2004, our nonperforming loans (loans that were 90 days or more past due) were only 0.26% of our total loan portfolio and 0.21% of total assets. Although we intend to increase our commercial mortgage and commercial business lending, which have greater credit risk than residential mortgage loans, we intend to continue utilizing conservative underwriting standards.

Comparison of Financial Condition at June 30, 2004 and December 31, 2003

Assets. Our total assets increased by $20,317,059, or 16.07%, to $146,753,428 at June 30, 2004, from $126,436,369 at December 31, 2003. The increase in total assets resulted primarily from a $21,622,548, or 23.20% increase in net loans receivable, from $93,210,282 at December 31, 2003 to $114,832,830 at June 30, 2004, and a $650,000, or 78.79% increase in Federal Home Loan Bank of Atlanta stock. These increases were offset by a $1,816,043, or 17.69% decrease in mortgage-backed securities, from $10,266,356 at December 31, 2003 to $8,450,313 at June 30, 2004.

Approximately 96.47% of the $21,622,548 increase in net loans receivable was the result of additional one-to-four family residential loan originations, consistent with our intended growth strategy in this area. We purchased additional Federal Home Loan Bank of Atlanta stock during the period to support our receipt of additional advances. In general, the decrease in mortgage-backed securities resulted from scheduled repayments and payoffs and our use of the received funds to originate loans.

Liabilities. Total liabilities increased by $20,281,880, or 17.56%, to $135,777,518 at June 30, 2004, from $115,495,638 at December 31, 2003. The increase in total liabilities resulted from a $2,610,495, or 2.67% increase in deposits, from $97,823,540 at December 31, 2003 to $100,434,035 at June 30, 2004, a $3,321,826, or 486.62% increase in checks outstanding in excess of bank balance, from $682,631 at December 31, 2003 to $4,004,457 at June 30, 2004, a $13,000,000, or 78.79% increase in borrowings, from $16,500,000 at December 31, 2003 to $29,500,000 at June 30, 2004 and a $1,300,206, or 465.49% increase in advance payments by borrowers for taxes and insurance, from $279,318 at December 31, 2003 to $1,579,524 at June 30, 2004.

The increase in deposits was primarily attributable to a $2,748,459 increase in certificates of deposit accounts, offset by a $169,921 decrease in savings accounts. Our increase in borrowings was consistent with our strategy of leveraging excess equity and utilizing the borrowings for loan originations. Checks outstanding in excess of bank balances increased because $3,000,000 in checks were disbursed, but were not yet paid. These liabilities were paid with additional borrowings in July 2004. Advance payments by borrowers for tax and insurance increased because the semi-annual taxes for July 31, 2004 had not been paid as of June 30, 2004.

Equity. Total equity increased by $35,179, or 0.32% to $10,975,910 at June 30, 2004, compared to $10,940,731 at December 31, 2003. The increase in equity reflects net income of $64,595, partially offset by a $29,416 increase in accumulated other comprehensive loss (resulting from unrealized losses on investments available for sale, net of tax).

Comparison of Financial Condition at December 31, 2003 and 2002

Assets. Our total assets increased by $15,703,614, or 14.18%, to $126,436,369 at December 31, 2003, from $110,732,755 at December 31, 2002. The increase in total assets resulted from increases in net loans receivable, available for sale investment securities and mortgage-backed securities. Net loans receivable increased $19,395,989, or 26.28%, to $93,210,282 at December 31, 2003, from $73,814,293 at December 31, 2002. The increase in loans reflected an increase in loan originations, as borrowers sought to take advantage of historically low interest rates. Available for sale investment securities, which is comprised of a mutual fund that invests in adjustable rate mortgages, increased by $1,606,744, or 25.74% to $7,849,283 at December 31, 2003, from $6,242,539 at December 31, 2002. Mortgage backed securities increased by $1,009,133, or 10.90%, to $10,266,356 at December 31, 2003, from $9,257,223 at December 31, 2002. The purchases of additional mutual fund shares and mortgage-backed securities was consistent with our investment policy.

The increase in assets was offset by declines in cash and cash equivalents and held to maturity investment securities, which is comprised of federal agency securities. Cash and cash equivalents decreased by $2,993,553, or

46.12%, to $3,497,626 at December 31, 2003, from $6,491,179 at December 31, 2002. Most of the decrease was in federal funds sold as we invested funds in higher yielding loans and investment securities. Held to maturity investment securities decreased by $3,006,988, or 42.96% to $3,992,578 at December 31, 2003, from $6,999,566 at December 31, 2002. The securities declined due to the investments being called.

Liabilities. Total liabilities increased by $15,673,368, or 15.70%, to $115,495,638 at December 31, 2003, from $99,822,270 at December 31, 2002. The increase in total liabilities resulted from a $15,000,000 increase in borrowings, from $1,500,000 at December 31, 2002 to $16,500,000 at December 31, 2003. Our increase in borrowings was consistent with our strategy of leveraging excess equity and utilizing the borrowings for loan originations.

Equity. Total equity increased by $30,246, or 0.28%, to $10,940,731 at December 31, 2003 from $10,910,485 at December 31, 2002.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and no income was exempt from federal income taxes. All average balances are monthly average balances. We do not believe that the monthly averages differ materially from what the daily averages would have been. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income, however, such fees are not material.

	At June 30, 2004		Six Months Ended June 30,
			2004				2003
	Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$114,833	5.28%	$98,265	$2,663		5.42%	$73,310	$2,459		6.71%
Mortgage-backed securities	8,450	3.95	9,316	161		3.46	11,022	223		4.05
Investment securities (available for sale)	7,888	2.36	7,878	87		2.21	6,780	76		2.24
Investment securities (held to maturity)	3,994	3.74	3,993	76		3.81	4,333	118		5.45
Other interest-earning assets	4,300	2.14	3,781	31		1.64	9,738	67		1.38

Total interest-earning assets	139,368	4.90%	123,233	3,018		4.90%	105,183	2,943		5.60%
Non-interest earning assets	7,288		7,391				7,560

Total assets	$146,753		$130,624				$112,743

Interest-bearing liabilities:
Savings deposits	$28,899	0.78%	$29,487	127		0.86%	$27,568	194		1.41%
Demand and NOW accounts	2,155	0.59	2,084	6		0.58	1,859	8		0.86
Certificates of deposit	68,980	3.24	66,847	1,073		3.21	69,306	1,441		4.16
Escrows	31	—	19	—		—	31	—		—
Borrowings	29,500	2.26	18,667	208		2.23	1,500	37		4.93

Total interest-bearing liabilities	129,565	2.42%	117,104	1,414		2.42%	100,264	1,680		3.35%
Non-interest-bearing liabilities	6,212		2,545				1,558

Total liabilities	135,777		119,649				101,822
Total equity(2)	10,976		10,975				10,921

Total liabilities and equity	$146,753		$130,624				$112,743

Net interest income				$1,604				$1,263

Interest rate spread(3)		2.48%				2.48%				2.25%

Net interest-earning assets	$9,900		$6,129				$4,919

Net interest margin(4)		2.30%				2.60%				2.40%

Ratio of interest earning assets to interest bearing liabilities				1.05	x			1.05	x

	Years Ended December 31,
	2003				2002
	Average Outstanding Balance	Interest Earned/ Paid		Yield/ Rate	Average Outstanding Balance	Interest Earned Paid		Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable(1)	$79,769	$4,960		6.22%	$74,738	$5,248		7.02%
Mortgage-backed securities	11,076	410		3.70	7,385	333		4.51
Investment securities (available for sale)	7,297	159		2.18	5,330	162		3.04
Investment securities (held to maturity)	4,829	222		4.60	5,583	288		5.16
Other interest-earning assets	6,922	101		1.46%	6,092	133		2.18

Total interest-earning assets	109,893	5,852		5.33%	99,128	6,164		6.22%
Non-interest earning assets	7,520				7,724

Total assets	$117,413				$106,852

Interest-bearing liabilities:
Savings deposits	$28,235	345		1.22%	$24,270	498		2.05%
Demand and NOW deposits	1,951	14		0.72	1,214	19		1.57
Certificates of deposit	68,443	2,715		3.97	67,265	3,257		4.84
Escrows	23	—		—	35	1		2.86
Borrowings	5,507	155		2.81	1,500	74		4.93

Total interest-bearing-liabilities	104,159	3,229		3.10%	94,284	3,849		4.08%
Non-interest-bearing liabilities	2,339				1,653

Total liabilities	106,498				95,937
Total equity(2)	10,915				10,915

Total liabilities and equity	$117,413				$106,852

Net interest income		$2,623				$2,315

Interest rate spread(3)				2.23%				2.14%

Net interest-earning assets	$5,734				$4,844

Net interest margin(4)				2.39%				2.34%

Ratio of interest earning assets to interest bearing liabilities		1.06	x			1.06	x

(1)	Loans receivable are net of the allowance for loan losses.

(2)	Total equity includes retained earnings and accumulated other comprehensive income (loss).

(3)	Net interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(4)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (i.e., changes in volume multiplied by old rate), (2) changes in rate (i.e., changes in rate multiplied by old volume), and

(3) total changes in rate and volume. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30,			Years Ended December 31,
	2004 vs. 2003			2003 vs. 2002
	Increase/(Decrease) Due to		Total Increase (Decrease)	Increase/(Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in Thousands)
Interest income:
Loans receivable	$734	$(530)	$204	$338	$(626)	$(288)
Mortgage-backed securities	(32)	(30)	(62)	145	(68)	77
Investment securities (available for sale)	12	(1)	11	50	(53)	(3)
Investment securities (held to maturity)	(8)	(34)	(42)	(37)	(29)	(66)
Other interest-earnings assets	(47)	11	(36)	16	(48)	(32)

Total interest income	659	(584)	75	512	(824)	(312)
Interest expense:
Savings deposits	13	(80)	(67)	71	(224)	(153)
Demand and NOW deposits	1	(3)	(2)	8	(13)	(5)
Certificates of deposits	(49)	(319)	(368)	56	(598)	(542)
Escrow	0	0	0	0	(1)	(1)
Borrowings	202	(31)	171	125	(44)	81

Total interest expense	167	(433)	(266)	260	(880)	(620)

Net interest income	$492	($151)	$341	$252	$56	$308

Comparison of Operating Results for the Six Months Ended June 30, 2004 and 2003

Net Income. Net income increased by $33,948, or 110.77%, to $64,595 for the six months ended June 30, 2004, from $30,647 for the six months ended June 30, 2003. The increase was due primarily to a $340,464 increase in net interest income, offset by a $68,313 decrease in non-interest income, a $198,403 increase in non-interest expenses and a $30,500 increase in the provision for income taxes.

Net Interest Income. Net interest income increased $340,464, or 26.95%, to $1,603,784 for the six months ended June 30, 2004, from $1,263,320 for the six months ended June 30, 2003. The increase was due primarily to a $18,050,350 increase in average interest-earning assets offset by a 70 basis point decrease in the average yield on average interest-earning assets, partially offset by a $16,838,856 increase in average interest-bearing liabilities offset by a 94 basis point decrease in the average cost of interest-bearing liabilities. Our interest rate spread increased to 2.48% from 2.25%, reflecting the more rapid decline in the cost of our interest bearing liabilities as compared to the decline in the yield of our interest earning assets. Also, our net interest margin increased to 2.60% from 2.40%.

Interest Income. Interest income increased by $74,803, or 2.54%, to $3,017,925 for the six months ended June 30, 2004, from $2,943,122 for the six months ended June 30, 2003. The increase in interest income is due to a $204,060, or 8.30% increase in interest and fee income from loans, offset by decreases of $61,482, or 27.60% in interest income from mortgage-backed securities, $30,963, or 15.96% in interest income from investment securities and $36,812, or 54.38% in interest income from other interest earning assets, primarily consisting of interest earned on federal funds sold and Federal Home Loan Bank stock.

The increase in interest income reflected a $18,049,810, or 17.16% increase in the average balance of interest-earning assets to $123,233,397 from $105,183,587, partially offset by a 70 basis point decrease in the average yield on interest-earning assets to 4.90% for the six months ended June 30, 2004 from 5.60% for the six months ended June 30, 2003, reflecting a decrease in market interest rates.

The increase in interest income and fees on loans was due to a $24,955,132, or 34.04% increase in average net loans receivable, from $73,310,008 to $98,265,140, offset by a 129 basis point decrease in average yield on net loans receivable (as a result of declines in market interest rates during the period). The decrease in interest income from mortgage-backed securities was primarily the result of a $1,706,711, or 15.48% decline in average mortgage-backed securities. The decrease in interest income from investment securities was primarily reflective of a 164 basis point decrease in the average yield and a $339,820 or 7.84% decrease in the average balance of held to maturity investment securities, offset by a $1,108,129, or 16.20% increase in the average balance of available for sale investment securities. Other interest income declined because of a reduction in the average balance of these assets and a reduced yield.

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, decreased by $265,661, or 15.82% to $1,414,141 for the six months ended June 30, 2004, from $1,679,802 for the six months ended June 30, 2003. The decrease in interest expense resulted primarily from a decrease in the average cost of deposits, as a result of declining market interest rates, as well as a decrease in the average balance of deposits, which was offset somewhat by an increase in the average balance of outstanding borrowings. The average cost of deposits declined by 88 basis points, and there was a decrease in the average balance of deposits to $98,418,424 from $98,733,553. Average outstanding borrowings increased to $18,666,667 during the period ending June 30, 2004 from $1,500,000 during the period ending June 30, 2003.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level estimated as necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers, among other things, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions (particularly as such conditions relate to our market area). We charge losses on loans against the allowance when we believe that collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance.

Based on our evaluation of these factors, management made a provision of $24,000 for the six months ended June 30, 2004, and a provision of $14,700 for the six months ended June 30, 2003. We had no charge-offs during the six-month periods ended June 30, 2004 and June 30, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The increase in the provision primarily reflects the increase in our total loan portfolio of $21,622,548 during the six months ended June 30, 2004, of which $18,852,716 was related to new one- to four-family residential mortgage loan originations, as compared to a decrease in our total loan portfolio of $661,105 during the six months ended June 30, 2003. The increase in the provision also reflects the addition of $911,000 in commercial mortgage loans that were originated during the six months ended June 30, 2004 as compared to $40,000 for the six months ended June 30, 2003. Commercial mortgage loans generally have a greater loan loss allocation than residential mortgage loans.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. The level of the allowance is based on estimates, and the ultimate losses may vary from these estimates.

The allowance for loan losses totaled $387,189, or 0.33% of total loans outstanding of $116,034,487 at June 30, 2004, compared to an allowance for loan losses of $338,589, or 0.46% of loans outstanding of $73,153,188 at June 30, 2003.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. For a further discussion, see “Business of Slavie Federal Savings Bank – Allowance for Loan Losses.”

Other Income. Historically, our non-interest income has been relatively modest and one of our strategic initiatives is to increase our non-interest income. Non-interest income decreased $68,313 or 132.43%, to a loss of $16,730 for the six months ended June 30, 2004, as compared to $51,583 for the six months ended June 30, 2003. The reason for the decrease in non-interest income was a $102,166 loss on the sale of our ground rent portfolio. The ground rent portfolio was sold to a company controlled by director J. Benson Brown.

Ground rents are relatively unique to the Baltimore area. They represent obligations on the part of a homeowner to pay semi-annual rents to the holder of their ground lease. The ground lease typically is for a term of 99 years, automatically renewable forever and is freely transferable. The only obligation of the homeowner is to pay the ground rent to the holder of the ground lease for as long as the homeowner owns the real property. The holder of the ground lease has no right to take possession of the real property as long as the ground rent is paid. Under Maryland law, the owner of the real property has a right to redeem the ground lease based upon a statutory formula. The resale price of a ground lease is typically substantially less than the redemption price. During the first part of 2004, we made a strategic decision to sell our ground rent portfolio because this type of investment was not consistent with our long range plans.

The purchase price for the sale of the ground rents to the company controlled by Mr. Brown was based upon the amount that we would receive, after the payment of selling expenses, if we were to sell the portfolio for its appraised value (based on an appraisal we received from an independent appraisal firm). The sale was approved by our board of directors, other than Mr. Brown and Mr. Drechsler (who has served as counsel to Mr. Brown on unrelated matters), including our independent directors.

Non-interest income is typically comprised of rental income from our headquarters building and other miscellaneous income (generally, fees from deposit accounts, late charges from delinquent loan products and ATM fees). Rental income increased by $43,972, from $5,474 to $49,446, as significantly more of the leaseable space in our headquarters building was leased during the first half of 2004 as compared to the first half of 2003. As of June 30, 2004, we leased 65% of the total leaseable space in our headquarters building. We are actively attempting to lease the remaining 35% of the space available in the building.

Non-interest Expense. Non-interest expense was $1,463,953 for the six months ended June 30, 2004 as compared to $1,265,550 for the six months ended June 30, 2003, an increase of $198,403, or 15.68%. The increase was due primarily to a $134,664 increase in compensation and related expenses, a $24,882 increase in occupancy expenses, a $19,967 increase in advertising expenses and a $40,287 increase in other expenses (consisting primarily of seminar and related expenses, marketing research expenses, charitable contributions, office supplies expenses, Office of Thrift Supervision assessments, network support expenses, correspondent bank fees, professional expenses, armored car cash delivery fees, dues and subscriptions and insurance premiums). These increases were modestly offset by a $19,867 decrease in furniture, fixtures and equipment expenses.

The increase in compensation and related expenses reflected, among other items, the hiring of a residential loan officer in March 2004 and a commercial lender in April 2004. The increase in occupancy expenses reflected costs incurred in building out tenant space at our headquarters building. The other increases in non-interest expenses resulted primarily from a $10,035 increase in seminar and related expenses, a $8,930 increase in marketing research expenses and a $6,136 increase in dues and subscriptions.

Income Tax Expense. The provision for income taxes increased to $34,506 for the six months ended June 30, 2004 from $4,006 for the six months ended June 30, 2003, representing an increase of $30,500, or 761.36%. The increase in the provision for income taxes was primarily due to our higher level of income before taxes of $99,101 for the six months ended June 30, 2004, as compared to $34,653 for the six months ended June 30, 2003, and the related surtax exemption being phased out due to our higher level of taxable income.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

Net Income. Net income increased $172,681, or 156.13%, to $62,079 for the year ended December 31, 2003, from a loss of $110,602 for the year ended December 31, 2002. The increase reflected a $307,360 increase in net interest income and a $12,134 increase in non-interest income, offset by a $83,340 increase in non-interest expenses, and a $68,906 increase in the provision for income taxes.

In general, the loss in 2002 was due to the additional operating expenses we incurred as a result of opening two new locations in Harford County, Maryland and moving our headquarters to Harford County in November 2001. Specifically, operating expenses increased by approximately $440,000 from 2001 to 2002 and the additional expenses were not immediately offset by additional operating revenue from the new branches. A new branch typically will incur losses until such time as the volume of banking business at the branch reaches the levels necessary to support profitable branch operations.

Net Interest Income. Net interest income increased $307,360, or 13.28% to $2,622,640 for 2003 from $2,315,280 for 2002. The increase was due primarily to a $10,763,125 increase in average interest-earning assets offset by an 89 basis point decrease in the average yield on average interest-earning assets, partially offset by a $9,875,739 increase in average interest-bearing liabilities offset by a 98 basis point decrease in the average cost of interest-bearing liabilities. Our interest rate spread increased to 2.23% from 2.14%, reflecting the more rapid decline in the cost on interest-bearing liabilities as compared to the decline in the yield of our interest-earning assets. Also, our net interest margin increased to 2.39% from 2.34%.

Interest Income. Interest income decreased by $312,136, or 5.06%, to $5,851,875 for the year ended December 31, 2003, from $6,164,011 for the year ended December 31, 2002. The decrease in interest income resulted primarily from decreases of $288,003, or 5.49% in interest and fee income from loans, $69,044, or 15.35% in interest income from investment securities and $32,163, or 24.24% in interest income from other interest earning assets (primarily consisting of interest earned on cash and cash equivalents and Federal Home Loan Bank stock), partially offset by a $77,074, or 23.12% increase in interest income from mortgage backed securities.

The decrease in interest income reflected an 89 basis point decrease in the average yield on interest-earning assets to 5.33% for the year ended December 31, 2003 from 6.22% for the year ended December 31, 2002, reflecting a decrease in market interest rates. Partially offsetting the decrease in the average yield was a $10,763,125, or 10.86% increase in the average balance of interest-earning assets to $109,892,057 from $99,128,932.

The decrease in interest income and fees on loans was due to an 80 basis point decrease in the average yield on net loans receivable (as a result of declines in market interest rates during the period), partially offset by a $5,030,159, or 6.73% increase in average net loans receivable, from $74,738,442 to $79,768,601. The increase in loans receivable reflected the impact of historically low interest rates on our loan origination volumes.

The increase in interest income from mortgage-backed securities was primarily the result of a $3,690,473, or 49.97% increase in the average balance of mortgage-backed securities to $11,075,804 from $7,385,331, partially offset by a decrease in the average yield to 3.70% from 4.51%. The decrease in interest income from investment securities was reflective of an 86 basis point and 56 basis point decrease in, respectively, the average yield on available for sale and held to maturity investment securities, combined with a $753,446 or 13.50% decrease in the average balance of held to maturity investment securities, offset by a $1,966,896, or 36.90% increase in the average balance of available for sale investment securities. Other interest income declined because of a 73 basis point decrease in the average yield, partially offset by an increase of $829,042 in the average balance to $6,921,442 from $6,092,400. The $829,042 increase in other interest-earning assets reflects increases in the level of federal funds over the course of the year ended December 31, 2003.

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, decreased by $619,496, or 16.10%, to $3,229,235 for the year ended December 31, 2003 from $3,848,731 for the year ended December 31, 2002. The decrease in interest expense resulted primarily from a decrease in the average cost of deposits and borrowings as a result of declining market interest rates, which was offset by increases in the average balances of outstanding deposits and borrowings. The average cost of deposits declined by 95 basis points, and was modestly offset by an increase in the average balance of deposits to $99,020,237 from $93,259,384. The average cost of borrowings declined by 212 basis points, and was offset by an increase in the average balance of borrowings to $5,506,720 from $1,500,000.

Provision for Loan Losses. Based on our evaluation of our loan loss factors, management made a provision of $38,300 for the year ended December 31, 2003, as compared to a provision of $43,733 for the year ended December 31, 2002. We had no charge-offs during the year ended December 31, 2003 and minimal charge offs during the year ended December 31, 2002. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The decrease in the provision primarily reflects the decrease in the loan portfolio delinquencies during the year ended December 31, 2003.

The allowance for loan losses totaled $362,189, or 0.39% of total loans outstanding of $93,959,853 at December 31, 2003, as compared to an allowance for loan losses of $323,889, or 0.43% of total loans outstanding of $74,584,935 at December 31, 2002.

Other Income. Non-interest income increased $12,134, or 13.70%, to $100,721 for the year ended December 31, 2003, as compared to $88,587 for the year ended December 31, 2002. The primary reason for the increase in non-interest income was a $5,151 increase in rental income and a $7,416 increase in other miscellaneous income (generally, fees from deposit accounts, late charges from delinquent loan products and ATM fees).

Non-interest Expense. Non-interest expense was $2,614,869 for the year ended December 31, 2003, as compared to $2,531,529 for the year ended December 31, 2002, an increase of $83,340, or 3.29%. The increase was due primarily to a $17,283 increase in compensation and related expenses, a $56,090 increase in occupancy expenses and a $29,269 increase in other expenses (consisting primarily of charitable contributions, office supplies expenses, Office of Thrift Supervision assessments, network support expenses, correspondent bank fees, professional expenses, armored car cash delivery fees, dues and subscriptions and insurance premiums), offset by a $34,932 decrease in advertising expenses. Occupancy expenses increased primarily due to costs incurred in building out tenant space at our headquarters building, as well as an increase in building repairs and maintenance of $39,476 at the headquarters building. Other expenses increased in connection with the normal growth of our operations.

Income Tax Expense. The provision for income taxes increased to $8,113 for the year ended December 31, 2003 from an income tax benefit of $60,793 for the year ended December 31, 2002. The increase in the provision for income taxes is primarily due to our higher level of income before taxes to $70,192 in 2003, as compared with a loss of $171,395 in 2002.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting of deposits and borrowings. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, we have established an asset/liability management committee, which consists of senior management and one outside director operating under a policy adopted by the board of directors, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the asset/liability management committee meets at least quarterly to review our asset/liability policies and interest rate risk position.

Net Portfolio Value and Interest Rate Risk. In past years, many savings institutions have measured interest rate sensitivity by computing the “gap” between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously on any given day by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of June 30, 2004, the latest date for which the Office of Thrift Supervision has us with an interest rate sensitivity report of net portfolio value, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

	Net Portfolio Value			Net Portfolio Value as a% of Present Value of Assets
Change in Interest Rates (basis points)	Estimated NPV	Amount of Change	Percent Of Change	NPV Ratio	Change in Basis Points
	(Dollar in Thousands)
+300	$1,737	$(10,769)	(86)%	1.29%	(711) basis points
+200	5,250	(7,256)	(58)	3.77	(463) basis points
+100	8,876	(3,630)	(29)	6.17	(224) basis points
0	12,506	—	—	8.40	— basis points
-100	15,314	2,808	22	10.02	162 basis points

The table above indicates that at June 30, 2004, in the event of a 100 basis point increase in interest rates, we would experience a 29% decrease in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 58% decrease in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

As indicated above, our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect the interest rate spread. In order to offset the potential effects of dramatic increases in market rates of interest, we have, among other things, implemented or will implement a number of strategies designed to assist in managing interest rate risk, including the following:

•	Pursuing greater diversification into other types of lending, particularly commercial real estate and commercial business loans, which typically have shorter terms and higher interest rates than single family residential mortgage loans.

•	Maintaining a portion of the investment portfolio in short-term liquidity;

•	Offering a variety of adjustable rate loan products, including one-year adjustable rate mortgage loans, construction loans and home equity lines of credit;

•	Reducing the interest rate sensitivity of interest-bearing liabilities through utilizing fixed rate FHLB advances with terms of more than one year;

•	Placing a greater emphasis on building sources of non-interest income through expanded offerings of products and services; and

•	Emphasizing growth of less interest rate sensitive and lower cost “core deposits” in the form of transaction accounts, including commercial deposit accounts.

Liquidity Management

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, borrowings from the Federal Home Loan Bank of Atlanta, scheduled amortization and prepayment of loans and mortgage-backed securities, maturities and calls of held to maturity investment securities and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows, calls of securities and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2004, cash and cash equivalents totaled $3,475,434. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $7,888,136 at June 30, 2004. Also, at June 30, 2004, we had advances outstanding of $29,500,000 from the Federal Home Loan Bank of Atlanta. On that date, we had the ability to borrow an additional $14,500,000.

At June 30, 2004, we had outstanding commitments to originate loans of $4,302,462 (excluding the undisbursed portions of loans). These commitments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded. We also extend lines of credit to customers, primarily home equity lines of credit. The borrower is able to draw on these lines as needed, thus the funding is generally unpredictable. Unused home equity lines of credit amounted to $3,371,161 at June 30, 2004. Since the majority of unused lines of credit expire without being funded, it is anticipated that our obligation to fund the above commitment amount will be substantially less than the amounts reported.

Certificates of deposit accounts scheduled to mature within one year totaled $37,246,866 or 37.09% of total deposits at June 30, 2004. Management believes that the large percentage of deposits in shorter-term certificates of deposit reflects customers’ hesitancy to invest their funds in long-term certificates of deposit in the current low interest rate environment. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and/or additional borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We believe we have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of June 30, 2004.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(In Thousands)
Contractual Obligations (1)
Long and short-term debt obligations	$29,500,000	$18,000,000	$10,000,000	$1,500,000	$—

Total	$29,500,000	$18,000,000	$10,000,000	$1,500,000	$—

(1)	We also have an immaterial amount of operating lease obligations for real property.

Our borrowings are with the Federal Home Loan Bank of Atlanta and are secured by Federal Home Loan Bank of Atlanta stock that we own and a blanket lien on mortgages. Borrowings at June 30, 2004 consisted of $15,000,000 of short term fixed rate advances with interest rates ranging from 1.57% to 2.46%, a $3,000,000 short term variable rate advance with a rate of 1.70% and $11,500,000 of long term fixed rate advances with rates ranging from 2.08% to 4.90%. We intend to pay off our borrowings by increasing our deposits or by rolling amounts due into new borrowings. The additional capital from the offering will allow us to increase the amount that we may borrow from the Federal Home Loan Bank of Atlanta.

Our primary investing activity is the origination of loans, primarily one- to four-family residential mortgage loans, and the purchase of securities. Our primary financing activity consists of activity in deposit accounts and Federal Home Loan Bank of Atlanta advances. Asset growth has outpaced deposit growth during the past year and the increased liquidity needed to fund the asset growth has been provided through increased Federal Home Loan Bank borrowings. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits, such as the premium rate certificates of deposit that we offered in 2000 coinciding with our 100th anniversary.

The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended June 30, 2004	Year Ended December 31,
		2003	2002
	(Dollars in Thousands)
Investing Activities:
One - to four-family loan originations	$25,197	$41,302	$18,278
Other loan originations	3,046	5,442	4,950
Securities purchased	—	11,500	14,000
Financing Activities:
Increase in deposits	2,610	56	10,980
Increase in FHLB advances	13,000	15,000	—

The foregoing was consistent with our expectations and the pricing policies we implemented. The modest increase in deposits for the year ended December 31, 2003, which would have been an approximately $3,000,000 decline but for interest on deposit accounts, resulted from roll off of the three-year premium rate certificates of deposits that we offered in 2000.

We are not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2004, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation – Federal Banking Regulation – Capital Requirements,” “Regulatory Capital Compliance” and note 12 of the notes to the consolidated financial statements.

The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of lending activities and contributions to our employee stock ownership plan. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common stock repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under our stock-based benefit plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. At June 30, 2004, loan commitments and available lines of credit totaled $4,302,462 and $3,371,161, respectively. See note 6 of the notes to the consolidated financial statements contained elsewhere in this prospectus.

For the six months ended June 30, 2004 and the year ended December 31, 2003, we engaged in no off-balance-sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Recent Accounting Pronouncements

In November, 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, Slavie Federal Savings Bank does not issue any guarantees that would require liability recognition or disclosure. Adoption of FIN 45 has not had a significant impact on our financial condition or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interest in special-purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004. The adoption of this Interpretation did not have and is not expected to have an impact on our financial condition or results of operations.

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.” This Statement clarifies the definition of a derivative and incorporates certain decisions made by the FASB as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on our financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150. “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on our financial condition or results of operations.

In March 2004, the Emerging Issues Task Force ratified Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance on the recognition and measurement of other-than-temporary impairments of debt and equity investments and requires certain disclosures related to unrealized losses. The recognition and measurement provisions of EITF 03-1 are effective for reporting periods beginning after June 15, 2004. The adoption of EITF 03-1 did not have a material impact on our consolidated financial statements.

Impact of Inflation and Changing Prices

The financial statements and related notes of Slavie Federal Savings Bank have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of our assets and liabilities are primarily monetary in nature. As a result, interest rates generally have a more significant impact on our performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. For a discussion of the possible effect of changes in interest rates on our operations, see “- Management of Market Risk.”

BUSINESS OF SFSB, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Slavie Federal Savings Bank. We will retain up to             % of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by our employee stock ownership plan. We will contribute the remaining net proceeds to Slavie Federal Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, SFSB, Inc., as the holding company of Slavie Federal Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of SFSB, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Slavie Federal Savings Bank. Initially, SFSB, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Slavie Federal Savings Bank. At the present time, we intend to employ only persons who are officers of Slavie Federal Savings Bank to serve as officers of SFSB, Inc. However, we will use the support staff of Slavie Federal Savings Bank from time to time. These persons will not be separately compensated by SFSB, Inc. SFSB, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF SLAVIE FEDERAL SAVINGS BANK

General

Our principal business consists of attracting deposits from the general public in our market area and investing those funds, together with funds generated from operations and borrowings, primarily in one- to four-family residential real estate loans and home equity loans. To a lesser extent we invest in commercial mortgage loans and land and construction loans and investment securities.

We derive our income primarily from interest earned on loans, mortgage-backed securities and investment securities. Our principal expenses are interest expense on deposits and non-interest expenses, such as compensation and related expenses, occupancy expenses, deposit insurance expenses, advertising expenses, data processing expenses, furniture, fixtures and equipment expenses and other miscellaneous expenses. Funds for these activities are provided primarily by deposits, repayments (including prepayments) of outstanding loans, mortgage-backed and investment securities and operating revenue.

Market Area

Currently, our primary market area is Baltimore City, Baltimore County and Harford County, Maryland. We service this market area from three offices, two in Harford County, Maryland and one in north-east Baltimore City, near the Baltimore County border.

The primary market area reflects a diverse cross section of employment sectors, which partially mitigates the risk associated with a decline in any particular economic sector or industry. Once the backbone of the region’s employment base, the manufacturing sector continues to contract with most of the job growth occurring in services. Government and finance/insurance/real estate-related employment also constitute major employment sectors in the market area.

The primary market area is characterized by two more populous but lower growth areas in Baltimore County and Baltimore City, and one smaller, but faster growth area in Harford County. Based on information from ESRI Business Information Solutions and the United States Census Bureau, the primary market area has a population of approximately 1.63 million, with approximately 0.6 million in Baltimore City, 0.8 million in Baltimore County and 0.23 million in Harford County. Over the last several years, Baltimore City has experienced a decline in population, reflecting the outmigration of population to the surrounding suburban markets, while the population has grown in Baltimore County (at a rate slower than comparable U.S. and Maryland growth rates) and Harford County (at rates well above the comparable U.S. and Maryland growth rates). These trends reflect urban flight to suburban markets for better job opportunities, a lower cost of living and more affordable housing. Based on information from ESRI Business Information Solutions, projected population growth over the next five years is expected to be consistent with recent historical trends, with the strongest growth occurring in Harford County.

Income levels in the primary market area tend to reflect the nature of the markets served, with higher income levels in the more suburban markets. Based on information from ESRI Business Information Solutions and the United States Census Bureau, median household income for Baltimore City, Baltimore County and Harford County is approximately $32,000, $55,000 and $62,000, respectively. The greater wealth of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs. Additionally, much of the growth in white collar jobs has been occurring in suburban markets in the greater Baltimore area.

Based on information from the Bureau of Labor Statistics, unemployment rates for Harford County and Baltimore County, as well as for Maryland, are lower than the comparable U.S. unemployment rate. Baltimore City has a higher unemployment rate then the comparable U.S. rate, which is characteristic of urban markets which tend to have a higher core unemployment rate than the more affluent suburban markets.

In recent years we have proactively sought to position our offices in response to these changing market dynamics and the outmigration of our historic target customer group, the Slavic-American population. As a result, we believe we are well positioned to capitalize on the residential and commercial growth occurring in the Harford and Baltimore County suburban markets, while continuing to service our valued Baltimore City customers.

Competition

Our most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in our market area, including many large financial institutions which have greater financial and marketing resources than we have. In addition, we face significant competition for investors’ funds from short-term money market securities, mutual funds and other corporate and government securities. In the past, we relied upon the Slavic-American community in our market area for a material portion of our deposits. Today, we believe that deposits from this group account for no more than 10% of our total deposits. Our ability to attract and retain deposits depends on our ability to provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities. At June 30, 2003, the most recent date for which data is available from the

FDIC, we held approximately 0.7% and 0.6% of the deposits in Baltimore City, Maryland and Harford County, Maryland, respectively. This represents the 15th market share out of 37 financial institutions with offices in Baltimore City and the 23rd market shares out of 25 financial institutions with offices in Harford County.

Our competition for loans comes primarily from the same financial institutions that we compete with for deposits, mortgage companies and independent mortgage brokers. We compete for loan originations primarily through the interest rates and loan fees we charge, and the efficiency and quality of services we provide customers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. Our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. Historically, we have retained all loans that we have originated.

Our net loan portfolio totaled $114,832,830 at June 30, 2004, representing 78.25% of total assets. One- to four-family residential real estate mortgage loans represented $102,968,226, or 88.74%, of our total loan portfolio at June 30, 2004. Other loans secured by real estate include commercial mortgage loans, construction loans secured by single family properties and acquisition and development loans, which amounted to $3,069,887, $920,288 and $1,507,307, or 2.65%, 0.79% and 1.30% of the total loan portfolio at June 30, 2004. The remainder of our portfolio was comprised of consumer loans, consisting primarily of home equity loans and lines of credit and other loans such as deposit account loans, home improvement loans and automobile loans. At June 30, 2004, home equity and other consumer loans totaled $6,838,262 and $730,517, respectively, or 5.89% and 0.63% of the total loan portfolio.

We believe that increasing loan diversification will increase our competitive profile and improve earnings through higher yields. In that regard, we intend to increase our commercial real estate loan portfolio and begin to grow a commercial business loan portfolio. To facilitate our commercial lending initiative we hired an experienced commercial lender in April 2004. We intend to focus our commercial lending activities on small to mid-size businesses in our market area and we will seek to distinguish ourselves by providing responsive personal service and local decision making.

The types of loans that we may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies and governmental budgetary matters.

A savings bank generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, and an additional amount equal to 10% of unimpaired capital and surplus if the loan is secured by readily marketable collateral (generally financial instruments, but not real estate). At June 30, 2004, our regulatory limit on loans-to-one borrower was $1,600,000 and our five largest loans or groups of loans-to-one borrower, including related entities, aggregated $838,000, $716,000, $685,000, $650,000 and $631,000. Each of our five largest loans or groups of loans was performing in accordance with its terms at June 30, 2004.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and net deferred fees.

	At June 30,		At December 31,
	2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(In Thousands)
Real Estate Loans:
One- to four-family	$102,969	88.74%	$82,779	88.10%	$64,286	86.19%
Multi-family	—	—	—	—	507	0.68%
Commercial	3,070	2.65%	2,386	2.54%	2,479	3.33%
Construction	920	0.79%	225	0.24%	300	0.40%
Acquisition and development	1,507	1.30%	1,443	1.54%	581	0.78%

Total real estate loans	108,466	93.48%	86,833	92.42%	68,153	91.38%
Consumer Loans:
Home equity	6,838	5.89%	6,456	6.87%	5,980	8.02%
Other	730	0.63%	670	0.71%	452	0.60%

Total consumer loans	7,568	6.52%	7,126	7.58%	6,432	8.62%

Total loans receivable, gross	116,034	100.0%	93,959	100.0%	74,585	100.0%

Less:
Loan in process	(632)		(175)		(195)
Allowance for loan losses	(387)		(362)		(324)
Deferred loan fees (costs)	(182)		(212)		(252)

Total loans receivable, net	$114,833		$93,210		$73,814

Maturity of Loan Portfolio. The following table presents certain information at June 30, 2004 and December 31, 2003 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity or scheduled amortization, but does not include the effect of possible prepayments or due on sale clause payments.

	At June 30, 2004
	One-to Four- Family	Commercial Real Estate	Construction	Acquisition and Development	Home Equity	Other Consumer
	(In Thousands)
One year or less	$—	$—	$920	$287	$—	$67
After one year:
More than 1 to 3 years	723	—	—	—	301	195
More than 3 to 5 years	7,283	653	—	1,046	608	212
More than 5 to 10 years	20,584	282	—	174	992	256
More than 10 to 20 years	47,546	830	—	—	4,573	—
More than 20 years	26,833	1,305	—	—	364	—

Total due after one year	102,969	3,070	—	1,220	6,838	663

Total loans	102,969	3,070	920	1,507	6,838	730

Less:
Loans in process	—	—	632	—	—	—
Allowance for loan losses	224	31	9	15	68	40
Deferred loan fees (costs)	151	20	—	11	—	—

Total loans receivable, net	$102,594	$3,019	$279	$1,481	$6,770	$690

	At December 31, 2003
	One-to Four-Family	Commercial Real Estate	Construction	Acquisition and Development	Home Equity	Other Consumer
	(In Thousands)
One year or less	$—	$—	$225	$448	$—	$—
After one year:
More than 1 to 3 years	480	—	—	—	233	275
More than 3 to 5 years	5,277	421	—	995	725	76
More than 5 to 10 years	21,799	418	—	—	1,096	319
More than 10 to 20 years	35,022	687	—	—	3,543	—
More than 20 years	20,201	860	—	—	859	—

Total due after one year	82,779	2,386	—	995	6,456	670

Total loans	82,779	2,386	225	1,443	6,456	670

Less:
Loans in process	—	—	175	—	—	—
Allowance for loan losses	223	24	2	14	65	34
Deferred loan fees (costs)	186	15	—	11	—	—

Total loans receivable, net	$82,370	$2,347	$48	$1,418	$6,391	$636

Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

The total amount (before net items) of loans due after June 30, 2004 that have fixed interest rates is $110,946,762, and the total amount (before net items) of loans due after such date which have floating or adjustable interest rates is $5,087,725. The total amount (before net items) of loans due after December 31, 2003 that have fixed rates is $90,594,564, and the total amount (before net items) of loans due after such date which have floating or adjustable interest rates is $3,365,289.

One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans that are primarily secured by properties located in the greater Baltimore metropolitan area. At June 30, 2004, $102,968,226, or 88.74% of our total loan portfolio, consisted of one- to-four family residential loans. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. Fixed-rate loans are originated for terms of 5, 7, 10, 15, 20 and 30 years. At June 30, 2004, $102,523,392, or 99.57% of our one- to four-family residential mortgage loans were fixed-rate loans. Also, at June 30, 2004, our largest loan secured by one- to four-family real estate had a principal balance of $649,000 and was secured by a single-family residence. This loan was performing in accordance with its terms.

We also offer adjustable-rate mortgage loans with a one year adjustment period based on changes in a designated United States Treasury index. However, in the recent low interest rate environment, there has been very limited demand for these loans. We originated one adjustable rate one- to four-family residential loan during the six months ended June 30, 2004. Our adjustable rate mortgage loans provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum adjustment of 500 basis points. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 2004, only $444,834 or 0.43% of our one- to four-family residential mortgage loans had adjustable rates of interest.

All one- to four-family residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans, we utilize outside independent appraisers approved by the board of directors. All borrowers are required to obtain title insurance. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Commercial Real Estate Loans. At June 30, 2004, $3,069,887, or 2.65% of our total loan portfolio, consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, mixed use properties and other commercial properties. We generally originate commercial real estate loans with maximum terms of up to 30 years with a call feature. The maximum loan-to-value ratio of commercial real estate loans is 80%. At June 30, 2004, we had 16 commercial real estate loans with an average outstanding balance of $191,000. At June 30, 2004, our largest loan secured by commercial real estate had an outstanding balance of $716,000. At June 30, 2004, this loan and all of our other loans secured by commercial real estate were performing in accordance with their terms.

Commercial real estate lending entails significant additional risks as compared with one- to four-family residential property lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space and, as such, may be subject to a greater extent to adverse conditions in the economy generally. It is generally our policy to obtain annual financial statements on the borrower’s business or the project for which commercial real estate loans are originated. In addition, in the case of commercial real estate loans made to a partnership, limited liability company or a corporation, we seek, whenever possible, to obtain personal guarantees and annual financial statements from the principals of the entity.

Multi-Family Loans. Although we did not have any such loans in our portfolio at June 30, 2004, we offer fixed-rate and adjustable rate multi-family real estate loans with amortization schedules of up to 30 years. We generally lend up to 80% of the property’s appraised value. Appraised values are typically determined by independent appraisers. In deciding to originate a multi-family loan, we review the creditworthiness of the borrower, the expected cash flows from the property securing the loan, the cash flow requirements of the borrower, the value of the property and the quality of the management involved with the property. We generally obtain the personal guarantee of the principals when originating multi-family real estate loans.

Multi-family real estate lending is generally considered to involve a higher degree of credit risk than one- to four-family residential lending. Such lending may involve large loan balances concentrated on a single borrower or group of related borrowers. In addition, the payment experience on loans secured by income producing properties typically depends on the successful operation of the related real estate project. Consequently, the repayment of the loan may be subject to adverse conditions in the real estate market or the economy generally.

Residential Construction Loans and Acquisition and Development Loans. To a much lesser extent, we originate loans to finance the construction of residential dwellings and loans to acquire and develop land on which to construct residential dwellings. At June 30, 2004, $920,288, or 0.79% of our total loan portfolio, consisted of residential construction loans, and $1,507,307, or 1.30% of our total loan portfolio, consisted of acquisition and development loans. Of this amount, $1,344,450 constituted our interest in a loan participation.

Construction loans generally provide for interest-only payments at fixed-rates of interest, which are typically fixed at origination, and have terms of six to 12 months. At the end of the construction period, the loan generally converts into a permanent loan at the same interest rate as the construction loan. Construction loans generally may be considered for loan-to-value ratios of up to 80%. Prior to committing to fund a construction loan, we require both an appraisal of the property and a study of projected construction costs. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. We generally use independent fee appraisers for construction disbursement purposes.

Acquisition and development loans typically are originated at the prime rate plus a negotiated margin and adjust monthly, with a term of up to 18 months. In general, interest only is paid during the term of the loan, and the principal balance of the loan is paid down as developed lots are sold to builders. Acquisition and development loans generally may be considered for loan-to-value ratios of up to 75%. Prior to committing to fund an acquisition and development loan, we require both an appraisal of the property and a study of projected development costs.

Acquisition, development and construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on such loans is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of development or construction and the estimated cost (including interest) of development or construction. During the development or construction phase, a number of factors could result in delays and cost overruns. If the estimate of costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, this type of lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans. To diversify our loan portfolio, we intend to grow a commercial business loan portfolio. We intend to focus our commercial business lending activities on small to mid-size businesses in our market area and anticipate that the loans will be made for working capital or equipment financing. Typically, these loans will be secured by equipment, machinery and other corporate assets and will typically have terms from three to five years with either fixed rates or variable rates of interest. Commercial business loans generally have higher interest rates and shorter terms than one- to four-family residential mortgage loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. We will attempt to minimize these risks by limiting these loans to proven businesses and by obtaining personal guarantees from the borrowers whenever possible.

Consumer Loans. We are authorized to originate loans for a wide variety of personal and consumer purposes. Consumer loans consist primarily of home equity loans and lines of credit, deposit account loans, home improvement loans and automobile loans. At June 30, 2004, consumer loans totaled $7,568,779 or 6.52% of the total loan portfolio.

Home equity loans and lines of credit are secured by a real estate mortgage with a security interest in the borrower’s primary residence. These are fixed rate or variable rate loans indexed to the prime rate with terms of up to 20 years. At June 30, 2004, home equity loans totaled $6,838,262 or 5.89% of the total loan portfolio. At June 30, 2004, $3,129,518, or 46% of our home equity loans were fixed-rate loans and $3,708,744 or 54% of our home equity loans had adjustable rates of interest.

As indicated, we also offer deposit account loans for personal purposes, home improvement loans and automobile loans. At June 30, 2004, $240,092 or 0.21% of our total loan portfolio consisted of deposit account loans, $277,551 or 0.24% of our total loan portfolio consisted of home improvement loans and $212,874 or 0.18% of our total loan portfolio consisted of automobile loans.

Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. The underwriting process also includes, particularly with respect to home equity loans, a comparison of the value of the collateral, if any, to the proposed loan amount.

Consumer loans entail greater risks than one to four-family residential mortgage loans, particularly consumer loans that are unsecured or that are secured by rapidly depreciable assets, such as automobiles. In these cases, the repossessed collateral securing a defaulted loan may not provide an adequate source of repayment of the outstanding balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower’s continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. For consumer loans secured by real estate, the risk is greater than that inherent in the one to four-family loan portfolio in that the security for home equity loans is generally not the first lien on the property and ultimate collection of the loan balance may be dependent on whether value remains after the collection by a holder with a higher lien. Finally, the application of various federal and state laws may limit the amount recoverable in the event of a default of a consumer loan.

Origination and Servicing of Loans. Loan origination activities are primarily concentrated in the greater Baltimore metropolitan area, and properties securing our real estate loans are primarily located in the greater Baltimore metropolitan area. Currently, we service all loans that we originate.

New residential mortgage loans are generated primarily from current and former borrowers, walk-in customers, customer referrals and realtors. We intend to grow in this area as a result of hiring an in-house loan officer in March 2004 and through the correspondent relationship we recently established with an independent residential mortgage loan broker that operates in our market area.

Construction and acquisition and development loan originations come from builders and the same channels as residential mortgage loans. Similarly, commercial real estate loans are generated through contacts in the local community and the same channels as residential mortgage loans. We intend to increase originations of commercial real estate and commercial business loans through our recent hiring of an experienced commercial lender. Consumer loans are primarily obtained from existing and walk-in customers.

Loan origination is further supported by advertising, cross-selling and community service by Slavie employees. Also, from time to time, we will purchase loan participations which meet our underwriting criteria from other financial institutions in our market area.

Residential mortgage loans are typically underwritten to secondary market (Fannie Mae and Freddie Mac) standards to facilitate the ability to sell loans and thereby limit interest rate risk and meet loan portfolio objectives. Historically, however, we have generally retained all originated loans in our portfolio. Our growth strategy contemplates that we will retain for our portfolio those loans meeting our interest rate risk and balance sheet composition targets and will sell the remaining loans in the secondary market on a servicing released basis. Currently, it is anticipated that the amount of loans sold will gradually increase to 20% of the fixed rate loan production. Over time, we will evaluate selling loans on a servicing retained basis.

Loan Approval Procedures and Authority. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower’s ability to repay, among other things, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. We have established a loan committee consisting of the president/chief executive officer, senior vice-president/chief lending officer, vice-president of lending and the loan servicing manager. Currently, any two members of this committee have the authority to approve loans up to $175,000; loan applications over $175,000 are submitted to the executive loan committee consisting of either president/chief executive officer or the senior vice-president/chief lending officer and one non-management member of the board of directors for approval. In addition, the board of directors ratifies all loans approved by the loan and executive loan committees. All loan applications are processed at our main office.

We require appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

The following table shows our loan origination and repayment activities for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(In Thousands)
Balance outstanding at beginning of period	$93,210	$73,814	$73,814	$75,077
Originations by Type:
Real Estate:
One- to four-family	25,197	12,050	41,302	18,278
Commercial	911	40	591	608
Construction(1)	695	175	400	480
Consumer loans:
Home equity	1,260	1,692	3,875	3,486
Other	180	85	576	376

Total loans originated	28,243	14,042	46,744	23,228
Total loans purchased	52	77	343	580
Less:
Total loans or participations sold	—	—	—	—
Principal repayments	6,496	13,963	27,518	24,859
Transfers to foreclosed real estate	-—	—	—	—
Other(2)	176	92	173	212

Total deductions	6,672	14,055	27,691	25,071

Balance outstanding at end of period	$114,833	$73,878	$93,210	$73,814

(1)	Includes acquisition and development loans.

(2)	Other items consist of loans in process, deferred loan origination fees, unearned interest and allowance for loan losses activity.

Loan Origination and Other Fees. In addition to interest earned on loans, we may receive loan origination fees or “points” for originating loans. Loan origination fees are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. We also receive fees in connection with loan modifications, late payments and miscellaneous services related to loans.

In accordance with Statement of Financial Accounting Standards No. 91, which pertains to the accounting for non-refundable fees and costs associated with originating or acquiring loans, our loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At June 30, 2004, we had $182,024 of net loan fees.

Asset Quality

General. One of our key operating objectives has been and continues to be to maintain a high level of asset quality. Through a variety of strategies, which include aggressive marketing of foreclosed properties and repossessed assets and borrower workout arrangements, we have been proactive in addressing problem and non-performing assets. These strategies, as well as our emphasis on originating relatively low risk one- to four-family residential mortgage loans, quality underwriting, maintenance of sound credit standards for new loan originations and the relatively favorable real estate market conditions have supported maintenance of low delinquency ratios. Our balance of non-performing assets equaled $303,931 or 0.26% of total loans at June 30, 2004 and consisted entirely of non-accruing loans secured by one- to four-family properties.

Collection Procedures. After a loan becomes 15 days delinquent, we deliver a computer generated delinquency notice to the borrower. A second delinquency notice is sent once the loan becomes 30 days delinquent. When a loan becomes 60 days delinquent, we send an additional delinquency notice to the borrower and attempt to make personal contact with the borrower by letter from the head of the collection department or telephone to establish an acceptable repayment schedule. When a loan is 90 days delinquent and no acceptable resolution has been reached, we send the borrower a 15 day demand letter. After 15 days, we will generally refer the matter to our attorney who is authorized to commence foreclosure proceedings. Management is authorized to begin foreclosure proceedings on any loan after determining that it is prudent to do so. In cases where the borrower is willing to cooperate and implement a payment plan, we may delay the decision to foreclose.

Non-performing Loans and Assets. Loans are reviewed on a regular basis and are generally placed on non-accrual status when they become more than 90 days delinquent. When loans are placed on a non-accrual status, we reverse outstanding interest that we previously credited. Typically, payments received on a non-accrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. Real estate and other assets that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure or repossession on collateral-dependent loans are classified as real estate owned or other repossessed assets until sold. Such assets are recorded at foreclosure or other repossession and updated quarterly at the lower of cost or estimated fair value less estimated selling costs. Any portion of the outstanding loan balance in excess of fair value is charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate or other assets is recorded. We did not have any real estate owned or other repossessed assets at June 30, 2004 or December 31, 2003.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At June 30, 2004 and December 31, 2003, we had no loans that were considered impaired.

The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. During the periods presented, we did not have any troubled debt restructurings.

	At June 30, 2004	At December 31,
		2003	2002
	(Dollars in Thousands)
Non-accruing real estate loans:
One - to four-family	$304	$163	$245
Commercial real estate	—	—	22
Construction(1)	—	—	—
Non-accruing consumer loans:
Home equity	—	—	—
Other	—	—	—

Total non-accruing loans	304	163	267

Accruing loans delinquent 90 days or more	—	—	—
Total non-performing loans	304	163	267
Real estate owned	—	—	—

Total non-performing assets	$304	$163	$267

Total as a percentage of total assets	0.21%	0.13%	0.24%
Total as a percentage of total loans	0.26%	0.18%	0.36%

(1)	Includes acquisition and development loans.

For the six months ended June 30, 2004 and the year ended December 31, 2003, gross interest income which would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $17,285, and $20,826, respectively. Interest income recognized on such loans for the six months ended June 30, 2004 and the year ended December 31, 2003 was $6,972 and $6,563, respectively.

Other than as disclosed in the above table, there are no other loans at June 30, 2004 about which management has serious doubts concerning the ability of the borrowers to comply with the present loan repayment terms.

Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss.

An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

On the basis of management’s review of its assets, at June 30, 2004, we had classified $262,861 of our assets as substandard (which consisted of two non-accruing loans secured by one- to four-family residential properties) and $41,070 as doubtful. At June 30, 2004, none of our assets were classified as special mention or loss. The loan portfolio is reviewed on a monthly basis to determine whether any loans require classification in accordance with applicable regulations. All classified assets are included in non-performing assets for all periods presented.

The following table shows the aggregate amounts of our classified assets at the dated indicated.

	At June 30, 2004	At December 31,
		2003	2002
Special mention assets	$—	$—	$—
Substandard assets	262,861	122,095	224,836
Doubtful assets	41,070	41,070	42,097
Loss assets	—	—	—

Total classified assets	$303,931	$163,165	$266,933

Delinquencies. The following tables sets forth information concerning delinquent loans at June 30, 2004 and December 31, 2003 and December 31, 2002, in dollar amounts and as a percentage of our total loan portfolio.

	At June 30, 2004
	30-59 Days		60-89 Days
	Principal Balance of Loans	% of Total Loans	Principal Balance of Loans	% of Total Loans
	(Dollars in Thousands)
Real estate loans:
One - to four-family	$153	0.13%	$164	0.14%
Commercial real estate	—	—	—	—
Construction(1)	—	—	—	—
Consumer loans:
Home equity	3	—	8	0.1
Other	—	—	22	0.2

Total delinquent loans	$156	0.13%	$194	0.17%

	At December 31, 2003				At December 31, 2002
	30-59 Days		60-89 Days		30-59 Days		60-89 Days
	Principal Balance of Loans	% of Total Loans	Principal Balance of Loans	% of Total Loans	Principal Balance of Loans	% of Total Loans	Principal Balance of Loans	% of Total Loans
	(Dollars in Thousands)
Real estate loans:
One- to four-family	$367	0.39%	$129	0.13%	$282	0.38%	$292	0.39%
Commercial real estate	—	—	—	—	—	—	—	—
Construction(1)	—	—	—	—	—	—	—	—
Consumer loans:
Home equity	—	—	8	0.01	—	—	—	—
Other	59	0.06	7	0.01	41	0.5	35	0.05

Total delinquent loans	$426	0.45%	$144	0.15%	$323	0.43%	$327	0.44%

(1)	Includes acquisition and development loans.

Allowance for Loan Losses

General. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the adequacy of the allowance for loan losses consists of three key elements: (1) specific allowances for identified problem loans, including certain impaired or collateral-dependent loans; (2) a general valuation allowance on certain identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio.

Specific Allowance on Identified Problem Loans. The loan portfolio is segregated first between loans that are on our “watch list” and loans that are not. Our watch list includes:

•	loans 90 or more days delinquent;

•	loans with anticipated losses;

•	loans referred to attorneys for collection or in the process of foreclosure;

•	nonaccrual loans;

•	loans classified as substandard, doubtful or loss by either our internal classification system or by regulators during the course of their examination of us; and

•	troubled debt restructurings and other non-performing loans.

Two of our officers review each loan on the watch list and establish an individual allowance allocation on certain loans based on such factors as: (1) the strength of the customer’s personal or business cash flow; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

We also review and establish, if necessary, an allowance for certain impaired loans for the amounts by which the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of the loan. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.

General Valuation Allowance on Certain Identified Problem Loans. We also establish a general allowance for watch list loans that do not have an individual allowance. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish another general allowance for loans that are not on the watch list to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience and delinquency trends. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in a particular segment of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated annually to ensure their relevance in the current environment.

Although we believe that we use the best information available to establish the allowance for loan losses, the evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available or as future events change. If circumstances differ substantially from the assumptions used in making our determinations, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to increase the allowance for loan losses based on its judgments about information available to it at the time of its examination, which would adversely affect our results of operations.

The following table analyzes changes in the allowance for the periods presented.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Dollars in Thousands)
Balance at beginning of period	$362	$324	$324	$285
Charge-offs	—	—	—	(5)
Recoveries	1	—	—	—

Net charge-offs	—	—	—	(5)
Provision for loan losses	24	15	38	44

Ending balance	$387	$339	$362	$324

Ratio of net charge-offs (recoveries) during the period to average loans outstanding, net, during the period	—%	—%	—%	—%

Ratio of allowance of loan losses to total loans outstanding	0.34%	0.46%	0.39%	0.44%

Allowance for loan losses as a percent of total non-performing loans	127.30%	132.03%	222.09%	121.35%

The following table sets forth information concerning the allocation of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30, 2004			At December 31,
				2003			2002
	Amount of Loan Loss Allowance	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Loan amounts by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss Allowance	Loan amounts by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
One- to four-family	$224	$102,969	88.74%	$223	$82,779	88.10%	$207	$64,286	86.19%
Multi-family	—	—	—	—	—	—	5	507	0.68
Commercial real estate	31	3,070	2.65	24	2,386	2.54	25	2,479	3.33
Construction	9	920	0.79	2	225	0.24	3	300.40
Acquisition and development	15	1,507	1.30	14	1,443	1.54	1	581	0.78
Home equity	68	6,838	5.89	65	6,456	6.87	60	5,980	8.02
Other consumer	40	730	0.63	34	670	0.71	23	452	0.60

Total	$387	$116,034	100.00%	$362	$93,959	100.00%	$324	$74,585	100.00%

The following table sets forth information concerning the amount of the allowance for loan losses that is allocated to each of the three key components of the allowance: the specific allowance for identified problem loans, the general allowance on certain identified problem loans and the general allowance on the remainder of the loan portfolio.

	At June 30,		At December 31,
	2004		2003		2004
	Amount of Allowance	Percent of Allowance	Amount of Allowance	Percent of Allowance	Amount of Allowance	Percent of Allowance
	(Dollars in Thousands)
Specific allowance	$—	—%	$—	—%	$—	—%
General (identified problem loans)	47	12.14	33	9.12	43	13.27
General (all other loans)	340	87.86	329	90.88	281	86.73

Total	$387	100.00%	$362	100.00%	$324	100.00%

Investments

General. We have the authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured institutions, certain bankers’ acceptances and federal funds. As a member of the Federal Home Loan Bank of Atlanta, we are required to maintain an investment in its stock based on percentages specified by the Federal Home Loan Bank of Atlanta on our outstanding advances. Our investment strategy is established by our board of directors.

Our securities must be categorized as either “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. Debt securities may be classified as “held to maturity” and reported in financial statements at amortized cost only if management has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held to maturity.” We do not currently use or maintain a trading account. Debt and equity securities not classified as “held to maturity” are classified as “available for sale.” These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of the related tax effect, as a separate component of equity until realized.

Our investment policy is designed to provide and maintain adequate liquidity and to generate favorable rates of return without incurring undue interest rate or credit risk. From time to time, investment levels may be increased or decreased depending upon yields available on investment alternatives and management’s projections as to the demand for funds to be used in loan originations and other activities.

At June 30, 2004, our investment portfolio consisted of $3,994,063 in federal agency securities classified as held to maturity, $7,888,136 in mutual fund securities (which invests in adjustable rate mortgages) classified as available for sale, $1,475,000 in Federal Home Loan Bank of Atlanta stock and $2,727,574 in other interest earning assets, consisting of federal funds sold. We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies thereof, and all of which are classified as held to maturity. At June 30, 2004, our mortgage-backed securities totaled $8,450,313, consisting of $4,178,649 in fixed-rate mortgage-backed securities guaranteed by the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), and $4,271,664 in adjustable rate mortgage-backed securities guaranteed by the Government National Mortgage Association (Ginnie Mae).

Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government sponsored enterprises) to pool and repackage the participation interest in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government sponsored enterprises guarantee the payment of principal and interest to investors.

Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

As indicated above, our mortgage-backed securities consist of Fannie Mae, Freddie Mac and Ginnie Mae securities. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae and Freddie Mac securities are not backed by the full faith and credit of the U.S. Government, but because Fannie Mae and Freddie Mac are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government.

Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Slavie Federal Savings Bank. In general, we purchase mortgage backed securities as a means to deploy excess liquidity at more favorable yields than other investment alternatives. Given the increased equity from the offering, we may consider a match funding strategy whereby mortgage-backed securities of various maturities are purchased with Federal Home Loan Bank advances.

Amortized Cost and Estimated Fair Value of Securities. The following table sets forth information regarding the amortized cost and estimated fair values of our securities portfolio at the dates indicated.

	At June 30, 2004		At December 31,
			2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Securities available for sale:
ARM mutual fund	$7,978	$7,888	$7,891	$7,849	$6,232	$6,243

Total available for sale	$7,978	$7,888	$7,891	$7,849	$6,232	$6,243

Securities held to maturity:
United States government agency securities	$3,994	$3,909	$3,993	$3,980	$7,000	$7,065
Mortgage-backed securities:
Ginnie Mae	4,308	4,221	5,053	5,002	3,345	3,413
Fannie Mae	610	608	853	877	2,367	2,462
Freddie Mac	3,532	3,534	4,360	4,344	3,545	3,549

Total mortgage-backed securities	8,450	8,363	10,266	10,223	9,257	9,424

Total held to maturity	$12,444	$12,272	$14,259	$14,203	$16,257	$16,489

The following table sets forth the maturities and weighted average yields of securities at June 30, 2004. Adjustable rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	Less than 1 Year		1 to 5 Years		5 to 10 Years		Over 10 Years		Total Securities
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in Thousands)
Securities available for sale:
ARM mutual fund	$7,888	2.35%	—	—	—	—	—	—	$7,888	2.35%

Total available for sale	7,888	2.35	—	—	—	—	—	—	7,888	2.35

Securities held to maturity:
United States government agency securities	—	—	$2,994	3.11%	—	—	$1,000	5.625%	$3,994	3.74%
Mortgage-backed securities:
Ginnie Mae	4,308	3.21	—	—	—	—	—	—	4,308	3.21
Fannie Mae	—	—	610	5.50	—	—	—	—	610	5.50
Freddie Mac	—	—	347	5.03	$3,185	4.50%	—	—	3,532	4.55
Total mortgage-backed securities	4,308	3.21	957	5.33	3,185	4.50	—	—	8,450	3.94

Total held to maturity	4,308	3.21	3,951	3.65	3,185	4.50	1,000	5.625	12,444	3.87

Total	$12,196	2.65%	$3,951	3.65%	$3,185	4.50%	$1,000	5.625%	$20,332	3.28%

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from repayments (including prepayments) of outstanding loans, mortgage-backed and investment securities and operating revenue. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by various economic factors. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. Over the last 18 months, we have increasingly relied upon borrowings from Federal Home Loan Bank of Atlanta to support loan growth.

Deposits. Deposits are not actively solicited outside of the Baltimore metropolitan area, and substantially all of our depositors are persons who work or reside within Baltimore City, Baltimore County and Harford County, Maryland. We offer a selection of deposit instruments, including demand deposits (non-interest bearing), NOW accounts, savings accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Management believes it prices its deposits comparably to rates offered by its competitors. We do not accept brokered deposits.

We rely substantially on competitive rates, customer service, convenience, advertising and long-standing relationships with customers to attract and retain deposits. We believe the image of a full service, locally-based institution will contribute to our ability to attract and retain deposits, particularly with respect to deposit run-off that results from bank consolidation in the local market. We will also continue to evaluate opportunities to enhance deposit growth beyond what is currently projected, through such avenues as establishing additional branches or through acquisition of another financial institution or selected branches, although no such transactions are planned as of the date of this prospectus. To provide additional convenience to our customers, by the end of 2004, we intend to affiliate with an ATM network and offer online banking. Affiliating with an ATM network will either allow our customers to use the ATM machines of another larger financial institution or to use privately owned ATM machines in our market area (that are branded with our name), in each case, without charge. Currently, we have four ATM machines, three drive-up machines at each of our offices and a machine located inside our headquarters building.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and levels of competition. We believe the variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, management believes its deposits to be relatively stable. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 2004, $68,980,073, or 68.68% of our deposit accounts were certificates of deposit, of which $37,246,866 have maturities of one year or less.

Deposit Accounts. The following table sets forth the dollar amount of deposits in the various types of deposit accounts we offered as of the dates indicated.

	At June 30, 2004		At December 31,
			2003		2002
	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount
	(Dollars in Thousands)
NOW & Money Market Demand	0.74%	$18,489	1.06%	$18,462	1.78%	$18,552
Savings deposits	0.80	12,564	1.14	12,734	1.54	10,144
Certificates of deposit	3.24	68,980	4.12	66,232	4.79	68,462
Accrued interest payable	3.24	1	4.12	1	4.79	2
Non-interest bearing deposit	—	400	—	395	—	608

Total	2.46%	$100,434	3.14%	$97,824	3.86%	$97,768

Deposit Activity. The following table sets forth the deposit activities for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Dollars in Thousands)
Beginning of period	$97,824	$97,768	$97,768	$86,788
Net deposits (withdrawals)	1,404	772	(3,014)	7,218
Interest credited on deposit accounts	1,206	1,641	3,070	3,762

Total increase (decrease) in deposit account	2,610	2,413	56	10,980

Ending balance	$100,434	$100,181	$97,824	$97,768

Percent increase (decrease)	2.67%	2.47%	.06%	12.65%

Large Certificates of Deposits. The following table indicates the amount of certificates of deposit as of June 30, 2004, by time remaining until maturity.

	Three months or less	Over three months to six months	Over six months to twelve months	Over twelve months	Total
	(In Thousands)
Certificates of deposit:
Less than $100,000	$10,184	$7,602	$11,159	$22,949	$51,894
$100,000 or more	1,763	2,175	4,364	8,784	17,086

Total	$11,947	$9,777	$15,523	$31,733	$68,980

Borrowings. Slavie Federal Savings Bank may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank of Atlanta advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

At June 30, 2004, Slavie Federal Savings Bank was permitted to borrow up to $44,000,000 from the Federal Home Loan Bank of Atlanta. Slavie Federal Savings Bank had $29,500,000 and $16,500,000 of Federal Home Loan Bank advances as of June 30, 2004 and December 31, 2003, respectively, and Slavie Federal Savings Bank averaged $18,666,667 and $5,506,720 of Federal Home Loan Bank advances during the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. We have relied on borrowing to a significant extent over the last 18 months to fund loan growth.

The following table sets forth certain information regarding the Federal Home Loan Bank advances for the periods indicated. The table indicates both long and short-term borrowings.

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Dollars in Thousands)
FHLB Advances:
Maximum month-end balance	$29,500	$1,500	$16,500	$1,500
Balance at end of period	29,500	1,500	16,500	1,500
Average balance	18,667	1,500	5,507	1,500
Weighted average interest rate at end of period	2.26%	4.90%	2.34%	4.90%
Weighted average interest rate during period	2.23%	4.93%	2.81%	4.93%

Properties

We conduct our business through our main office and two branch offices. The net book value of our premises, land and equipment was $5,955,530 at June 30, 2004. The following table provides certain information with respect to our offices as of June 30, 2004:

Location	Leased or Owned		Year Acquired or Leased	Net Book Value of Property and Leasehold Improvements	Deposits at June 30, 2004
				(In Thousands)
Main Office 1614 Churchville Road Bel Air, MD 21015	Owned		2001	$5,065	$11,518
Branch Office 3700 East Northern Pkwy Baltimore, MD 21206	Owned		1976	$259	$85,608
Branch Office 601 Edgewood Road Edgewood, MD 21040	Leased	(1)	2001	$171	$3,308

(1)	The current lease expires on April 30, 2006. We have the option to renew the lease for three additional terms of five years each.

Subsidiary Activities

Office of Thrift Supervision regulations permit federal savings banks to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as “service corporations”) and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the bank’s assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit banks to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the bank owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the bank’s regulatory capital if the bank’s regulatory capital is in compliance with applicable regulations.

Slavie Federal Savings Bank has one active subsidiary, Slavie Holdings, LLC, which was formed as a Maryland limited liability company in August 1999 to acquire and manage the real property located at 1614 Churchville Road, Bel Air, Maryland. The Churchville Road property houses our main office and corporate headquarters. The property also houses mixed use office space which is available for lease.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2004, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Personnel

As of June 30, 2004, we had 25 full-time employees and 18 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. SFSB, Inc. and Slavie Federal Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Slavie Federal Savings Bank’s tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to SFSB, Inc. or Slavie Federal Savings Bank.

Method of Accounting. For Federal income tax purposes, Slavie Federal Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years where the regular tax exceeds the alternative minimum tax. Slavie Federal Savings Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2004, Slavie Federal Savings Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. SFSB, Inc. may exclude from its income 100% of dividends received from Slavie Federal Savings Bank as a member of the same affiliated group of corporations. Corporations which own more than 20% of the stock of a corporation distributing a dividend and which is not a member of the same affiliated group may deduct 80% of dividends received or accrued on their behalf. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

Potential Tax Liability Attributable to Bad Debt Reserve. Slavie Federal Savings Bank was allowed special deductions for additions to a reserve for bad debts calculated at various percentages of taxable income for taxable years through 1987. If the reserves deducted under that method are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. In addition, Slavie Federal Savings Bank must maintain mortgage loans at or above the December 31, 1987 level to receive current tax deductions for losses on loans. Retained earnings attributable to these reserves include $1,580,150, for which no provision for federal income tax has been made. The unrecorded potential income tax liability on this amount is $610,254.

State Taxation

The State of Maryland imposes an income tax of 7% on income measured substantially the same as federally taxable income except for interest on certain investments that are exempt from Maryland tax.

SUPERVISION AND REGULATION

THE FOLLOWING DISCUSSION OF CERTAIN LAWS AND REGULATIONS WHICH ARE APPLICABLE TO SFSB, INC., SLAVIE FEDERAL SAVINGS BANK AND SLAVIE BANCORP, MHC, AS WELL AS DESCRIPTIONS OF LAWS AND REGULATIONS CONTAINED ELSEWHERE IN THIS PROSPECTUS, SUMMARIZES THE ASPECTS OF SUCH LAWS AND REGULATIONS WHICH ARE DEEMED TO BE MATERIAL TO SFSB, INC., SLAVIE FEDERAL SAVINGS BANK AND SLAVIE BANCORP, MHC. HOWEVER, THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE LAWS AND REGULATIONS.

General

Slavie Federal Savings Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Slavie Federal Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. Slavie Federal Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Slavie Federal Savings Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Slavie Federal Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Slavie Federal Savings Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on SFSB, Inc. and Slavie Federal Savings Bank and their operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Slavie Federal Savings Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets. Certain types of lending, such as commercial and consumer loans, are subject to an aggregate limit calculated as a specified percentage of Slavie Federal Savings Bank’s capital assets. Slavie Federal Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Slavie Federal Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

At June 30, 2004, Slavie Federal Savings Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2004, Slavie Federal Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, Slavie Federal Savings Bank is subject to a qualified thrift lender, or “QTL,” test. Under the QTL test, Slavie Federal Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Slavie Federal Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At June 30, 2004, Slavie Federal Savings Bank maintained approximately 87.39% of its portfolio assets in qualified thrift investments.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the bank’s net income for that year to date plus the bank’s retained net income for the preceding two years;

•	the bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution, the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Slavie Federal Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the “FRA”). The term “affiliates” for these purposes generally means any company that controls, is controlled by, or is under common control with an institution. SFSB, Inc. is an affiliate of Slavie Federal Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

On April 1, 2003, the Federal Reserve’s Regulation W, which comprehensively interprets Sections 23A and 23B of the Federal Reserve Act, became effective. The Federal Reserve Act and Regulation W are applicable to savings institutions such as Slavie Federal Savings Bank. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate) and addresses new issues arising as a result of the expanded scope of non-banking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

Slavie Federal Savings Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features. However, there is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. These provisions also require that such extensions of credit not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Slavie Federal Savings Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Slavie Federal Savings Bank’s board of directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” the performance of which must be guaranteed by any company controlling the bank up to specified limits. In addition, numerous mandatory supervisory actions become immediately applicable to the bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2004, Slavie Federal Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in Slavie Federal Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Slavie Federal Savings Bank’s deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Slavie Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Slavie Federal Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2004, Slavie Federal Savings Bank was in compliance with this requirement.

Federal Reserve System

The Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2004, Slavie Federal Savings Bank was in compliance with these reserve requirements.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

The USA Patriot Act

In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was

signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

•	Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (1) internal policies, procedures, and controls; (2) specific designation of an anti-money laundering compliance officer; (3) ongoing employee training programs; and (4) an independent audit function to test the anti-money laundering program.

•	Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

•	Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

•	Financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

•	Bank regulators are directed to consider a holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations require and will require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Holding Company Regulation

General. Slavie Bancorp, MHC and SFSB, Inc. are nondiversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Slavie Bancorp, MHC and SFSB, Inc. are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over SFSB, Inc. and Slavie Bancorp MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, SFSB, Inc. and Slavie Bancorp, MHC are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as SFSB, Inc. may engage in the following activities: (1) investing in the stock of a savings bank; (2) acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings bank; (4) investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or banks share their home offices; (5) furnishing or performing management services for a savings bank subsidiary of such company; (6) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (7) holding or managing properties used or occupied by a savings bank subsidiary of such company; (8) acting as trustee under deeds of trust; (9) any other activity (a) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (b) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (10) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (11) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director of the Office of Thrift Supervision. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (1) through (11) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including SFSB, Inc. and Slavie Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by Slavie Bancorp, MHC. Office of Thrift Supervision regulations require Slavie Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from SFSB, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (1) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (2) for as long as the savings bank subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings bank, which restriction, if material, is disclosed in the public financial statements of the savings bank as a note to the financial statements; (3) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings bank determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (4) the amount of any waived dividend is considered as having been paid by the savings bank in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Slavie Bancorp, MHC will waive dividends paid by SFSB, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Slavie Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Slavie Bancorp, MHC converts to stock form.

Conversion of Slavie Bancorp, MHC to Stock Form. Office of Thrift Supervision regulations permit Slavie Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to SFSB, Inc. (the “New Holding

Company”), Slavie Bancorp, MHC’s corporate existence would end, and certain depositors of Slavie Federal Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Slavie Bancorp, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in SFSB, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Slavie Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Slavie Bancorp, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the offering conducted as part of the Conversion Transaction.

Federal Securities Laws

General. SFSB, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, SFSB, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and SFSB, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934. Pursuant to Office of Thrift Supervision regulations and the plan of conversion, we have agreed to maintain such registration for a minimum of three years following the conversion.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of SFSB, Inc. may be resold without registration. Shares purchased by an affiliate of SFSB, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If SFSB, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of SFSB, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of SFSB, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks.

As described below, certain aspects of the federal securities laws were recently substantially revised by the Sarbanes-Oxley Act of 2002.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the “Act”), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation requires that the time frame for disclosures by public companies be accelerated. Also, directors and executive officers must provide information for most changes in ownership in a company’s securities within two business days of the change.

The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term will be defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company’s registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

MANAGEMENT

Shared Management Structure

The directors of SFSB, Inc. will be those same persons who are the directors of Slavie Federal Savings Bank. In addition, each executive officer of SFSB, Inc. will also be an executive officer of Slavie Federal Savings Bank. Although there are no present plans to do so, both SFSB, Inc. and Slavie Federal Savings Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that SFSB, Inc. and Slavie Federal Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, Slavie Federal Savings Bank has compensated its directors and executive officers for their services to the bank. These individuals may receive additional compensation for their services to SFSB, Inc.

Management of SFSB, Inc.

Board of Directors. The board of directors of SFSB, Inc. will initially consist of seven members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Philip E. Logan and Robert M. Stahl IV. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors J. Benson Brown and James D. Wise. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors Thomas J. Drechsler, Leonard M. Blight, Jr. and Charles E. Wagner, Jr. The biographical information regarding these individuals is set forth under the heading “Directors of Slavie Federal Savings Bank.”

Executive Officers. The following individuals will be the executive officers of SFSB, Inc. and will hold the offices set forth below opposite their names. The biographical information regarding Messrs. Logan and Wagner is set forth under the heading “Directors of Slavie Federal Savings Bank.” The biographical information regarding Mr. Robinson is set forth under the heading “Executive Officers Who are Not Directors.”

NAME	AGE(1)	POSITION
Philip E. Logan	50	President, Chief Executive Officer and Chairman of the Board
Charles E. Wagner, Jr.	49	Senior Vice President and Secretary
Ronald W. Robinson	59	Chief Financial Officer and Treasurer

(1)	As of June 30, 2004.

The executive officers of SFSB, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

Meetings and Committees of the Board. We anticipate holding regular meetings of our board of directors at least once a month, with special meetings being held from time to time as needed. Typically, these meetings will be held simultaneously with the meetings of the board of directors of Slavie Federal Savings Bank.

We will form an audit committee, compensation committee and a nominating committee.

The audit committee will select the independent public accountants that will audit our annual consolidated financial statements and will approve any special assignments given to such accountants. The audit committee also will review our compliance with applicable regulations, the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our policies and procedures. Messrs. Stahl, Blight and Wise will serve as the initial members of the audit committee, with Mr. Stahl serving as chairman.

The compensation committee will establish and review our compensation policies. Our non-employee directors, Messrs. Blight, Brown, Dreschsler, Stahl and Wise, will serve as the initial members of the compensation committee.

The nominating committee will meet annually in order to nominate candidates for membership on our board of directors. This committee will be comprised of board members who are not then standing for election.

Corporate Governance Policies

SFSB, Inc. has also adopted several policies to govern the activities of SFSB, Inc. and Slavie Federal Savings Bank, including a code of conduct for directors, officers and employees. The code addresses, among other things, compliance with applicable laws, rules and regulations; conflicts of interest; use of company property and insider trading. The code of conduct is designed to deter wrongdoing and to promote honest and ethical conduct among directors, officers and employees.

Management of Slavie Federal Savings Bank

Composition of the Board. Slavie Federal Savings Bank has seven directors. Directors of Slavie Federal Savings Bank will be elected annually by SFSB, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of June 30, 2004, and the year in which they began serving as directors:

DIRECTORS	AGE	POSITION	DIRECTOR SINCE
Leonard M. Blight, Jr.	70	Director	1996

J. Benson Brown	40	Director	1998

Thomas J. Drechsler	43	Director	1996

Philip E. Logan	50	President, Chief Executive Officer and Chairman of the Board	1994

Robert M. Stahl IV	42	Director	2003

James D. Wise	44	Director	2003

Charles E. Wagner, Jr.	49	Senior Vice President, Chief Lending Officer, Secretary and Director	1996

Business Background of Directors. The business experience for the past five years (unless otherwise indicated the positions have been held for at least the past five years) of each of the directors is set forth below.

Leonard M. Blight, Jr. is the senior pastor of Calvary Tabernacle Church, a Christian and Missionary Alliance Church. Mr. Blight has been affiliated with the church since 1974.

J. Benson Brown is a principal of JB Brown Associates, a real estate consulting firm and he has served in that capacity since April 1990. Since May 2001, Mr. Brown also has been employed by iCVn Inc., a Maryland based business involved in the development of cash/check tracing technology for combating currency/check related crimes. From May 2001 to October 2002, Mr. Brown served as the Chief Financial Officer of iCVn Inc.

Thomas J. Drechsler is a practicing attorney and, since January 2004, a principal of Kearny Drechsler, LLC, a Towson, Maryland based law firm. Prior to 2004, Mr. Drechsler was a principal in the law firm of Carson, Jones-Bateman & Drechsler, P.A. Since May 2002, Mr. Drechsler also has served as a manager of Universal Title, LLC, a title company. From January 2000 to May 2002, Mr. Drechsler was the owner of Juris Title Company.

Philip E. Logan is the President, Chief Executive Officer and Chairman of Slavie Federal Savings Bank. He has served in that capacity since January 2001. From 1987 to December 2000, Mr. Logan was Executive Vice President of Slavie Federal Savings Bank. Prior to 1987, Mr. Logan served Slavie Federal Savings Bank in a variety of other capacities.

Robert M. Stahl IV is a practicing attorney and a certified public accountant. Since January 2004, Mr. Stahl has been a principal of the Law Offices of Robert M. Stahl. From 1998 to 2003, Mr. Stahl was president and a principal of Robert M. Stahl & Associates, P.C.

James D. Wise is a principal of Ronald Blue & Co., LLC, a fee only financial and investment consulting firm, and has served in that capacity since January 2002. Prior to 2002, Mr. Wise has served in a variety of capacities at Ronald Blue & Co., LLC, including as a managing director, client manager and financial planner.

Charles E. Wagner, Jr. is the Senior Vice President, Chief Lending Officer and Secretary of Slavie Federal Savings Bank. He has served in that capacity since January 2001. From 1987 to December 2000, Mr. Wagner was a Vice President and mortgage officer for Slavie Federal Savings Bank. Prior to 1987, Mr. Wagner served Slavie Federal Savings Bank in a variety of other capacities.

Executive Officers Who are Not Directors. The age and business experience for the past five years (unless otherwise indicated the positions have been held for at least the past five years) of each executive officer of Slavie Federal Savings Bank who is not also a director of the bank is set forth below:

Thomas M. Esposito, 48, is a Vice President – Commercial Lending at Slavie Federal Savings Bank. He has served in that capacity since April 2004. From April 1996 to May 2001, Mr. Esposito was an Assistant Vice President of Commercial Lending at The Columbia Bank. From May 2001 to August 2002, Mr. Esposito left banking to work as a self-employed auto mechanic. Mr. Esposito reentered the banking industry in August 2002 as a portfolio manager in the commercial lending division of Allfirst Bank in Baltimore, Maryland. Allfirst has since been acquired by M&T Bank. Mr. Esposito remained at Allfirst until April 2003, when he became a Vice President of Commercial Lending and the CRA Officer at Bradford Bank.

Ronald W. Robinson, 59, is the Treasurer of Slavie Federal Savings Bank. He has served in that capacity since January 2004. Mr. Robinson joined Slavie Federal Savings Bank in August 2003 as its Controller. From July 2003 to August 2003, Mr. Robinson served as Controller for Valley Bank of Maryland. Mr. Robinson served as a staff accountant for Severn Savings Bank from March 2003 to July 2003. From July 1990 to February 2003, Mr. Robinson was Treasurer of Wyman Park Federal Savings & Loan.

Sophie T. Wittelsberger, 45, is a Vice President and the Chief Operating Officer of Slavie Federal Savings Bank. She has served as a Vice President since January 2001 and as Chief Operating Officer since January 2004. Mrs. Wittelsberger joined Slavie Federal Savings Bank in June 1997 as Controller.

Board Meetings. Slavie Federal Savings Bank’s board of directors holds regular board meetings twice each month. The board of directors also holds four quarterly meetings, an annual meeting and, on an as needed basis, special meetings, which in 2003 included an all-day strategic planning retreat. Slavie Federal Savings Bank’s board of directors held 30 meetings during the year ended December 31, 2003. No director attended fewer than 75% of the total number of meetings of the board of directors of Slavie Federal Savings Bank held during the year ended December 31, 2003, or the total number of meetings held by all committees of the board on which the director served during such year.

Director Compensation

Slavie Federal Savings Bank pays each director, including the employee directors (Messrs. Logan and Wagner), $700 for each regular meeting and the annual meeting, $75 for each quarterly meeting and an amount determined by the board of directors for special meetings. Board members were paid $800 for the 2003 strategic planning retreat. All directors are also eligible for an annual bonus, which is awarded at the discretion of the board of directors. Slavie Federal Savings Bank paid an annual bonus to all directors of $4,000, $3,000 and $2,500 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, each non-employee director is paid $200 for the first hour of each committee meeting attended, and $50 for each additional half-hour with a $700 maximum fee per committee meeting. Members of the loan committee also receive a monthly fee of $50. Directors are paid for two excused absences from board and committee meetings. Directors are only paid for additional absences if the absence is for a medical reason.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth, for the year ended December 31, 2003, certain information as to the total remuneration paid by Slavie Federal Savings Bank to its president and chief executive officer, as well as to the other executive officer of Slavie Federal Savings Bank who received salary and bonus in excess of $100,000 in 2003.

	+Annual Compensation(1)
Name And Principal Position	Year	Salary		Bonus	Other Annual Compensation	All Other Compensation
Philip E. Logan, Chairman, President and Chief Executive Officer	2003	$115,713	(2)	$5,616	$—	$7,047	(3)
Charles E. Wagner, Jr., Senior Vice President, Chief Lending Officer and Secretary	2003	$101,550	(4)	$7,052	$—	$12,130	(5)

(1)	Summary compensation information is excluded for the fiscal years ended December 31, 2002 and 2001, as we were not a public company during those periods.

(2)	Includes director fees of $20,100.

(3)	Amount disclosed represents matching funds under Slavie Federal Savings Bank’s 401(k) plan ($2,012), group life insurance benefits ($1,477) and health insurance benefits ($3,558).

(4)	Includes director fees of $20,100 and $4,050 for service as secretary of Slavie Federal Savings Bank.

(5)	Amount disclosed represents matching funds under Slavie Federal Savings Bank’s 401(k) plan ($1,575), group life insurance benefits ($1,270) and health insurance benefits ($9,285).

We currently pay a $12,000 per year retirement benefit ($1,000 per month) to our former president, Roger Schueler. Mr. Schueler retired in 2000. The benefit terminates when Mr. Schueler receives an aggregate of $120,000. If Mr. Schueler were to die prior to receiving the full $120,000, the remaining amount owed would be paid to his estate. Through June 30, 2004, we had paid $42,000 of the amount due Mr. Schueler. In May 2001, we purchased an approximately $89,000 annuity contract to fund this liability. As of June 30, 2004, the value of the annuity contract was $54,544.

Employment Agreements

Upon completion of the reorganization, Slavie Federal Savings Bank intends to enter into employment agreements with Philip E. Logan, Charles E. Wagner, Jr. and Sophie T. Wittelsberger.

Pursuant to Mr. Logan’s employment agreement, he will serve as the president and chief executive officer of Slavie Federal Savings Bank. The term of the agreement initially is two years; however, commencing on the first anniversary date of the agreement and continuing on each anniversary date thereafter, the disinterested members of the board of directors or a committee of disinterested directors will conduct an annual review of Mr. Logan’s performance for purposes of determining whether to extend the agreement an additional year such that the remaining term of the agreement shall again be two years. If the directors do not extend the agreement, then Mr. Logan’s employment agreement will terminate at the end of one year following such anniversary date. Mr. Logan’s employment also will terminate upon the events described below.

The agreement provides for an initial annual salary of $110,000, subject to annual increases as may be determined by the board of directors. In addition, Mr. Logan may receive an annual bonus to be determined by the compensation committee of the board of directors if certain performance criteria are satisfied. The agreement terminates upon Mr. Logan’s death, permanent disability, or by mutual written agreement. In addition, Mr. Logan may terminate the agreement for good reason as described in the agreement. Slavie Federal Savings Bank may terminate the agreement for certain events constituting cause as described in the agreement. Slavie Federal Savings

Bank may also terminate the agreement at any time without cause provided that Slavie Federal Savings Bank provides sixty days prior written notice to Mr. Logan.

If Mr. Logan terminates the agreement for good reason, or if Slavie Federal Savings Bank terminates Mr. Logan’s employment without cause, Mr. Logan will receive severance pay for the remainder of the term as defined in the agreement equal to Mr. Logan’s current cash compensation. In addition, Slavie Federal Savings Bank will continue to maintain Mr. Logan’s health insurance coverage for the remainder of the term of the agreement.

If Mr. Logan is terminated without cause or terminates his employment for good reason in connection with or after a change in control, he is entitled, instead of the severance payment described above, to a single payment equal to 2.99 times his average annual compensation over the prior five years.

Pursuant to the employment agreement, a “change in control” will occur if:

•	any person or persons acting in concert acquires, whether by purchase, assignment, transfer, pledge or otherwise (including as a result of a redemption of securities), then outstanding voting securities of either Slavie Federal Savings Bank or SFSB, Inc., if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of Slavie Federal Savings Bank or SFSB, Inc., as the case may be;

•	within any twelve-month period (beginning on or after the effective date of the employment agreement) the persons who were directors of either Slavie Federal Savings Bank or SFSB, Inc. immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the effective date of the employment agreement will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

•	the stockholders of either Slavie Federal Savings Bank or SFSB, Inc. approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of either Slavie Federal Savings Bank or SFSB, Inc., as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

•	all or substantially all of the assets of Slavie Federal Savings Bank or SFSB, Inc. are sold, transferred or assigned to any third party.

A change in control shall not be deemed to have occurred: (1) after the completion of the initial public offering of the common stock of SFSB, Inc.; or (2) upon the conversion of Slavie Bancorp, MHC to stock form, or in connection with any reorganization used to effect such a conversion.

Mr. Wagner’s employment agreement states that he will serve as the Senior Vice President and the Chief Lending Officer of Slavie Federal Savings Bank. The agreement provides for an initial annual salary of $77,000, subject to annual increases as may be determined by the board of directors. All of the other terms of Mr. Wagner’s employment agreement are identical to those in Mr. Logan’s employment agreement, except, if Mr. Wagner is terminated or terminates his employment for good reason in connection with or after a change in control, he is entitled to a single payment equal to 2.50 times his average annual compensation over the prior five years.

Mrs. Wittelsberger’s employment agreement states that she will serve as a Vice President and the Chief Operating Officer of Slavie Federal Savings Bank. The agreement provides for an initial annual salary of $60,000, subject to annual increases as may be determined by the board of directors. All of the other terms of Mrs. Wittelsberger’s employment agreement are identical to those in Mr. Logan’s employment agreement, except, if Mrs. Wittelsberger is terminated or terminates her employment for good reason in connection with or after a change of control, she is entitled to a single payment equal to 2.00 times her average annual compensation over the prior five years.

New Stock Benefit Plans

General. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. We also intend to adopt a stock option plan and a recognition and retention plan after the reorganization and offering. Each plan will comply with all applicable Office of Thrift Supervision regulations.

Employee Stock Ownership Plan. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. The board of directors of Slavie Federal Savings Bank adopted the employee stock ownership plan on September 14, 2004, and the board of directors of SFSB, Inc. will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership loan. Employees who are at least 21 years old with at least one year of employment with Slavie Federal Savings Bank are eligible to participate.

As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from us and use those funds to purchase a number of shares equal to 3.92% of the common stock issued in the reorganization. However, if Slavie Federal Savings Bank’s tangible capital is not at least 10% at the close of the offering, the amount of shares purchased by the employee stock ownership plan will be reduced to 3.43% of the common stock issued in the reorganization. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Slavie Federal Savings Bank discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants. Such allocation will be based on the ratio of the compensation earned by the employee while a plan participant in the year of allocation to the total compensation earned by all employees while plan participants in the year of allocation. Participants in the plan are not vested in any amount in their accounts before they have completed five years of service. Upon the completion of five years of service, the account balances of participants within the plan will become 100% vested. Credit is given for years of service with Slavie Federal Savings Bank’s mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Slavie Federal Savings Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Messrs. Drechsler, Logan and Wise will serve as trustees of the employee stock ownership plan. Under the plan, the trustees generally must vote all shares allocated to the participants’ accounts in accordance with the instructions of the participants. Unallocated shares and allocated shares for which the participants do not give voting instructions will generally be voted by the trustees. Voting with respect to allocated and unallocated shares will be subject to the requirements of applicable law and the fiduciary duties of the trustees.

The employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the Internal Revenue Service and the Department of Labor.

Stock Option Plan. We intend to adopt a stock option plan for our and Slavie Federal Savings Bank’s directors, officers and employees after the reorganization and offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. Office of Thrift Supervision regulations require that the plan be approved by a majority of the total votes eligible to be cast by our stockholders, other than Slavie Bancorp, MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by Slavie Bancorp, MHC. Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than Slavie Bancorp, MHC.

We expect that the stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase up to 4.90% of the shares issued in the reorganization or 10.89% of the shares sold in the offering (126,787 shares or 145,805 shares based on the maximum and 15% above the maximum in the offering range, respectively), although we may decide to adopt a stock option plan providing for greater stock option grants, if adopted after one year from the date of completion of the reorganization. In all cases, the number of shares held by persons other than Slavie Bancorp, MHC must be less than 49.9% of the shares outstanding following the exercise of stock options.

The stock option plan will have a term of 10 years and will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. The committee or the full board will decide which directors, officers and employees will receive options, whether options will be incentive or compensatory options (although only employees will be eligible to receive incentive stock options) and the terms of those options. No stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

•	non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options authorized under the plan;

•	any officer or employee may not receive more than 25% of the options authorized under the plan;

•	the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Slavie Federal Savings Bank or SFSB, Inc.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares or shares repurchased by us.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and nonqualified compensatory stock options is different. A holder of incentive stock options will not recognize compensation income (other than for purposes of the alternative minimum tax) at the time the option is granted or at any time thereafter, provided that certain holding period requirements are met with respect to the stock after the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to nonqualified compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

No decision has yet been made as to anticipated grants to individuals under the stock option plan.

Recognition and Retention Plan. We intend to adopt a recognition and retention plan for our and Slavie Federal Savings Bank’s directors, officers and employees after the reorganization and offering. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. Office of Thrift Supervision regulations require that the plan be approved by a majority of the total votes eligible to be cast by our stockholders, other than Slavie Bancorp, MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by Slavie Bancorp, MHC. Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than Slavie Bancorp, MHC.

We expect that the recognition and retention plan would authorize a committee of non-employee directors, or the full board, to grant awards of our common stock in an aggregate amount of up to 1.96% of the shares issued in the reorganization or 4.36% of the shares sold in the offering (50,715 shares or 58,322 shares based on the maximum and 15% above the maximum in the offering range, respectively), although we may decide to adopt a recognition and retention plan providing for greater stock grants if adopted after one year from the date of completion of the reorganization. In all cases, the number of shares held by persons other than Slavie Bancorp, MHC must be less than 49.9% of the shares outstanding following the grant of awards of common stock. However, if Slavie Federal Savings Bank’s tangible capital is not at least 10% at the time the recognition and retention plan is presented to our stockholders for approval, the amount of shares of restricted stock eligible for award will be reduced to 1.47% of the common stock issued in the reorganization.

The committee or the full board will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the reorganization, current regulations will require that:

•	non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

•	any one non-employee director may not receive more than 5% of the shares authorized under the plan;

•	any officer or employee may not receive more than 25% of the shares authorized under the plan;

•	the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Slavie Federal Savings Bank or SFSB, Inc.

Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

No decision has yet been made as to anticipated grants to individuals under the recognition and retention plan.

Transactions with Certain Related Persons

In the ordinary course of business, Slavie Federal Savings Bank makes loans available to its directors and officers. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable loans to other borrowers. Federal regulations permit Slavie Federal Savings Bank to make loans to executive officers and directors at reduced rates or different terms than those offered to the general public if the loan is made under a program generally available to all other employees and does not give preference to any executive officer or director over any other employee. Currently, Slavie does not have a special loan program for employees.

Loans made to directors or executive officers must be approved by a majority of disinterested members of the loan committee and ratified by a majority of disinterested members of the board of directors. Management believes that the loans to directors and officers neither involve more than the normal risk of collectibility nor present other unfavorable features. As of June 30, 2004, there were a total of five loans to directors and officers with a total balance of $750,557.

Since August 2003, Mr. Brown has provided Slavie Federal Savings Bank with real estate consulting services. For the year ended December 31, 2003 Slavie Federal Savings Bank paid Mr. Brown $8,167 for these services.

In June 2004 we closed the sale of our ground rent portfolio to an entity controlled by Mr. Brown for $54,300 and recognized a loss on the sale of $102,166. The purchase price for the sale was based upon the amount that we would receive, after the payment of selling expenses, if we were to sell the portfolio for its appraised value (based on an appraisal we received from an independent appraisal firm). The sale was approved by our board of directors, other than Mr. Brown and Mr. Drechsler (who has served as counsel to Mr. Brown on unrelated matters), including our independent directors - Mr. Blight, Mr. Stahl and Mr. Wise.

Mr. Drechsler currently serves as Slavie Federal Savings Bank’s general counsel through Kearny Drechsler, LLC, of which Mr. Drechsler is a 50% owner. Through other firms, Mr. Drechsler has served as Slavie Federal Savings Bank’s general counsel since 2000. For the year ended December 31, 2003, Slavie Federal Savings Bank paid Mr. Drechsler’s law firm $10,281 for legal services. Through Universal Title, LLC, Mr. Drechsler also provides settlement related services to borrowers in connection with loans originated by Slavie Federal Savings Bank. In those circumstances, Universal Title, LLC is compensated by the borrower. For the year ended December 31, 2003, borrowers paid Universal Title, LLC $266,509 for those services.

Our board of directors does not believe that our transactions with Mr. Brown or Mr. Drechsler are material to our operations. Our board of directors also believes that the terms of these transactions are no less favorable to Slavie Federal Savings Bank than those that could be obtained from unaffiliated third parties.

Indemnification for Directors and Officers

Our bylaws provide that we will indemnify all of our officers, directors and employees to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action or proceeding in which they may be involved by reason of their having been a director, officer or employee. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Participation By Management in the Offering

The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Slavie Federal Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization and offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $345,000 of common stock, equal to 4.01%,

3.41%, 2.96% and 2.58% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

Name	Aggregate Purchase Price(1)	Number Of Shares(1)	Percent At Maximum(2)
Leonard M. Blight, Jr.	$30,000	3,000	0.28%
J. Benson Brown	50,000	5,000	0.43
Thomas J. Drechsler	50,000	5,000	0.43
Thomas M. Esposito	10,000	1,000	0.09
Philip E. Logan	50,000	5,000	0.43
Ronald W. Robinson	5,000	500	0.04
Robert M. Stahl IV	50,000	5,000	0.43
Charles E. Wagner, Jr.	50,000	5,000	0.43
James D. Wise	50,000	5,000	0.43
Sophie T. Wittelsberger	—	—	—

All directors and executive officers as a group	$345,000	34,500	2.96%

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the plan of reorganization.

(2)	If less than 1,164,375 shares (the maximum of the offering) are sold in the offering, the relative percentage of shares owned by the directors and executive officers would increase.

THE REORGANIZATION AND THE OFFERING

The board of directors of Slavie Federal Savings Bank and the Office of Thrift Supervision have approved the plan subject to the plan’s approval by members at a Special Meeting of Members, and subject to the satisfaction of certain other conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan by the Office of Thrift Supervision.

General

On June 21, 2004, and as amended and restated on September 14, 2004 and November 1, 2004, the board of directors unanimously adopted the plan, pursuant to which we will reorganize from a federally chartered mutual savings bank into a two-tier federal mutual holding company structure. The plan has been approved by the Office of Thrift Supervision subject to, among other things, approval of the plan by our members as of the voting record date. A special meeting of members has been called for this purpose, to be held on                     . The reorganization will be completed as follows, or in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan and applicable laws and regulations:

(1)	Slavie Federal Savings Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

(2)	Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(3)	Interim One will organize SFSB, Inc. as a wholly-owned subsidiary;

(4)	Slavie Federal Savings Bank will exchange its charter to be in the form of a federal stock savings bank charter, at which time we will become a stock savings bank (the “Stock Bank”), and Interim One will exchange its charter for a federal mutual holding company charter to become Slavie Bancorp, MHC;

(5)	simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

(6)	all of the stock constructively issued by the Stock Bank will be transferred to Slavie Bancorp, MHC in exchange for membership interests in Slavie Bancorp, MHC, and the former members of Slavie Federal Savings Bank will become members of Slavie Bancorp, MHC; and

(7)	Slavie Bancorp, MHC will contribute the Stock Bank’s stock to SFSB, Inc., and the Stock Bank will become a wholly owned subsidiary of SFSB, Inc.

Concurrently with the reorganization, SFSB, Inc. will offer for sale up to 45% of its common stock representing up to 45% of the pro forma market value of SFSB, Inc. and Slavie Federal Savings Bank.

We will mail to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Slavie Federal Savings Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card which can be used to vote on the plan.

The following is a summary of the material aspects of the plan, the subscription offering and the community offering. The plan should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Slavie Federal Savings Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers with an opportunity to acquire our stock.

The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings banks. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Slavie Bancorp, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by (1) providing broader investment opportunities through the holding company structure; (2) enabling us to pay dividends and (3) enabling us to repurchase our common stock as market conditions and capital permit.

Although the reorganization and offering will create a stock bank and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

The board of directors believes that the advantages of the reorganization outweigh the potential disadvantages, which may include (1) the additional expense and effort of operating as a public company; (2) the inability of stockholders other than Slavie Bancorp, MHC to obtain majority ownership of SFSB, Inc. and Slavie Federal Savings Bank, which may result in the perpetuation of our management and board of directors; and (3) the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time may have an adverse impact on stockholders other than the mutual holding company.

A majority of our voting stock will be owned by Slavie Bancorp, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Slavie Bancorp, MHC will be able to elect all the members of SFSB, Inc.’s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Slavie Bancorp, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, Slavie Bancorp, MHC could prevent the sale of control of SFSB, Inc., or defeat a candidate for the board of directors of SFSB, Inc. or other proposals put forth by stockholders.

In the future, Slavie Bancorp, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Slavie Bancorp, MHC would have subscription rights to purchase common stock of SFSB, Inc. or its successor, and the public stockholders of SFSB, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Slavie Bancorp, MHC. This percentage may be adjusted to reflect any assets owned by Slavie Bancorp, MHC. SFSB, Inc.’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a second-step conversion transaction.

Effects of the Reorganization and Offering on Depositors and Borrowers of Slavie Federal Savings Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Slavie Federal Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Slavie Bancorp, MHC so long as they continue to hold deposit accounts with Slavie Federal Savings Bank. In addition, all persons who become depositors of Slavie Federal Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Slavie Bancorp, MHC.

Deposit Accounts and Loans. Under the plan, each depositor of Slavie Federal Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Slavie Federal Savings Bank will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Slavie Federal Savings Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, deposit account holders of Slavie Federal Savings Bank will no longer have voting rights in Slavie Federal Savings Bank, but will have voting rights in Slavie Bancorp, MHC. Following the completion of the reorganization and offering, voting rights in SFSB, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by SFSB, Inc. stockholders. Although SFSB, Inc. will have the power to issue shares of capital stock to persons other than Slavie Bancorp, MHC, as long as Slavie Bancorp, MHC is in existence, Slavie Bancorp, MHC will be required to own a majority of the voting stock of SFSB, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. SFSB, Inc. may issue any amount of non-voting stock to persons other than Slavie Bancorp, MHC, and SFSB, Inc. must own 100% of the voting stock of Slavie Federal Savings Bank.

Tax Effects of the Reorganization

We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland (“Ober, Kaler”), as to tax matters that are material to the reorganization. However, this opinion is not binding on the Internal Revenue Service or the State of Maryland. Ober, Kaler’s opinion provides as follows:

1.	The conversion of Slavie Federal Savings Bank’s charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”), and no gain or loss will be recognized by Slavie Federal Savings Bank in either its mutual form (“Mutual Bank”) or stock form (“Stock Bank”) as a result.

2.	No gain or loss will be recognized by Slavie Federal Savings Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank common stock and the assumption by Stock Bank of the liabilities of Mutual Bank.

3.	No gain or loss will be recognized by Stock Bank upon the receipt of Slavie Federal Savings Bank’s assets in exchange for shares of Stock Bank common stock.

4.	Stock Bank’s holding period in the assets received from Slavie Federal Savings Bank will include the period during which such assets were held by Mutual Bank.

5.	Stock Bank’s basis in the assets of Slavie Federal Savings Bank will be the same as the basis of such assets in the hands of Slavie Federal Savings Bank immediately prior to the reorganization.

6.	Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests.

7.	Stock Bank will succeed to and take into account Slavie Federal Savings Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

8.	For purposes of Section 381 of the Code, Stock Bank will be treated the same as Mutual Bank, and therefore, Slavie Federal Savings Bank’s tax year will not end merely as a result of the conversion to stock form and Slavie Federal Savings Bank will not be required to obtain a new employee identification number.

9.	No gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Slavie Bancorp, MHC, in exchange for their deposit accounts in Mutual Bank, or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.	Gain realized, if any, by the eligible account holders and supplemental eligible account holders on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. It is more likely than not that the fair market value of the subscription rights to purchase common stock of SFSB, Inc. is zero. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in SFSB, Inc. No gain or loss will be recognized by eligible account holders and supplemental eligible account holders as a result of the exercise of the nontransferable subscription rights.

11.

The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in Slavie Bancorp, MHC to be received by the eligible account holders and supplemental eligible account holders of Mutual Bank will be zero.

12.	Eligible account holders, supplemental eligible account holders and other members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the conversion of Slavie Federal Savings Bank to stock form to Slavie Bancorp, MHC solely in exchange for membership interests in Slavie Bancorp, MHC.

13.	Eligible account holders, supplemental eligible account holders and other members’ basis in the Slavie Bancorp, MHC membership interests received in the transaction will be the same as the basis of the property transferred in exchange for such interests.

14.	Slavie Bancorp, MHC will recognize no gain or loss upon the receipt of property from eligible account holders, supplemental eligible account holders and other members in exchange for membership interests in Slavie Bancorp, MHC.

15.	Slavie Bancorp, MHC’s basis in the property received from eligible account holders, supplemental eligible account holders and other members will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other members.

16.	Slavie Bancorp, MHC’s holding period for the property received from eligible account holders, supplemental account holders and other members will include the period during which such property was held by such persons.

17.	Slavie Bancorp, MHC and the persons who purchased common stock of SFSB, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank common stock and cash, respectively, to SFSB, Inc. in exchange for common stock in SFSB, Inc.

18.	SFSB, Inc. will recognize no gain or loss on its receipt of Stock Bank common stock and cash in exchange for SFSB, Inc. common stock.

19.	Slavie Bancorp, MHC’s basis in the SFSB, Inc. common stock will be the same as its basis in the Slavie Federal Savings Bank stock exchanged for such stock.

20.	Slavie Bancorp, MHC’s holding period in the SFSB, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

21.	SFSB, Inc.’s basis in the Stock Bank stock received from Slavie Bancorp, MHC will be the same as the basis of such property in the hands of Slavie Bancorp, MHC.

22.	SFSB, Inc.’s holding period for the Stock Bank stock received from Slavie Bancorp, MHC will include the period during which such property was held by Slavie Bancorp, MHC.

23.	It is more likely than not that the basis of the SFSB, Inc. common stock to its minority stockholders will be the purchase price thereof. The holding period of the SFSB, Inc. common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

24.	The Maryland state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

The tax opinions as to items 10 and 23 above are based on the position that subscription rights do not have any economic value at the time of distribution or the time the subscription rights are exercised. The subscription rights are the preferential rights of eligible subscribers to purchase shares of our common stock in the offering.

Because the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the offering only at fair market value, Ober, Kaler believes these rights do not have any taxable value when they are granted or exercised. Ober, Kaler’s opinion states that it is not aware of the Internal Revenue Service claiming in any similar transaction that liquidation rights or subscription rights have any market value. Because there are no judicial opinions or official Internal Revenue Service positions on this issue, however, Ober, Kaler’s opinion relating to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Feldman Financial Advisors, Inc. has also provided an opinion to us which states that the subscription rights do not have any value when they are distributed or exercised.

If the Internal Revenue Service disagrees and says the subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and SFSB, Inc. and Slavie Federal Savings Bank could recognize gain on the distribution of these rights. Eligible subscribers are encouraged to consult with their own tax advisor regarding their own circumstances and any tax consequences if subscription rights are deemed to have value.

Ober, Kaler’s opinion makes certain assumptions consisting solely of factual matters that would be contained in a representation letter of Slavie Federal Savings Bank to the Internal Revenue Service if it were seeking a private letter ruling relating to the federal income tax consequences of the reorganization. Ober, Kaler’s opinion is based on the Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change. Any change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service, Ober, Kaler’s opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to the positions reflected in Ober, Kaler’s opinion, or that Ober, Kaler’s opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Offering of Common Stock

Under the plan of reorganization, up to 1,164,375 shares of SFSB, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 noon, Eastern Time, on                     , unless otherwise extended by Slavie Federal Savings Bank and SFSB, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on             , unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by                     , all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Slavie Federal Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Slavie Federal Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Slavie Federal Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Slavie Federal Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more in a deposit account at Slavie Federal Savings Bank, as of the close of business on December 31, 2002, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(1)	$100,000 of common stock (10,000 shares);

(2)	one-tenth of one percent of the total offering of common stock; or

(3)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares of common stock are sold at the maximum of the offering range (1,164,375 shares), a depositor had $25,000 in a single deposit account as of December 31, 2002, and there were $100,000,000 of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $100,000 of common stock, which is equal to the greater of:

(1)	$100,000 of common stock;

(2)	$25,875 of common stock, which is one-tenth of one percent of a $25,875,000 offering; and

(3)	$4,366 of common stock, which is the product of: 15 x 1,164,375 shares of common stock x ($25,000/$100,000,000).

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

To ensure proper allocation of stock, each eligible account holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of eligible account holders who are also directors or officers or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding December 31, 2002.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Slavie Federal Savings Bank, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. We anticipate that our employee stock ownership plan will purchase 3.92% of the shares of common stock issued in the reorganization (or 8.71% of the shares sold in the offering) or 74,970 shares and 101,430 shares based on the minimum and maximum of the estimated valuation range of shares to be issued in the reorganization. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from us.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more in a deposit account, as of the close of business on                     , will receive nontransferable subscription rights to subscribe for up to the greater of:

(1)	$100,000 of common stock (10,000 shares);

(2)	one-tenth of one percent of the total offering of common stock; or

(3)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more supplemental eligible account holders, the excess shall be reallocated, one or more times as necessary, among those supplemental eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Slavie Federal Savings Bank who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on                     , will receive nontransferable subscription rights to purchase $100,000 of common stock (10,000 shares). If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

Persons Who Cannot Exercise Subscription Rights. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan who reside in such jurisdiction is small;

•	the granting of subscription rights or the offer or sale of shares of common stock to such persons would require that we or Slavie Federal Savings Bank or any of our or Slavie Federal Savings Bank’s officers, directors or employees, under the laws of such jurisdiction, register as a broker, dealer, salesman or selling agent, or register or otherwise qualify any of the common stock for sale in such jurisdiction or qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and/or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares and our and

Slavie Federal Savings Bank’s need to register or the need to register our or Slavie Federal Savings Bank’s officers, directors or employees as brokers, dealers, salesmen or selling agents. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by SFSB, Inc. in a community offering to members of the general public to whom SFSB, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Baltimore City, Baltimore County and Harford County, Maryland. Subject to the maximum purchase limitations, these persons may purchase up to $100,000 of common stock (10,000 shares). The community offering, if any, may be undertaken concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                     , unless extended by SFSB, Inc. and Slavie Federal Savings Bank. Subject to any required regulatory approvals, SFSB, Inc. will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of SFSB, Inc. and Slavie Federal Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

In the event orders for common stock in the community offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in Baltimore City, Baltimore County and Harford County, Maryland, and thereafter to cover orders of other members of the general public, so that each person in such category of the Community Offering may receive 1,000 shares. In the event orders for common stock in any of these categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. In addition, orders received for common stock in the community offering shall first be filled up to a maximum of two percent (2%) of the shares sold and, thereafter, remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.

The terms “residing” as used herein with respect to a natural person shall mean the person occupied a dwelling within the indicated county, has an intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence, together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in our sole discretion.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering which we anticipate will be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of broker-dealers. We retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, in the event Sandler O’Neill & Partners, L.P. agrees to participate in the syndicated community offering, it will use its best efforts in the sale of shares in the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by SFSB, Inc. and Slavie Federal Savings Bank, with the approval of the Office of Thrift Supervision.

Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares), subject to the overall purchase limitations. We may begin the syndicated community offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to SFSB, Inc.’s and Slavie Federal Savings Bank’s right in its sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of SFSB, Inc. owned or controlled by persons other than Slavie Bancorp, MHC at the close of the offering shall be less than 50% of SFSB, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $100,000. Also, no person by himself, or with an associate or group of persons acting in concert, may purchase in the aggregate more than $140,000 of the common stock (14,000 shares) offered in the offering, except that: (1) we may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5%, or decrease such maximum purchase limitation to 1%, of the number of shares offered in the offering; (2) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; (3) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person; and (4) management persons shall not be deemed to be associates or a group acting in concert solely as a result of their capacities as such.

C.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of SFSB, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of SFSB, Inc. or Slavie Federal Savings Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of SFSB, Inc. at the conclusion of the offering.

E.	In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of SFSB, Inc. or Slavie Federal Savings Bank that are attributable to such person shall not be counted.

F.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of SFSB, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of SFSB, Inc. at the conclusion of the offering.

H.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by all stock benefit plans of SFSB, Inc. or Slavie Federal Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of SFSB, Inc. held by persons other than Slavie Bancorp, MHC.

I.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the outstanding shares of common stock held by persons other than Slavie Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph (“J” below) shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

J.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by SFSB, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the stockholders’ equity of SFSB, Inc. held by persons other than Slavie Bancorp, MHC at the conclusion of the offering.

K.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. SFSB, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

L.	The board of directors of SFSB, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

M.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the board of directors.

The term “associate” is used herein to indicate any of the following relationships with a person:

•	any corporation or organization, other than Slavie Bancorp, MHC, SFSB, Inc. or Slavie Federal Savings Bank or any of their majority-owned subsidiaries, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (for purposes of Office of Thrift Supervision Regulations, a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan, is not an associate of the plan, and a tax-qualified employee plan is not an associate of a person); and

•	any person who is related by blood or marriage to such person and (1) who lives in the same house as the person; or (2) who is a director or senior officer of Slavie Bancorp, MHC, SFSB, Inc. or Slavie Federal Savings Bank or a subsidiary thereof.

As used herein, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

We may presume that certain persons are acting in concert based upon, among other things:

•	joint account relationships;

•	the same or substantially similar account addresses and/or;

•	the fact that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission or other regulatory authority with respect to other companies.

As used herein, the term “management person” means a director or executive officer of SFSB, Inc. or Slavie Federal Savings Bank or any of their affiliates, and any person acting in concert with such director or executive officer. Executive officer includes the chief executive officer, president, senior vice presidents in charge of principal business functions, secretary, treasurer and any other person performing similar functions. As indicated above, management persons shall not be deemed to be associates or a group acting in concert solely as a result of their capacities as such.

We may, in our sole discretion, increase the maximum purchase limitation up to 5.0% of the shares being offered in the offering or decrease it to 1% of the shares offered in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the maximum purchase limitation, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

Depending upon market and financial conditions, and subject to certain regulatory limitations, we may, with the approval of the Office of Thrift Supervision and without further approval of the members, increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

In general, shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Slavie Federal Savings Bank or SFSB, Inc. See “- Restrictions on Purchase or Transfer of Stock by Directors and Officers.”

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. Slavie Federal Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling, giving away or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Slavie Federal Savings Bank and SFSB, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Slavie Federal Savings Bank and SFSB, Inc.

Prospectus Delivery and Procedure for Purchasing Common Stock

To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O’Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on their order form giving all names on each deposit account and the account numbers at the applicable eligibility date.

Full payment by check, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original order form. We will not accept copies or facsimiles of order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form.

If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially will be distributed to certain persons by mail, with additional copies made available through our Conversion Center and Sandler O’Neill & Partners, L.P. All prospective purchasers are to send payment directly to Slavie Federal Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	Consulting as to the securities marketing implications of any aspect of the plan of reorganization or related corporate documents;

•	Reviewing with the board of directors the financial impact on Slavie Federal Savings Bank of the independent appraiser’s appraisal;

•	Reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	Assisting in the design and implementation of a marketing strategy for the offering;

•	Assisting management in scheduling and preparing for meetings with potential investors and broker-dealers as necessary; and

•	Providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our directors, officers and employees and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill & Partners, L.P. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.25% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill & Partners, L.P. for its legal fees and expenses associated with its marketing effort, up to a maximum of $45,000. If the plan of reorganization is terminated or if Sandler O’Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill & Partners, L.P. to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of proxy, order and/or request forms; (3) organization and supervision of the Conversion Center; and (4) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $20,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill & Partners, L.P. for these services.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. In general, such participation will be limited to answering questions about our company. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill & Partners, L.P. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value on a fully converted basis as determined by an independent appraisal. We have retained Feldman Financial Advisors, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. We have no prior relationship with Feldman Financial Advisors, Inc. Feldman Financial Advisors, Inc. will receive a fee of $23,000, which includes a $3,000 fee for an update of the appraisal at the completion of the offering. In addition, Feldman Financial Advisors, Inc. will be reimbursed for certain of its out-of-pocket expenses in connection with its services, up to $2,000.

We have also agreed to indemnify Feldman Financial Advisors, Inc. and its affiliates and all persons employed by or associated with Feldman Financial Advisors, Inc. or its affiliates against all claims, liabilities and related expenses arising out of the engagement of Feldman Financial Advisors, Inc. (including claims under federal and state securities laws) unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from Feldman Financial Advisors, Inc.’s bad faith or willful misconduct.

Feldman Financial Advisors, Inc. prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors, Inc. undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors, Inc. reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors, Inc. visited our facilities and had discussions with our management. Feldman Financial Advisors, Inc. did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors, Inc. in connection with its appraisal.

In connection with its appraisal, Feldman Financial Advisors, Inc. reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded savings institutions that Feldman Financial Advisors, Inc. deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for savings institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Feldman Financial Advisors, Inc.’s analysis utilized three selected valuation procedures, the price/book method, the price/earnings method, and price/assets method, all of which are described in its report. Feldman Financial Advisors, Inc.’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Feldman Financial Advisors, Inc. placed the greatest emphasis on the price/earnings and price/book methods in estimating pro forma market value. Feldman Financial Advisors, Inc. compared the pro forma price/book and price/earnings ratios for SFSB, Inc. on a fully converted basis to the same ratios for a peer group of comparable companies. The peer group consisted of twelve publicly traded savings institutions based in the Mid-Atlantic and Southeast United States. The peer group included companies with:

•	average assets of $149 million;

•	average non-performing assets of 0.64% of total assets;

•	average loans of 66.5% of total assets;

•	average equity of 11.3% of total assets; and

•	average net income of 0.51% of average assets.

In its review of the appraisal prepared by Feldman Financial Advisors, Inc., our board of directors considered the methodologies and the appropriateness of the assumptions used by Feldman Financial Advisors, Inc. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable. On the basis of the foregoing, Feldman Financial Advisors, Inc. has advised us in its opinion, dated September 8, 2004, that the estimated pro forma market value of SFSB, Inc. on a fully-converted basis ranged from a minimum of $19,125,000 to a maximum of $25,875,000 with a midpoint of $22,500,000. Our board of directors determined that the common stock should be sold at $10.00 per share. Based on the estimated valuation and the $10.00 per share price, the number of shares of common stock that SFSB, Inc. will issue will range from a minimum of 1,912,500 shares to a maximum of 2,587,500 shares, with a midpoint of 2,250,000 shares. The board of directors determined to offer for sale 45% of these shares, or between 860,625 shares and 1,164,375 shares, with a midpoint of 1,012,500 shares, to our employee stock ownership plan, certain members of Slavie Federal Savings Bank and the public pursuant to this prospectus. The remaining 55% of the shares of SFSB, Inc. stock that are not offered for sale in the offering will be issued to Slavie Bancorp, MHC.

The estimated valuation range may be amended with the approval of the Office of Thrift Supervision or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the estimated valuation range is updated to amend the value of SFSB, Inc. on a fully-converted basis below $19,125,000, which is the minimum of the estimated valuation range, or above $29,756,250, which is the maximum of the estimated valuation range, as adjusted by 15%, a new appraisal will be filed with the Office of Thrift Supervision.

Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, if we receive orders for common stock in excess of $11,643,750 (the maximum of the estimated valuation range of shares to be sold to the public) and up to $13,390,310 (the maximum of the estimated valuation range of shares to be sold to the public, as adjusted by 15%), the Office of Thrift Supervision may require us to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the estimated valuation range of shares to be sold to the public or that, if such orders are received, that all such orders will be accepted because our final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Feldman Financial Advisors, Inc. which reflects such an increase in the valuation and the approval of an increase by the Office of Thrift Supervision. In addition, an increase in the number of shares to be sold to the public above 1,164,375 shares will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the offering.

Feldman Financial Advisors, Inc.’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares. Feldman Financial Advisors, Inc. did not independently verify the consolidated financial statements and other information provided by Slavie Federal Savings Bank, nor did Feldman Financial Advisors, Inc. value independently the assets or liabilities of Slavie Federal Savings Bank. The valuation considers Slavie Federal Savings Bank as a going concern and should not be considered as an indication of the liquidation value of Slavie Federal Savings Bank. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

Prior to completion of the offering, the maximum of the estimated valuation range may be increased by up to 15% and the number of shares of common stock offered for sale may be increased to 1,339,031 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the returning subscription funds to subscribers. See “- Offering of Common Stock - Limitations on Purchase of Shares” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range to fill unfilled orders in the subscription and community offering.

No sale of shares of common stock in the offering may be completed unless Feldman Financial Advisors, Inc. confirms that nothing of a material nature has occurred which would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of SFSB, Inc. and Slavie Federal Savings Bank. If this confirmation is not received, we may cancel the offering, extend the offering period and establish a new estimated valuation and offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares issued times the purchase price is not below the minimum or more than 15% above the maximum of the estimated valuation range. If market or financial conditions change so as to cause the aggregate value of the common stock to be issued to be below the minimum of the estimated valuation range or more than 15% above the maximum of this range, we will promptly return all funds received with interest at our passbook rate. After consulting with the Office of Thrift Supervision, we may also set a new offering range and seek to sell shares within the new range. In such a case, we may elect to solicit new subscriptions only from persons who submitted accepted subscriptions for shares of common stock in the terminated offering. Any change in the estimated valuation range must be approved by the Office of Thrift Supervision.

An increase in the number of shares of common stock to be issued as a result of an increase in the estimated pro forma market value would decrease both a subscriber’s ownership interest and SFSB, Inc.’s pro forma net income and stockholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock to be issued would increase both a subscriber’s ownership interest and SFSB, Inc.’s pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Feldman Financial Advisors, Inc., including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Slavie Federal Savings Bank and the other locations specified under “Where You Can Find More Information.” In addition, the appraisal report is an exhibit to the registration statement of which this prospectus is a part. The registration statement is available on the SEC’s website (http://www.sec.gov).

Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

Expiration Date. The offering will terminate at 12:00 noon, Eastern Time on                     , unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of the prospectus, which is             , or, if approved by the Office of Thrift Supervision, for an additional period after              (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than             , in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering (by mail or in person) to the Conversion Center, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Slavie Federal Savings Bank prior to 12:00 noon, Eastern Time on                     . Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (1) personal check, bank check or money order, or (2) authorization of withdrawal from a deposit account maintained with Slavie Federal Savings Bank. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Slavie Federal Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments received by Slavie Federal Savings Bank will be placed in a segregated savings account at Slavie Federal Savings Bank or, at our discretion, in an escrow account at an independent insured depository institution that we select. Interest will be paid on payments at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering. If the offering is not consummated, all funds held as payment for the shares of common stock will be promptly returned with interest. The employee stock ownership plan will not be required to pay for the shares of common stock it purchases until consummation of the offering.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Slavie Federal Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering through such IRAs. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Slavie Federal Savings Bank can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the Slavie Federal Savings Bank should contact the Conversion Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond             .

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

Shares of common stock purchased in the offering by any of our and Slavie Federal Savings Bank’s directors or executive officers will be subject to a restriction that the shares may not be sold for a period of one year following the date of purchase, except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for shares issued to such persons will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued within this one-year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restriction.

Purchases of our common stock by our and Slavie Federal Savings Bank’s directors and executive officers and their respective associates during the three-year period following the reorganization and offering may be made only through a broker-dealer registered with the SEC, except with the prior written approval of the Office of Thrift

Supervision. This restriction does not apply, however, to (a) negotiated transactions involving more than 1.0% of our outstanding common stock or (b) purchases of common stock by any tax-qualified employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan which may be attributable to any such directors or officers.

Our directors and executive officers also will be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation – Federal Securities Laws.”

Interpretation on Amendment and Termination

All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Slavie Federal Savings Bank, the terms of the plan of reorganization may be substantially amended by a majority vote of the board of directors, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxy materials to Slavie Federal Savings Bank’s members. In general, amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the board of directors of Slavie Federal Savings Bank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. Completion of the reorganization requires the approval of the plan of reorganization by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting of Members. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the members of Slavie Federal Savings Bank approve the plan of reorganization, and may not be extended beyond such date by Slavie Federal Savings Bank or the Office of Thrift Supervision.

Conversion Center

If you have any questions regarding the offering or the reorganization, please call the Conversion Center at (410)             , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday.

RESTRICTIONS ON THE ACQUISITION OF SFSB, INC. AND SLAVIE FEDERAL SAVINGS BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire SFSB, Inc., Slavie Federal Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in SFSB, Inc.’s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire SFSB, Inc.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of SFSB, Inc. or Slavie Federal Savings Bank without the Office of Thrift Supervision’s prior approval.

Mutual Holding Company Structure

SFSB, Inc. will own all of the issued and outstanding common stock of Slavie Federal Savings Bank. Following completion of the offering, Slavie Bancorp, MHC will own a majority of the issued and outstanding common stock of SFSB, Inc. As a result, management of Slavie Bancorp, MHC will be able to exert voting control over SFSB, Inc. and Slavie Federal Savings Bank and will be able to restrict the ability of the minority stockholders of SFSB, Inc. to effect a change of control of management. Slavie Bancorp, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of SFSB, Inc.

Charter and Bylaws of SFSB, Inc.

General. A number of provisions of our charter and/or bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of our charter and bylaws which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which our individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult. The following description of certain of the provisions of our charter and bylaws is necessarily general and reference should be made in each case to the charter and bylaws. The charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part, copies of which may be obtained from us or from the Securities and Exchange Commission. The charter and bylaw are also filed as exhibits to our Office of Thrift Supervision applications. See “Where You Can Find More Information.”

Classified Board of Directors. The board of directors of SFSB, Inc. is required by its bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will be elected by stockholders of SFSB, Inc. for a three-year term. A classified board promotes continuity and stability of management of SFSB, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. SFSB, Inc.’s bylaws also provide that our directors may only be removed for cause.

Authorized but Unissued Shares of Capital Stock. Following the offering, SFSB, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of SFSB, Inc.” Although these shares could be used by the board of directors of SFSB, Inc. to make it more difficult or to discourage an attempt to obtain control of SFSB, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Slavie Bancorp, MHC owns a majority of the common stock.

How Shares are Voted. SFSB, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of SFSB, Inc.’s directors. No cumulative voting rights means that Slavie Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of SFSB, Inc. to be elected at that meeting. This could prevent minority stockholder representation on SFSB, Inc.’s board of directors.

Restrictions on Acquisitions of Shares. SFSB, Inc.’s charter provides that for a period of five years from the date of the reorganization, no person, other than Slavie Bancorp, MHC, may own more than 10% of the outstanding shares of SFSB, Inc. This limitation does not apply to a transaction in which SFSB, Inc. forms a holding company, the purchase of shares by any tax-qualified employee benefit plan or the purchase of shares by an underwriter in a public offering. If a party acquires in excess of 10% of SFSB, Inc.’s shares, those shares will be considered “excess shares” and will not be counted as shares entitled to vote. In addition, SFSB, Inc.’s charter provides that for a period of five years from the date of the reorganization, special meetings of stockholders relating to changes of control of SFSB, Inc. and amendments to SFSB, Inc.’s charter may be called only upon direction of the board of directors.

Procedures for Stockholder Nominations and Proposals. SFSB, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must send written notice to the Secretary of SFSB, Inc. at least fifteen days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter. Management believes that it is in the best interests of SFSB, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the charter and bylaw provisions described above, certain benefit plans of SFSB, Inc. and Slavie Federal Savings Bank adopted in connection with the offering contain provisions that also may discourage hostile takeover attempts which the board of directors might conclude are not in the best interests of SFSB, Inc. and Slavie Federal Savings Bank or SFSB, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF SFSB, INC.

General

SFSB, Inc. is authorized to issue 9,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of serial preferred stock. Each share of SFSB, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of SFSB, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of SFSB, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

SFSB, Inc. currently expects that it will have a maximum of up to 2,587,500 shares of common stock outstanding after the offering, of which 1,164,375 shares will be held by persons other than Slavie Bancorp, MHC. The board of directors can, without stockholder approval, issue additional shares of common stock, although Slavie Bancorp, MHC, so long as it is in existence, must own a majority of SFSB, Inc.’s outstanding shares of common stock. SFSB, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. SFSB, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. SFSB, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of SFSB, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of SFSB, Inc. out of funds legally available therefor. If SFSB, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of SFSB, Inc. will possess exclusive voting rights in SFSB, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of SFSB, Inc. and Slavie Federal Savings Bank.” If SFSB, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Slavie Federal Savings Bank, SFSB, Inc., as holder of Slavie Federal Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Slavie Federal Savings Bank, including all deposit accounts and accrued interest thereon and the recapture of Slavie Federal Savings Bank’s pre-1988 bad debt deduction, all assets of Slavie Federal Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of SFSB, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of SFSB, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of SFSB, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if SFSB, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of SFSB, Inc.’s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. SFSB, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

                     will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal and Maryland income tax consequences of the reorganization and offering have been passed upon for Slavie Federal Savings Bank and SFSB, Inc. by the firm of Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland. Ober, Kaler, Grimes & Shriver, a Professional Corporation, has consented to the reference in this prospectus to its opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Sandler O’Neill & Partners, L.P. by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Slavie Federal Savings Bank at December 31, 2003 and 2002 and for the years then ended appearing in this prospectus and in the registration statement have been audited by Beard Miller Company LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication in this prospectus of the summary of its report to Slavie Federal Savings Bank and SFSB, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its opinion regarding the value of subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

SFSB, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. These materials may also be accessed via the Securities and Exchange Commission’s Internet website. The address of that website is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement summarize all material provisions of such contracts or other documents. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

Slavie Federal Savings Bank has filed a Combined Application MHC-1/MHC-2 and an H(e)-1 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that application. The application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

REGISTRATION REQUIREMENTS

In connection with the offering, SFSB, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, SFSB, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules; restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders; the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, SFSB, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

*    *    *

All schedules are omitted as the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for SFSB, Inc. have not been included in this prospectus because SFSB, Inc., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Slavie Federal Savings Bank

Bel Air, Maryland

We have audited the accompanying consolidated statements of financial condition of Slavie Federal Savings Bank and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Slavie Federal Savings Bank and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP
Baltimore, Maryland
March 24, 2004, except for Note 15 as to which the date is June 21, 2004

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
ASSETS
Cash and due from banks	$747,860	$819,932	$936,413
Federal funds sold	2,727,574	2,677,694	5,554,766

Cash and cash equivalents	3,475,434	3,497,626	6,491,179

Investment securities - available for sale	7,888,136	7,849,283	6,242,539
Investment securities - held to maturity	3,994,063	3,992,578	6,999,566
Mortgage backed securities - held to maturity	8,450,313	10,266,356	9,257,223
Loans receivable - net of allowance for loan losses of 2004 $387,189; 2003 $362,189; 2002 $323,889	114,832,830	93,210,282	73,814,293
Federal Home Loan Bank of Atlanta stock at cost	1,475,000	825,000	773,300
Premises and equipment, at cost, less accumulated depreciation	5,955,530	6,049,516	6,186,670
Ground rents	—	155,466	162,466
Accrued interest receivable	382,793	376,738	408,125
Other assets	299,329	213,524	397,394

Total assets	$146,753,428	$126,436,369	$110,732,755

LIABILITIES AND EQUITY
Liabilities
Deposits	$100,434,035	$97,823,540	$97,767,714
Checks outstanding in excess of bank balance	4,004,457	682,631	30,499
Borrowings	29,500,000	16,500,000	1,500,000
Advance payments by borrowers for taxes and insurance	1,579,524	279,318	276,369
Other liabilities	259,502	210,149	247,688

Commitments and Contingencies

Total liabilities	135,777,518	115,495,638	99,822,270

Equity
Retained earnings (substantially restricted)	11,030,830	10,966,235	10,904,156
Accumulated other comprehensive income (loss)	(54,920)	(25,504)	6,329

Total equity	10,975,910	10,940,731	10,910,485

Total liabilities and equity	$146,753,428	$126,436,369	$110,732,755

See notes to consolidated financial statements.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Years Ended December 31,
	(Unaudited)
	2004	2003	2003	2002
Interest and fees on loans	$2,662,733	$2,458,673	$4,960,115	$5,248,118
Interest and dividends on investment securities	163,062	194,025	380,834	449,878
Interest on mortgage backed securities	161,254	222,736	410,379	333,305
Other interest income	30,876	67,688	100,547	132,710

Total interest income	3,017,925	2,943,122	5,851,875	6,164,011

Interest on deposits	1,206,406	1,642,802	3,073,550	3,773,422
Interest on short-term borrowings	48,433	—	21,961	—
Interest on long-term borrowings	159,237	36,750	133,397	73,704
Other interest expense	65	250	327	1,605

Total interest expense	1,414,141	1,679,802	3,229,235	3,848,731

Net interest income	1,603,784	1,263,320	2,622,640	2,315,280
Provision for loan losses	24,000	14,700	38,300	43,733

Net interest income after provision for loan losses	1,579,784	1,248,620	2,584,340	2,271,547

Other Income (Loss)
Loss on sale of ground rents to related parties	(102,166)	—	—	—
Loss on sale of ground rents	—	(4,300)	(4,700)	(4,267)
Rental income	49,446	5,474	13,852	8,701
Other income	35,990	50,409	91,569	84,153

Net other income (loss)	(16,730)	51,583	100,721	88,587

Non-Interest Expenses
Compensation and other related expenses	703,937	569,273	1,164,152	1,146,869
Occupancy expense	195,505	170,623	358,067	301,977
Advertising expense	98,716	78,749	174,292	209,224
Service bureau expense	70,215	70,589	141,853	141,219
Furniture, fixtures and equipment	108,270	128,137	232,679	232,015
Telephone, postage and delivery	40,405	41,561	83,931	72,499
Other expenses	246,905	206,618	459,895	427,726

Total non-interest expenses	1,463,953	1,265,550	2,614,869	2,531,529

Income (loss) before income tax provision	99,101	34,653	70,192	(171,395)
Income tax provision (benefit)	34,506	4,006	8,113	(60,793)

Net income (loss)	$64,595	$30,647	$62,079	$(110,602)

See notes to consolidated financial statements.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002

AND THE SIX MONTHS ENDED JUNE 30, 2004 AND JUNE 30, 2003

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE - JANUARY 1, 2002	$11,014,758	$2,491	$11,017,249

Comprehensive loss:
Net loss	(110,602)		(110,602)
Net unrealized gain on available for sale securities, net of taxes of $2,415		3,838	3,838

Total Comprehensive Loss			(106,764)

BALANCE - DECEMBER 31, 2002	10,904,156	6,329	10,910,485

Comprehensive income:
Net income	62,079		62,079
Net unrealized loss on available for sale securities, net of taxes of $20,027		(31,833)	(31,833)

Total Comprehensive Income			30,246

BALANCE - DECEMBER 31, 2003	$10,966,235	$(25,504)	$10,940,731

BALANCE - JANUARY 1, 2003 (Unaudited)	$10,904,156	$6,329	$10,910,485
Comprehensive income:
Net income	30,647		30,647
Net unrealized loss on available for sale securities, net of taxes of $1,838		(2,921)	(2,921)

Total Comprehensive Income			27,726

BALANCE - JUNE 30, 2003	$10,934,803	$3,408	$10,938,211

BALANCE - JANUARY 1, 2004 (Unaudited)	$10,966,235	$(25,504)	$10,940,731
Comprehensive income:
Net income	64,595		64,595
Net unrealized loss on available for sale securities, net of taxes of $18,509		(29,416)	(29,416)

Total Comprehensive Income			35,179

BALANCE - JUNE 30, 2004	$11,030,830	$(54,920)	$10,975,910

See notes to consolidated financial statements.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$64,595	$30,647	$62,079	$(110,602)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by (Used in) Operating Activities:
Net amortization (accretion) of premiums and discounts	22,418	18,489	50,206	8,431
Amortization of deferred loan fees	(30,383)	(127,508)	(234,953)	(140,817)
Provision for loan losses	24,000	14,700	38,300	43,733
Loss on ground rents	102,166	4,300	4,700	4,267
Provision for depreciation	161,530	156,633	303,335	304,583
Decrease (increase) in accrued interest receivable and other assets	(73,322)	274,041	215,257	(199,249)
Increase (decrease) in accrued interest payable	8,312	(933)	26,310	472
(Decrease) increase in other liabilities	49,353	(203,252)	(44,950)	34,111

Net Cash Provided by (Used in) Operating Activities	328,669	167,117	420,284	(55,071)

Cash Flows from Investing Activities
Purchase of available for sale securities	(86,807)	(1,575,847)	(1,658,606)	(1,161,638)
Purchase of held to maturity securities	—	(1,000,000)	(3,991,094)	(5,999,375)
Proceeds from redemption of held to maturity securities	—	4,000,000	7,000,000	2,000,000
Net (originations) repayments on loans	(21,616,165)	770,613	(19,199,334)	1,359,307
Purchase of mortgage backed securities	—	(6,106,571)	(6,106,571)	(8,071,342)
Principal collected on mortgage backed securities	1,792,140	2,368,415	5,045,314	1,635,712
Purchase of Federal Home Loan Bank of Atlanta stock	(650,000)	(30,000)	(51,700)	—
Purchases of premises and equipment	(67,544)	(30,430)	(166,180)	(359,222)
Proceeds from redemption of ground rents	53,300	4,600	2,300	1,500

Net Cash Used in Investing Activities	(20,575,076)	(1,599,220)	(19,125,871)	(10,595,058)

Cash Flows from Financing Activities
Net increase in NOW, money market and savings deposits	(146,276)	1,134,372	2,287,004	6,346,102
Net (decrease) increase in certificates of deposit	2,748,459	1,279,756	(2,230,051)	4,633,485
Increase in checks outstanding in excess of bank balance	3,321,826	68,759	652,132	30,499
Proceeds from borrowings	13,000,000	—	15,000,000	—
Increase (decrease) in advance payments by borrowers for taxes and insurance	1,300,206	932,489	2,949	(67,829)

Net Cash Provided by Financing Activities	20,224,215	3,415,376	15,712,034	10,942,257

(Decrease) increase in cash and cash equivalents	$(22,192)	$1,983,273	$(2,993,553)	$292,128
Cash and cash equivalents at beginning of year	3,497,626	6,491,179	6,491,179	6,199,051

Cash and cash equivalents at end of year	$3,475,434	$8,474,452	$3,497,626	$6,491,179

Supplemental Disclosures of Cash Flows Information:
Cash paid during the year for:
Income taxes	$79,600	$—	$24,750	$22,500
Interest expense	$1,405,829	$1,680,735	$3,202,925	$3,849,075

See notes to consolidated financial statements.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Slavie Federal Savings Bank (“the Bank”) and its wholly-owned subsidiaries, Slavie Holdings, LLC (“Holdings”) and Slavie Financial Services, LLC. The accompanying consolidated financial statements include the accounts and transactions of these Companies on a consolidated basis since inception. All intercompany transactions have been eliminated in the consolidated financial statements.

The accompanying consolidated financial statements and related footnote data as of June 30, 2004 and for the six months ended June 30, 2004 and 2003, are Unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year.

Business

The Bank’s primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Holdings, formed on August 18, 1999 as a Maryland limited liability company, was created to acquire and manage certain real property located at 1614 Churchville Road, Bel Air, Maryland. This property includes the main office and corporate headquarters of the Bank. In addition, the property houses mixed use office space which is available for lease. As of December 31, 2003, approximately 65% of the available space to non-Bank tenants was leased. Slavie Financial Services, LLC is an inactive corporation.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the greater Baltimore metropolitan area. The Bank does not have any significant concentrations to any one industry or customer.

Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. The material estimate that is particularly susceptible to significant change in the near-term relates to the determination of the allowance for loan losses. See below for a discussion of the determination of that estimate.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 1 - Summary of Significant Accounting Policies - Continued

Federal Funds

Federal funds sold are carried at cost, which approximates market.

Investments and Mortgage Backed Securities

Available for sale investment securities consist of an investment in Adjustable Rate Mortgage Portfolio Mutual Funds. Securities available for sale are carried at fair value. Unrealized holding gains, net of tax, on available for sale securities are reported as other comprehensive income until realized. Gains and losses on sales are determined using the specific identification method.

Investments and mortgage-backed securities held to maturity are carried at amortized cost since management has the ability and intention to hold them to maturity. Amortization of related premiums and discounts are computed using the level yield method over the life of the security.

The Bank evaluates securities for other-than-temporary impairment on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value. In evaluating an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.

Loans Receivable

Loans receivable that management has the intent and ability to hold until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees. Interest income is accrued on the unpaid principal balance.

Allowance for Loan Losses

An allowance for loan losses is provided through charges to income in an amount that management believes necessary for known and inherent losses in the loan portfolio that are both probable and estimable, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans. Such agencies may require the Bank to

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 1 - Summary of Significant Accounting Policies - Continued

Allowance for Loan Losses - continued

recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards (“SFAS”) No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that the impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans are reviewed for impairment on a monthly basis.

The accrual of interest is generally discontinued when contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Loan Origination Fees

Loan origination fees and certain direct loan origination costs are deferred and recognized by the level yield method over the contractual life of the related loan as an adjustment of yield.

Premises and Equipment

Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 1 - Summary of Significant Accounting Policies - Continued

Advertising Costs

Advertising costs are expensed as incurred.

Cash and Cash Equivalents

For the statement of cash flows, cash and cash equivalents include cash on hand, cash in banks, Federal Home Loan Bank overnight deposits and federal funds sold.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s method of presentation. These reclassifications had no effect on net income.

Note 2 - Investment Securities - Available for Sale

The amortized cost and fair value of available for sale investments securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	June 30, 2004 (Unaudited)
Adjustable Rate Mortgage Portfolio Mutual Funds	$7,977,612	$—	$89,476	$7,888,136

	December 31, 2003
Adjustable Rate Mortgage Portfolio Mutual Funds	$7,890,835	$—	$41,552	$7,849,283

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 2 - Investment Securities - Available for Sale - Continued

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	December 31, 2002
Adjustable Rate Mortgage Portfolio Mutual Funds	$6,232,229	$10,310	$—	$6,242,539

No gains or losses were realized during the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002. The mutual funds have no stated maturity date.

Note 3 - Investment Securities - Held to Maturity

The amortized cost and fair value of held to maturity investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	June 30, 2004 (Unaudited)
FNMA Note	$994,063	$—	$35,100	$958,963
FHLB Notes	2,000,000	—	33,750	1,966,250
FFCB Note	1,000,000	—	16,250	983,750

Total	$3,994,063	$—	$85,100	$3,908,963

	December 31, 2003
FNMA Note	$992,578	$—	$9,448	$983,130
FHLB Notes	2,000,000	1,250	4,210	1,997,040
FFCB Note	1,000,000	—	470	999,530

Total	$3,992,578	$1,250	$14,128	$3,979,700

	December 31, 2002
FNMA Note	$999,566	$3,874	$—	$1,003,440
FHLB Notes	6,000,000	61,740	—	6,061,740

Total	$6,999,566	$65,614	$—	$7,065,180

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 3 - Investment Securities - Held to Maturity - Continued

The scheduled maturities of held to maturity investment securities:

	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	June 30, 2004 (Unaudited)		December 31, 2003
Due after one year through five years	$2,994,063	$2,920,523	$2,992,578	$2,978,450
Due after ten years	1,000,000	988,440	1,000,000	1,001,250

Total	$3,994,063	$3,908,963	$3,992,578	$3,979,700

Note 4 - Mortgage Backed Securities - Held to Maturity

The amortized cost and fair value of mortgage backed securities - held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	June 30, 2004 (Unaudited)
FHLMC	$3,531,677	$7,808	$5,966	$3,533,519
GNMA	4,308,281	—	87,752	4,220,529
FNMA	610,355	—	2,130	608,225

	$8,450,313	$7,808	$95,848	$8,362,273

	December 31, 2003
FHLMC	$4,360,381	$889	$17,741	$4,343,529
GNMA	5,053,101	—	50,598	5,002,503
FNMA	852,874	24,328	—	877,202

	$10,266,356	$25,217	$68,339	$10,223,234

	December 31, 2002
FHLMC	$3,545,250	$9,757	$5,632	$3,549,375
GNMA	3,345,236	68,336	187	3,413,385
FNMA	2,366,737	95,340	—	2,462,077

	$9,257,223	$173,433	$5,819	$9,424,837

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 5 - Impairment of Investments in Debt and Marketable Securities

Below are schedules of securities with unrealized losses as of June 30, 2004 and December 31, 2003. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect market values on June 30, 2004 and December 31, 2003 and are subject to change daily as interest rates fluctuate. The Bank has the ability and intent to hold the available for sale securities above until the earlier of recovery or maturity.

	Continuous Unrealized Losses For less than 12 months
	June 30, 2004 (Unaudited)		December 31, 2003
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment Securities
Mortgage Portfolio Mutual Funds	$7,888,136	$89,476	$7,849,283	$41,552
Federal National Mortgage Association (“FNMA”) Note - 1 security	958,963	35,100	983,130	9,448
Federal Home Loan Bank (“FHLB”) Note - securities 2 (2004); 1 (2003)	1,966,250	33,750	995,790	4,210
Federal Farm Credit Bank (“FFCB”) Note - 1 security	983,750	16,250	999,530	470

Total Investment Securities	11,797,099	174,576	10,827,733	55,680

Mortgage Backed Securities
FHLMC - 1 security	—	—	2,369,472	10,320
GNMA - securities 4 (2004); 3 (2003)	4,220,529	87,752	5,000,996	49,495

Total Mortgage Backed Securities	4,220,529	87,752	7,370,468	59,815

Total for less than 12 months	$16,017,628	$262,328	$18,198,201	$115,495

	Continuous Unrealized Losses For more than 12 months
	June 30, 2004 (Unaudited)		December 31, 2003
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage Backed Securities
FNMA - 2 securities	$608,225	$2,130	$—	$—
FHLMC - 2 securities	3,179,184	5,966	1,874,751	7,421
GNMA - 1 security	—	—	1,508	1,103

Total Mortgage Backed Securities	3,787,409	8,096	1,876,259	8,524

Total for more than 12 months	$3,787,409	$8,096	$1,876,259	$8,524

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 5 - Impairment of Investments in Debt and Marketable Securities - Continued

	Total Continuous Unrealized Losses
	June 30, 2004 (Unaudited)		December 31, 2003
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Investment Securities
Mortgage Portfolio Mutual Funds	$7,888,136	$89,476	$7,849,283	$41,552
FNMA Note - 1 security	958,963	35,100	983,130	9,448
FHLB Note - securities 2 (2004); 1 (2003)	1,966,250	33,750	995,790	4,210
FFCB Note - 1 security	983,750	16,250	999,530	470

Total Investment Securities	11,797,099	174,576	10,827,733	55,680

Mortgage Backed Securities
FNMA - 2 securities	608,225	2,130	—	—
FHLMC - 3 securities	3,179,184	5,966	4,244,223	17,741
GNMA - securities 4 (2004); 4 (2003)	4,220,529	87,752	5,002,503	50,598

Total Mortgage Backed Securities	8,007,938	95,848	9,246,726	68,339

Total Temporarily Impaired Securities	$19,805,037	$270,424	$20,074,459	$124,019

Note 6 - Loans Receivable

Loans receivable consist of the following:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Mortgage loans 1 - 4 family residential	$102,968,226	$82,779,265	$64,792,932
Construction loans	920,288	225,200	300,000
Commercial mortgage loans	3,069,887	2,385,593	2,479,026
Home equity loans	6,838,262	6,456,357	5,980,175
Land loans	1,507,307	1,443,082	580,624
Home improvement loans	277,551	258,768	113,229
Consumer loans	452,966	411,588	338,949

Total Gross Loans Receivable	116,034,487	93,959,853	74,584,935
Allowance for loan losses	(387,189)	(362,189)	(323,889)
Deferred loan fees	(182,024)	(212,407)	(251,753)
Loans in process	(632,444)	(174,975)	(195,000)

Total Loans Receivable - Net	$114,832,830	$93,210,282	$73,814,293

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 6 - Loans Receivable - Continued

Directors and officers of the Bank are permitted to borrow from the Bank to the extent permitted by applicable laws and regulations. The following table shows the activity in these related party loans:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Beginning balance	$766,892	$545,525	$257,575
Loans made	—	300,000	523,340
Principal repayments	(16,335)	(78,633)	(235,390)

Ending balance	$750,557	$766,892	$545,525

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank’s loans receivable are mortgage loans secured by residential real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 95% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of those and similar loans only as work progresses on the related projects.

The Bank’s allowance for loan losses for the periods indicated are as follows:

	June 30,		December 31,
	2004	2003	2003	2002
	(Unaudited)
Balance at beginning of period	$362,189	$323,889	$323,889	$285,070
Provision for loan losses	24,000	14,700	38,300	43,733
Recoveries	1,000	—	—	—
Charge-offs	—	—	—	(4,914)

Balance at end of period	$387,189	$338,589	$362,189	$323,889

Non-accrual loans amounted to $303,931, $163,165 and $266,933 at June 30, 2004 and December 31, 2003 and 2002, respectively. There are no impaired loans at June 30, 2004 and December 31, 2003 and 2002. The Bank did not have any loan balances past due 90 days or more and still accruing interest at June 30, 2004, December 31, 2003 or December 31, 2002.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 6 - Loans Receivable - Continued

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized are summarized below:

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Interest income that would have been recorded	$17,285	$15,025	$20,826	$30,227
Interest income recognized	6,972	5,546	6,563	14,223

Interest income not recognized	$10,313	$9,479	$14,263	$16,004

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. The financial instruments are limited to commitments to extend credit and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank’s exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amount Represents Credit Risk	Contract Amount At
	June 30, 2004	December 31, 2003	December 31, 2002
	(Unaudited)
Lines of credit	$3,371,161	$3,509,603	$2,292,090
Mortgage loan commitments	4,302,462	1,226,336	2,171,840

Lines of credit are home equity lines of credit secured by second deeds of trust on residential real estate. They have fixed expiration dates as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s credit worthiness on a case-by-case basis.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at June 30, 2004, December 31, 2003 and 2002 as a liability for credit loss.

The Bank’s outstanding commitments to make mortgages are at fixed rates ranging from 4.75% to 6.00% and 4.375% to 5.75% at June 30, 2004 and December 31, 2003, respectively, and at 5.13% to 6.88% at December 31, 2002. Loan commitments expire 60 days from the date of the commitment.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 6 - Loans Receivable - Continued

The Bank grants loans to customers substantially all of whom are located in the greater Baltimore, Maryland metropolitan area.

Note 7 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”) in an amount equal to at least 1% of the unpaid principal balances of the Bank’s residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value. This restricted stock is carried at cost.

Note 8 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	June 30, 2004	December 31,		Useful Life in Years
		2003	2002
	(Unaudited)
Land	$1,128,289	$1,128,289	$1,128,289	—
Office building	5,076,492	5,020,556	4,868,460	40
Furniture, fixtures and equipment	1,210,950	1,199,342	1,185,257	3-10

	7,415,731	7,348,187	7,182,006
Accumulated depreciation	1,460,201	1,298,671	995,336

	$5,955,530	$6,049,516	$6,186,670

The provision for depreciation charged to operations for the six months ended June 30, 2004 and June 30, 2003 and for the years ended December 31, 2003 and 2002 amounted to $161,530, $156,633, $303,335 and $304,583, respectively.

During the year ended December 31, 2002, the Bank entered into an operating lease for the premises of its branch office in Edgewood, Maryland. Rental expense under this lease for the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002 was $12,109, $11,530, $23,798 and $22,326, respectively. At December 31, 2003 the minimum rental commitments under the noncancellable lease are as follows:

Year Ended December 31,	Total
2004	$24,608
2005	25,838
2006	8,752

$59,198

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 8 - Premises and Equipment - Continued

Holdings has negotiated and rented office space to non-bank tenants in the Churchville Road property under various noncancellable operating leases. Credit is extended based on an evaluation of the lessee’s financial condition and, generally, collateral is not required. These leases included commitments to provide for various tenant-finishing costs, which approximated $64,700 at December 31, 2003.

The cost and accumulated depreciation of the property, which is included in premises and equipment of the Bank, was $5,326,669 and $281,513 and $5,270,937 and $212,757, respectively, at June 30, 2004 and December 31, 2003.

Future minimum rentals to be received from non-Bank tenants under noncancellable operating leases in effect at December 31, 2003, and in the aggregate, are as follows:

2004	$105,332
2005	119,531
2006	123,181
2007	119,917
2008	107,372
Thereafter	6,071

$581,404

Note 9 - Deposits

The Bank has the following interest bearing deposits:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
NOW and money market demand account deposits	$18,888,863	$18,857,024	$19,159,725
Savings deposits	12,564,127	12,734,048	10,144,343
Certificates of deposit	68,980,073	66,231,614	68,461,665

	100,433,063	97,822,686	97,765,733
Accrued interest on deposits	972	854	1,981

	$100,434,035	$97,823,540	$97,767,714

The aggregate amount of certificates of deposit accounts with a minimum denomination of $100,000 was $17,085,691, $16,518,042 and $12,882,987 as of June 30, 2004 and December 31, 2003 and 2002, respectively. Deposits in excess of $100,000 are not federally insured.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 9 - Deposits - Continued

Scheduled maturities of certificates of deposit are as follows:

	June 30, 2004	December 31, 2003
	(Unaudited)
Maturing Within
One year	$37,246,866	$38,642,959
Two years	12,299,935	11,181,361
Three years	5,332,486	4,819,007
Four years	6,733,861	4,779,315
Five years	7,366,925	6,808,972
Total	$68,980,073	$66,231,614

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Interest Expense on Deposits
NOW and money market demand account deposits	$76,310	$123,654	$200,266	$341,375
Savings deposits	57,050	79,983	145,376	156,051
Certificates of deposit	1,073,046	1,439,165	2,727,908	3,275,996

	$1,206,406	$1,642,802	$3,073,550	$3,773,422

Note 10 - Borrowings

The Bank has a line of credit from the Federal Home Loan Bank of Atlanta (“FHLB”). The line is secured by the FHLB stock and a blanket lien on mortgages. There is no set limit. Each borrowing is evaluated on a case-by-case basis by the lender.

At June 30, 2004 and December 31, 2003 and 2002, outstanding borrowings were $29,500,000, $16,500,000 and $1,500,000, respectively. Borrowings at June 30, 2004 consisted of $15,000,000 of short term fixed rate FHLB advances with interest rates ranging from 1.57% to 2.46%, a $3,000,000 short term variable rate FHLB advance with a rate of 1.70% and $11,500,000 of long term fixed rate FHLB advances with rates ranging from 2.08% to 4.90%. Borrowings at December 31, 2003 consisted of a $5,000,000 short term fixed rate FHLB advance bearing interest at 1.34% and $11,500,000 of long term fixed rate advances with rates ranging from 2.08% to 4.90%. The maturities of these advances are as follows:

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 10 - Borrowings - Continued

	June 30, 2004	December 31, 2003	December 31, 2002
	(Unaudited)
Due Within
One year	$18,000,000	$5,000,000	$—
Two years	5,000,000	5,000,000	—
Three years	5,000,000	5,000,000	—
Four years	—	—	—
Five years	1,500,000	1,500,000	1,500,000

	$29,500,000	$16,500,000	$1,500,000

Note 11- 401(k) Plan and Deferred Compensation Agreement

The Bank has a 401(k) plan. Employees may contribute up to $10,500 per year. The Bank will match 25% of the employee’s contribution. The Bank’s cost was $4,450, $3,988, $8,289 and $7,154, respectively, for the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002.

The Bank has a deferred compensation agreement with one of its former officers. The liability under this agreement was accrued by charges to operating expense during prior periods. The liability balances were $69,086, $72,975, and $84,200 at June 30, 2004 and December 31, 2003 and 2002, respectively.

Note 12- Retained Earnings

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting principles. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 12- Retained Earnings- Continued

The following table presents the Bank’s capital position.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	%	Amount	%	Amount	%
June 30, 2004 (Unaudited)
Tangible (1)	$11,030,830	7.51%	$2,204,645	1.50%	N/A	N/A
Tier I capital (2)	11,030,830	14.84%	N/A	N/A	$4,459,875	6.00%
Core (leverage) (1)	11,030,830	7.51%	5,879,052	4.00%	7,348,815	5.00%
Risk-weighted (2)	11,418,019	15.36%	5,946,500	8.00%	7,433,126	10.00%

December 31, 2003
Tangible (1)	$10,966,235	8.66%	$1,898,735	1.50%	N/A	N/A
Tier I capital (2)	10,966,235	15.79%	N/A	N/A	$3,166,880	6.00%
Core (leverage) (1)	10,966,235	8.66%	5,063,293	4.00%	6,329,116	5.00%
Risk-weighted (2)	11,328,424	16.31%	5,555,840	8.00%	6,944,800	10.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	%	Amount	%	Amount	%
December 31, 2002
Tangible (1)	$10,904,156	9.84%	$1,662,180	1.50%	N/A	N/A
Tier I capital (2)	10,904,156	18.60%	N/A	N/A	$3,518,340	6.00%
Core (leverage) (1)	10,904,156	9.84%	4,432,481	4.00%	5,540,601	5.00%
Risk-weighted (2)	11,228,045	19.15%	4,691,120	8.00%	5,863,900	10.00%

(1)	To adjusted total assets.
(2)	To risk-weighted assets.

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above table:

		December 31,
	June 30, 2004	2003	2002
	(Unaudited)
Total equity	$10,975,910	$10,940,731	$10,910,485
Adjustment for accumulated other comprehensive (income) loss	54,920	25,504	(6,329)

Tangible, Tier 1 and Core capital	11,030,830	10,966,235	10,904,156
Allowance for loan losses	387,189	362,189	323,889

Risk-weighted capital	$11,418,019	$11,328,424	$11,228,045

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 12- Retained Earnings - Continued

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts, which qualified as deductions for federal income tax purposes prior to December 31, 1987, are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate and mortgage loans must be maintained at the December 31, 1987 level to receive current tax deductions for loan losses. Retained earnings at June 30, 2004 and December 31, 2003 and 2002 include $1,580,150, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $610,254.

Note 13- Income Taxes

The income tax provision (benefit) consists of the following for the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002.

	June 30,		December 31,
	2004	2003	2003	2002
	(Unaudited)
Current
Federal	$37,523	$14,839	$29,552	$(118,524)
State	8,240	3,710	7,647	(15,539)

	45,763	18,549	37,199	(134,063)
Deferred
Federal	(9,214)	(11,906)	(23,812)	59,988
State	(2,043)	(2,637)	(5,274)	13,282

	(11,257)	(14,543)	(29,086)	73,270

	$34,506	$4,006	$8,113	$(60,793)

The amounts computed by applying the statutory federal income tax rate to the income before taxes is greater than the taxes provided for the following reasons:

	Six Months Ended June 30,
	2004		2003
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(Unaudited)
Tax at statutory rate	$33,694	34.00%	$11,782	34.00%
Increases (Decreases) in Taxes
State tax net of federal income tax benefit	4,090	4.12%	708	2.04%
Surtax exemption	(3,767)	(3.80)%	(5,400)	(15.58)%
Other	489.49%		(3,084)	(8.89)%

	$34,506	34.81%	$4,006	11.57%

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 13- Income Taxes - Continued

	Years Ended December 31,
	2003		2002
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Tax at statutory rate	$23,865	34.00%	$(58,274)	(34.00)%
Increases (Decreases) in Taxes
State tax net of federal income tax benefit	1,566	2.23	(1,489)	(.80)
Surtax exemption	(11,605)	(16.53)	—	—
Othervb	(5,713)	(8.14)	(1,030)	(.60)

	$8,113	11.56%	$(60,793)	(35.40)%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2004 and December 31, 2003 and 2002 are presented below:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Deferred Tax Assets:
Allowance for loan losses	$149,532	$139,876	$125,086
Deferred compensation	26,681	28,183	32,518
Allowance for uncollected interest	4,723	1,620	2,319
Market value adjustment on available for sale securities	34,556	16,047	—
Other	4,174	4,174	—

Total gross deferred tax assets	219,666	189,900	159,923

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Deferred Tax Liabilities:
Market value adjustment on available for sale securities	—	—	(3,980)
Federal Home Loan Bank of Atlanta stock dividends	(99,971)	(99,971)	(99,971)
Depreciation	(92,291)	(92,291)	(107,449)

Total gross deferred tax liabilities	(192,262)	(192,262)	(211,400)

Net deferred tax assets (liabilities)	$27,404	$(2,362)	$(51,477)

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 14 - Disclosures About Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest bearing deposits in other banks, accrued interest receivable and accrued interest payable due to the short-term nature of these investments. Fair value is based upon market prices quoted by dealers for investment securities and mortgage backed securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities. The fair value of borrowings is estimated using discounted cash flow analyses, based on rates currently available to the Bank for borrowings with similar terms and remaining maturities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments and lines of credit. The loan commitments were a blended rate based on the relative risk of the properties involved and the lines of credit are at adjustable rates.

The estimated fair values of the Bank’s financial instruments are as follows:

	June 30,		December 31,
	2004		2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)		(In thousands)
Financial Assets
Cash and due from banks and federal funds sold	$3,475	$3,475	$3,498	$3,498	$6,491	$6,491
Investment securities available for sale and Federal Home Loan Bank of Atlanta stock	9,363	9,363	8,674	8,674	7,016	7,016
Investment securities held to maturity	3,994	3,909	3,993	3,980	7,000	7,065
Mortgage backed securities held to maturity	8,450	8,362	10,266	10,223	9,257	9,425
Loans receivable - net	114,833	111,524	93,210	94,291	73,814	77,312
Accrued interest receivable	395		377	377	408	408

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (All information as of and for the period ended June 30, 2004 and 2003 is unaudited)

Note 14 - Disclosures About Fair Value of Financial Instruments - Continued

	June 30,		December 31,
	2004		2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Unaudited)		(In thousands)

Financial Liabilities
Deposits	$100,434	$100,718	$97,824	$98,341	$97,768	$98,457
Borrowings	29,500	29,422	16,500	16,534	1,500	1,558
Accrued interest payable	49	49	41	41	14	14

Financial Instruments - Off-Balance Sheet
Loan commitments	$—	$—	$—	$—	$—	$—
Lines of credit	—	—	—	—	—	—

Note 15- Plan of Reorganization (Unaudited)

On June 21, 2004, the Board of Directors of the Bank adopted the Plan of Reorganization pursuant to which the Bank will reorganize into the federal mutual holding company form of organization as a wholly-owned subsidiary of SFSB, Inc. (the “Stock Holding Company”), which in turn will be a majority-owned subsidiary of Slavie Bancorp, MHC. Following receipt of all required regulatory approvals, the approval of the members of the Bank entitled to vote on the Plan of Reorganization, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Following completion of the Reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as the Bank conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates, or other terms of the Bank’s loans or deposit accounts and the deposit accounts will continue to be insured by the FDIC to the same extent prior to the Reorganization.

The Stock Holding Company will conduct a stock offering of up to 45.0% of the aggregate total voting stock of the Stock Holding Company, pursuant to the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision (“OTS”). The Stock Holding Company stock will be offered to eligible account holders, tax-qualified employee plans and to the public.

The costs associated with the Reorganization have been deferred and will be deducted from the proceeds from the sale of stock. If the Reorganization does not occur, related expenses will be deducted from current income. Costs incurred through June 30, 2004 were $10,000.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

Note 15- Plan of Reorganization (Unaudited) - Continued

Under the regulations of the Office of Thrift Supervision (“OTS”), the Bank will not be permitted to pay dividends on its stock after the Reorganization if its regulatory capital would thereby be reduced below the amount then required for the Bank’s regulatory capital requirements. Federal regulations also preclude any repurchase of the stock for three years after the reorganization except for an offer made on a pro rata basis to all stockholders of the Bank and with the prior approval of the OTS. The Bank may, however, make capital distributions up to 100% of its net income plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year, subject to the aforementioned restrictions, and the Bank has not been notified that it is in need of more than normal supervision. As of June 30, 2004, the Bank has not been notified that it requires more than normal supervision.

Note 16- Recent Accounting Pronouncements

In November, 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Bank does not issue any guarantees that would require liability recognition or disclosure. Adoption of FIN 45 did not have a significant impact on the Bank’s financial condition or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interest in special-purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004. The adoption of this Interpretation did not have and is not expected to have an impact on the Bank’s financial condition or results of operations.

In April 2003, the FASB issued Statement No. 149, “Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.” This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Bank’s financial condition or results of operations.

SLAVIE FEDERAL SAVINGS BANK AND SUBSIDIARIES

Note 16- Recent Accounting Pronouncements - Continued

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Bank’s financial condition or results of operations.

Note 17- Related Party Transactions

Since August 2003, Mr. James Benson Brown, a Director of the Bank, has provided the Bank with real estate consulting services. For the six months ended June 30, 2004 and the year ended December 31, 2003, the Bank paid Mr. Brown $3,773 and $8,167, respectively, for these services.

In June 2004 the Bank sold its ground rent portfolio to an entity controlled by Mr. Brown for $54,300 and recognized a loss on the sale of $102,166. The sale was approved by the Bank’s Board of Directors, other than Mr. Brown and Mr. Thomas L. Drechsler (who has served as counsel to Mr. Brown on unrelated matters).

Mr. Drechsler currently serves as the Bank’s general counsel through Kearny Drechsler, LLC, of which Mr. Drechsler is a 50% owner. For the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003 and 2002, the Bank paid law firms that Mr. Drechsler was associated with, $1,490, $1,616, $10,281 and $8,327, respectively. Through Universal Title, LLC (“Universal”), Mr. Drechsler also provides settlement related services to borrowers in connection with loans originated by the Bank. Universal is compensated by the borrower. For the six months ended June 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002, borrowers paid Universal $127,045, $86,039, $266,509 and $47,063, respectively, for those services.

You should rely only on the information contained in this prospectus or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Slavie Federal Savings Bank or SFSB, Inc. may change after the date of this prospectus. Delivery of this prospectus and sales of shares made hereunder does not mean otherwise.

SFSB, INC.

Proposed Holding Company for Slavie Federal Savings Bank

1,164,375 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Sandler O’Neill & Partners, L.P.

                         , 2004

Until the later of                              or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Article XII of SFSB, Inc.’s Bylaws provides that SFSB, Inc. shall indemnify its directors, officers and employees if certain requirements are met. Article XII of SFSB, Inc.’s Bylaws states:

The Company shall indemnify its directors, officers, and employees in accordance with the following requirements:

(a) Definitions and rules of construction.

(1) Definitions for purposes of this Article.

(i) Action. The term “action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii) Court. The term “court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii) Final judgment. The term “final judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv) Settlement. The term “settlement” includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

(2) Use of References. References in this Article to any individual or other person, including the Company, shall include legal representatives, successors, and assigns thereof.

(b) General. Subject to 12 C.F.R. § 545.121, 12 U.S.C. § 1821(k) and paragraph (c) of this Article, the Company shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of the Company for:

(1) Any amount for which that person becomes liable under a judgment in such action; and

(2) Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this Article if he or she attains a favorable judgment in such enforcement action.

(c) Requirements. Indemnification shall be made to such person under paragraph (b) of this Article only if:

(1) Final judgment on the merits is in his or her favor; or

(2) In case of:

(i) Settlement,

(ii) Final judgment against him or her, or

(iii) Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the Company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Company.

However, no indemnification shall be made unless the Company gives the Office at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Director of the Office advises the Company in writing, within such notice period, of its objection thereto.

(d) Insurance. The Company may obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers, or employees. However, the Company may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

(e) Payment of Expenses. If a majority of the directors of the Company concludes that, in connection with an action, any person ultimately may become entitled to indemnification under this Article, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys’ fees, arising from the defense or settlement of such action. Nothing in this paragraph (e) shall prevent the directors of the Company from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Company. Before making advance payment of expenses under this paragraph (e), the Company shall obtain an agreement that the Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

(f) Exclusiveness of provisions. The Company shall not indemnify any person referred to in paragraph (b) of this Article or obtain insurance referred to in paragraph (d) of this Article other than in accordance with this Article. However, if Section 545.121 of the Office’s Regulations (12 C.F.R. § 545.121) is amended, the Company shall indemnify its officers and employees in accordance with the revised provisions of Section 545.121.

Item 25. Other Expenses Of Issuance And Distribution

Payable to	Type of Fee	Total Cost
Ober, Kaler, Grimes & Shriver, a Professional Corporation	Legal Fees and Expenses (including Blue Sky Fees)*	$175,000
Sandler O’Neill & Partners, L.P.** (including fees for underwriter’s counsel)	Selling Agent Fees*	$171,000
RR Donnelley Financial	Printing, Postage, EDGAR and Mailing*	$80,000
RP Financial, LC	Business Plan Fees and Expenses	$28,000
Feldman Financial Advisors, Inc.	Appraisal Fees and Expenses	$25,000
Beard Miller Company LLP	Accounting Fees and Expenses*	$55,000
Office of Thrift Supervision	Filing Fees	$14,400
Securities and Exchange Commission	Filing Fees	$1,697
Sandler O’Neill & Partners, L.P.	Conversion Agent/Transfer Agent Fees*	$28,000
	Other Expenses*	$17,903
	Total*	$596,000

*	Estimated
**	SFSB, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offering.

Item 26. Recent Sales of Unregistered Securities

Not Applicable.

Item 27. Exhibits

The exhibits filed as part of this registration statement are as follows:

(a)	List of Exhibits

*1.1	Engagement Letter by and between Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P. to serve as Independent Financial Adviser

*1.2	Engagement Letter between Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P. to serve as conversion agent

1.3	Form of Agency Agreement by and among SFSB, Inc., Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P.

2	Slavie Federal Savings Bank Second Amended and Restated Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan

*3.1	Federal Stock Charter of SFSB, Inc.

3.2	Bylaws of SFSB, Inc.

4	Form of Common Stock certificate of SFSB, Inc.

5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding the legality of the securities being registered

8	Federal and State Tax Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation

10.1	Form of Employee Stock Ownership Plan

10.2	Form of Employment Agreement between Slavie Federal Savings Bank and Philip E. Logan

10.3	Form of Employment Agreement between Slavie Federal Savings Bank and Charles E. Wagner, Jr.

10.4	Form of Employment Agreement between Slavie Federal Savings Bank and Sophie T. Wittelsberger

*10.5	Lease Agreement between Benefield Properties, LLC and Slavie Federal Savings Bank

*21	Subsidiaries of Registrant

*23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinions included herein as Exhibits 5 and 8)

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Feldman Financial Advisors, Inc.

*24	Power of Attorney (contained herein on page II-6)

*99.1	Appraisal Agreement by and between Slavie Federal Savings Bank and Feldman Financial Advisors, Inc.

#99.2	Appraisal Report of Feldman Financial Advisors, Inc.

*99.3	Letter of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.4	Marketing Materials

99.5	Stock Order and Acknowledgement Form

*	Previously filed.
#	Supporting Financial Schedules filed pursuant to Rule 202 of Regulation S-T. This means that the Supporting Financial Schedules are not available electronically. You may contact the Securities and Exchange Commission at 1-800-SEC-0330 for further information on obtaining a copy of the Supporting Financial Schedules.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this pre-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, in Bel Air, Maryland on November 1, 2004.

SFSB, Inc.

By:	/s/ Philip E. Logan
Philip E. Logan President, Chairman & CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Name	Position	Date

/s/ Philip E. Logan Philip E. Logan	President, CEO, Chairman and Principal Executive Officer; Director	November 1, 2004

Name	Position	Date

/s/ Ronald W. Robinson Ronald W. Robinson	Chief Financial Officer, Treasurer, Principal Financial Officer and Principal Accounting Officer	November 1, 2004

* Leonard M. Blight, Jr.	Director	November 1, 2004

* J. Benson Brown	Director	November 1, 2004

* Thomas J. Drechsler	Director	November 1, 2004

* Robert M. Stahl	Director	November 1, 2004

* James D. Wise	Director	November 1, 2004

/s/ Charles E. Wagner, Jr. Charles E. Wagner, Jr.	Senior Vice President and Secretary; Director	November 1, 2004

*Pursuant to the Powers of Attorney filed as Exhibit 24 to the Registration Statement on Form SB-2 for SFSB, Inc. on September 20, 2004.

By:	/s/ Philip E. Logan Philip E. Logan	Chairman and Chief Executive Officer (principal executive officer)

INDEX TO EXHIBITS

*1.1	Engagement Letter by and between Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P. to serve as Independent Financial Adviser

*1.2	Engagement Letter between Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P. to serve as conversion agent

1.3	Form of Agency Agreement by and among SFSB, Inc., Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P.

2	Slavie Federal Savings Bank Second Amended and Restated Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan

*3.1	Federal Stock Charter of SFSB, Inc.

3.2	Bylaws of SFSB, Inc.

4	Form of Common Stock certificate of SFSB, Inc.

5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding the legality of the securities being registered

8	Federal and State Tax Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation

10.1	Form of Employee Stock Ownership Plan

10.2	Form of Employment Agreement between Slavie Federal Savings Bank and Philip E. Logan

10.3	Form of Employment Agreement between Slavie Federal Savings Bank and Charles E. Wagner, Jr.

10.4	Form of Employment Agreement between Slavie Federal Savings Bank and Sophie T. Wittelsberger

*10.5	Lease Agreement between Benefield Properties, LLC and Slavie Federal Savings Bank

*21	Subsidiaries of Registrant

*23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinions included herein as Exhibits 5 and 8)

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Feldman Financial Advisors, Inc.

*24	Power of Attorney (contained herein on page II-6)

*99.1	Appraisal Agreement by and between Slavie Federal Savings Bank and Feldman Financial Advisors, Inc.

#99.2	Appraisal Report of Feldman Financial Advisors, Inc.

*99.3	Letter of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.4	Marketing Materials

99.5	Stock Order and Acknowledgement Form

*	Previously filed.

#	Supporting Financial Schedules filed pursuant to Rule 202 of Regulation S-T. This means that the Supporting Financial Schedules are not available electronically. You may contact the Securities and Exchange Commission at 1-800-SEC-0330 for further information on obtaining a copy of the Supporting Financial Schedules.

INDEX TO EXHIBITS

*1.1	Engagement Letter by and between Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P. to serve as Independent Financial Adviser

*1.2	Engagement Letter between Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P. to serve as conversion agent

1.3	Form of Agency Agreement by and among SFSB, Inc., Slavie Federal Savings Bank and Sandler O’Neill & Partners, L.P.

2	Slavie Federal Savings Bank Second Amended and Restated Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan

*3.1	Federal Stock Charter of SFSB, Inc.

3.2	Bylaws of SFSB, Inc.

4	Form of Common Stock certificate of SFSB, Inc.

5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding the legality of the securities being registered

8	Federal and State Tax Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation

10.1	Form of Employee Stock Ownership Plan

10.2	Form of Employment Agreement between Slavie Federal Savings Bank and Philip E. Logan

10.3	Form of Employment Agreement between Slavie Federal Savings Bank and Charles E. Wagner, Jr.

10.4	Form of Employment Agreement between Slavie Federal Savings Bank and Sophie T. Wittelsberger

*10.5	Lease Agreement between Benefield Properties, LLC and Slavie Federal Savings Bank

*21	Subsidiaries of Registrant

*23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in their opinions included herein as Exhibits 5 and 8)

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Feldman Financial Advisors, Inc.

*24	Power of Attorney (contained herein on page II-6)

*99.1	Appraisal Agreement by and between Slavie Federal Savings Bank and Feldman Financial Advisors, Inc.

#99.2	Appraisal Report of Feldman Financial Advisors, Inc.

*99.3	Letter of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.4	Marketing Materials

99.5	Stock Order and Acknowledgement Form

*	Previously filed.

#	Supporting Financial Schedules filed pursuant to Rule 202 of Regulation S-T. This means that the Supporting Financial Schedules are not available electronically. You may contact the Securities and Exchange Commission at 1-800-SEC-0330 for further information on obtaining a copy of the Supporting Financial Schedules.